Execution Version

CONVERTIBLE NOTE PURCHASE AGREEMENT

among

CHINA CORD BLOOD CORPORATION

and

KKR CHINA HEALTHCARE INVESTMENT LIMITED

Dated April 12, 2012

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

SCHEDULES

SCHEDULE 1	PART A –	PARTICULARS OF THE COMPANY

	PART B –	PARTICULARS OF OTHER OFFSHORE COMPANIES

	PART C –	PARTICULARS OF THE OTHER ONSHORE COMPANIES

	PART D –	STRUCTURE CHART

SCHEDULE 2	COMPANY WARRANTIES

SCHEDULE 3	INVESTOR WARRANTIES

SCHEDULE 4	LIST OF SENIOR MANAGERS

EXHIBITS

EXHIBIT A	TERMS OF THE NOTES

EXHIBIT B	CERTIFICATE OF INCUMBENCY AND AUTHORITY

Exhibit c	director indemnification agreement

Exhibit D	INDEMNIFICATION PRIORITY AND INFORMATION SHARING AGREEMENT

Exhibit E	[REserved]

Exhibit F	cAYMAN ISLANDS LEGAL OPINION

Exhibit G	[REserved]

Exhibit H	HONG KONG LEGAL OPINION

Exhibit I	NEW YORK LEGAL OPINION

Exhibit J	POST-COMPLETION COVENANTS

Exhibit K	REGISTRATION RIGHTS AGREEMENT

Execution Version

CONVERTIBLE NOTE PURCHASE AGREEMENT (this "Agreement") made on April 12, 2012

AMONG:

(1)	CHINA CORD BLOOD CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the "Company"); and

(2)	KKR CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the "Investor").

RECITALS:

(A)	The Company is listed on the New York Stock Exchange, Inc.

(B)	The Company owns all of the issued shares of China Cord Blood Services Corporation, a Cayman Islands exempted company ("CCBS"). CCBS owns all of the issued shares of China Stem Cells Holdings Limited, a Cayman Islands exempted company ("CSC Holdings"). CSC Holdings owns (i) all of the issued shares of each of China Stem Cells (East) Company Limited, a British Virgin Islands company ("East BVI"), China Stem Cells (West) Company Limited, a British Virgin Islands company ("West BVI"), China Stem Cells (North) Company Limited, a British Virgin Islands company ("North BVI"), China Stem Cells (East) Company Limited, a Hong Kong company ("East HK"), China Stem Cells (West) Company Limited, a Hong Kong company ("West HK"), China Stem Cells (North) Company Limited, a Hong Kong company ("North HK"), and China Stem Cells (South) Company Limited, a Hong Kong company ("South HK"); and (ii) ninety percent (90%) of the issued shares of China Stem Cells (South) Company Limited, a British Virgin Islands company ("South BVI"). East HK owns eighty-three percent (83%) of the issued shares of Favorable Fort Limited, a Hong Kong company ("FF HK"). FF HK owns one hundred percent (100%) equity interest in Jinan Baoman Science & Technology Development Company Limited, a wholly foreign-owned enterprise established in the PRC (as defined below), which in turn owns twenty-four percent (24%) equity interest in Shandong Qilu Stem Cells Engineering Company Limited, a PRC limited liability company.

(C)	CSC Holdings owns one hundred percent (100%) equity interest in Beijing Jiachenhong Biological Technologies Company Limited, a wholly foreign-owned enterprise established in the PRC ("Jiachenhong"). Jiachenhong owns ninety percent (90%) equity interest in Zhejiang Lukou Biotechnology Company Limited, a PRC limited liability company ("Lukou"). South BVI owns one hundred percent (100%) equity interest in Guangzhou Municipality Tianhe Nuoya Bio-engineering Company Limited, a wholly foreign-owned enterprise established in the PRC ("Nuoya"). The holding structure of the Group (as defined below) is set forth in the Structure Chart attached as Part D of Schedule 1.

(D)	Upon the terms and conditions set forth in this Agreement, the Company has authorized the issuance of senior unsecured convertible notes in the aggregate principal amount of US$65,000,000 (United States Dollars Sixty-Five Million) in the form attached hereto as Exhibit A (the “Notes”) which Notes shall be convertible into ordinary shares of US$0.0001 par value per share in the capital of the Company (the “Shares”) in accordance with the terms of the Notes.

AGREEMENT:

Section 1
INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

"1933 Act" means the Securities Act of 1933 of the United States of America, as amended, and the rules and regulations promulgated thereunder.

"1934 Act" means the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations promulgated thereunder.

"Affiliate" of a Person (the "Subject Person") means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person. In the case of the Investor, the term "Affiliate" includes (v) any shareholder of the Investor, (w) any of such shareholder's general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such individuals referred to in (w) or (x).

"Anti-Corruption Laws" means the FCPA, the UK Bribery Act 2010 (and, in relation to conduct prior to 1 July 2011, the Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906 (together with the UK Bribery Act 2010, as amended, the "UK Corruption Laws") and any other anti-bribery or anti-corruption laws applicable to the Company or any of its Affiliates (including such laws in the PRC). For these purposes, the offences created by the FCPA and the UK Corruption Laws shall be deemed to apply to the Affiliates of the Company in respect of acts or omissions by them which may directly or indirectly constitute a breach by the Company or the relevant Affiliates of such law, irrespective of the jurisdictional scope of those offences.

"Board" means the board of directors of the Company.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York City are required or authorized by law or executive order to be closed.

"China" or the "PRC" means the People's Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

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"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company Charter Documents" means the Memorandum and Articles of Association of the Company.

"Company Financial Statements" means, for any Financial Year, the consolidated balance sheet and the consolidated statements of income and cash flows of the Company for such Financial Year, prepared and audited by a Big 4 Accounting Firm in accordance with US GAAP.

"Completion" means the completion and closing of the purchase of the Notes.

"Completion Date" means the date and time at which Completion takes place.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such liability shall be protected (in whole or in part) against loss with respect thereto.

"Control" of a Person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

"Conversion Price" means US$2.838.

"Conversion Shares" means Shares issued upon conversion of any Note.

"Disclosure Letter" means the disclosure letter delivered by the Company to the Investor on the date hereof.

"Encumbrance" means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security interest or any other encumbrance but which has an economic or financial effect similar to the granting of security interest or any other encumbrance under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

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"Equity Securities" means, with respect to any Person, such Person's shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person). Unless the context otherwise requires, any reference to "Equity Securities" refers to the Equity Securities of the Company.

"Exempted Issuance" means (a) any issuance of the Conversion Shares and (b) the issuance of Shares or Equity Securities convertible into Shares for up to five percent (5%) of the issued share capital of the Company as of the date of this Agreement on a non-diluted basis under the Existing Share Incentive Scheme.

"Existing Financial Statements" means (i) the Company Financial Statements for the Financial Year ended March 31, 2011 and (ii) the consolidated balance sheet and the consolidated statements of income and cash flows of the Company for the quarter ended December 31, 2011, in each case prepared in accordance with US GAAP.

"Existing Repurchase Program" means the share repurchase program approved by the Board on August 3, 2011 in the aggregate amount of US$15 million for 12 months continuing until August 2, 2012, which does not obligate the Company to acquire any particular amount of ordinary shares and may be commenced, suspended or discontinued at any time or from time to time in the Company’s discretion without prior notice.

"Existing Share Incentive Scheme" means the restricted share unit scheme approved by the shareholders at the annual general meeting on February 18, 2011, which has a mandate limit of granting rights to receive ordinary shares, not exceeding 10.0% of issued and outstanding share capital from time to time, to directors, officers, employees and or consultants of the Company and the other Group Members.

"FCPA" means the U.S. Foreign Corrupt Practices Act, as amended.

"Financial Year" means the financial year of the Company, which ends on March 31 of each calendar year.

"GM Lock-Up Agreement" means the GM Lock-Up Agreement dated as of the date hereof by and among the Investor, GM Stem Cells and Golden Meditech.

"GM Stem Cells" means Golden Meditech Stem Cell (BVI) Company Limited, a company incorporated and existing under the laws of the British Virgin Islands with its registered office at PO Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

"Golden Meditech" means Golden Meditech Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at P.O. Box 1350 GT Clifton House 75 Fort Street, George Town, Grand Cayman, Cayman Islands.

"Governmental Authority" means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign, in each case having competent jurisdiction.

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"Group" means the Company and its direct and indirect Subsidiaries, and "Group Member" means any of them.

"Group Representative" means any director, officer, agent, employee, consultant, professional advisor or other Person acting for or on behalf of any Group Member or Affiliate of any Group Member.

"Hong Kong" means the Hong Kong Special Administrative Region of the PRC.

"Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a capital lease in accordance with generally accepted accounting principles, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

"Indemnification Priority and Information Sharing Agreement" means the agreement, in the form of Exhibit D, to be entered into by the Investor, the Company and a certain Affiliate of the Investor in relation to the allocation of indemnification amounts and advancements to the Nominee Director.

"NYSE" means the New York Stock Exchange, Inc. or any successor thereto.

"Onshore Companies" means the legal entities set forth in Schedule 1 and all other legal entities established in the PRC in which any of the foregoing legal entities directly or indirectly owns any interest.

"Party" or "Parties" means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

"Person" means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

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"PFIC Tax Rate" means the highest aggregate overall rate of tax and interest applicable to an individual investor assuming that the individual is a resident of New York City with respect to a disposition, or an excess distribution, as applicable, taking into account the provisions of Section 1291 of the Code including for avoidance of doubt the interest charge calculated pursuant to Section 1291(c)(3) of the Code.

"Principal Business" means the business of the Group, being cord blood banking and related services.

"Pro Rata Share" means the proportion that the number of the Shares held by the Investor on an as converted basis bears to the aggregate number of Shares.

"Registration Rights Agreement" means the Registration Rights Agreement, in the form of Exhibit K, to be executed at Completion by and between the Company and the Investor.

"Related Party" means (a) any Affiliate of any Group Member and (b) any director or officer of any Group Member or any Affiliate thereof.

"Relative" of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, first cousin, uncle, aunt, nephew, niece or in-laws of such person or spouse.

"SEC" means the United States Securities and Exchange Commission or any successor thereto.

"Senior Management Lock-Up Agreements" means the Lock-Up Agreements dated as of the date hereof by and among the Investor and each of the Senior Managers.

"Senior Managers" means the senior managers and key employees of the Group set forth in Schedule 4.

"Subsidiary" of any Person (the "Parent") means any Person directly or indirectly Controlled by the Parent.

"Target Completion Date" means June 10, 2012.

"Tax" means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the PRC, the United States or elsewhere and any interest, addition to tax, penalty, surcharge or fine in connection therewith.

"Tax Authority" means any Governmental Authority which imposes any Tax in any jurisdiction.

"Tax Returns" means any and all reports, returns, declarations, disclosures, or statements supplied or required to be supplied to a Tax Authority in connection with any Tax, including any schedule, attachment or amendment thereto.

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"Trading Day" has the meaning set forth in Exhibit A.

"Transaction Documents" means this Agreement, the Notes, the Registration Rights Agreement, the Indemnification Priority and Information Sharing Agreement, the Indemnification Agreement, the GM Lock-Up Agreement and the Senior Management Lock-Up Agreements.

"US GAAP" means the generally accepted accounting principles as applied in the United States.

"US$" means United States Dollars, the lawful currency of the United States of America.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

"Agreement"	Preamble
"CCBS"	Recital B
"Company"	Preamble
"Company Warranties"	Section 6.1
"Confidential Information"	Section 7.1
"Consideration"	Section 2.1
"CSC Holdings"	Recital B
"DTC"	Section 8.23
"East BVI"	Recital B
"East HK"	Recital B
"Expiration Date"	Section 10.4
"Fees and Expenses"	Section 10.1
"FF HK"	Recital B
"Indemnification Agreement"	Section 3.1(j)
"Indemnified Party"	Section 11.1
"Indemnifying Party"	Section 11.1
"Investment Value"	Section 8.1(c)
"Investor"	Preamble
"Investor Warranties"	Section 6.2
"Issuance Notice Period"	Section 8.15(c)
"Jiachenhong"	Recital C
"Losses"	Section 11.1
"Lukou"	Recital C
"Nominee Director"	Section 8.14
"Nominee Director Designee"	Section 8.14
"North BVI"	Recital B
"North HK"	Recital B
"Notes"	Recital D
"Nuoya"	Recital C
"PFIC"	Section 10.4
"PFIC Damage Amount"	Section 10.4
"Preemptive Right"	Section 8.15(a)
"Proceeds"	Section 2.3
"Process Agent"	Section 15.3
"Proposed Recipient"	Section 8.15(a)
"Reporting Period"	Section 8.4
"Representatives"	Section 7.1
"Shares"	Recital D
"South BVI"	Recital B
"South HK"	Recital B
"Special Events"	Section 9.1
"Value of the Equity Securities"	Section 8.1(c)
"West BVI"	Recital B
"West HK"	Recital B

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1.3	Interpretation.

(a)	Directly or Indirectly. The phrase "directly or indirectly" means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and "direct or indirect" has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. "Include," "including," "are inclusive of" and similar expressions are not expressions of limitation and shall be construed as if followed by the words "without limitation."

(e)	Law. References to "law" shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and "lawful" shall be construed accordingly.

(f)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words "hereof," "hereunder" and "hereto," and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(g)	Share Calculations. In calculations of share numbers, references to a (i) "fully diluted basis" mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged; and (ii) on an "as converted basis" means that the calculation is to be made assuming that the Notes in question have been converted, but not assuming the exercise or conversion of any other options, warrants or other Equity Securities that are convertible into Shares. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any bonus share issue, share subdivision, share consolidation or combination, share split, recapitalization, reclassification or similar event affecting the Shares after such date.

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(h)	Knowledge. Where any statement is qualified by the expression "to the best of a Person’s knowledge" or any similar expression, that statement shall, unless otherwise stated, be deemed to refer to the knowledge of a prudent Person in the position of such Person who shall be deemed to have knowledge of such matters as he would have discovered, had he made such enquiries and investigations as a prudent Person would have made to confirm the subject matter of the statement.

(i)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(j)	Language. This Agreement is drawn up in the English language.

Section 2
sALE AND PURCHASE OF THE NOTES

2.1	Notes. Upon the terms and subject to the conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to issue and sell to the Investor at Completion, the Notes for a total purchase price of US$65,000,000 (United States Dollars Sixty-Five Million) (the "Consideration").

2.2	Consideration. The Investor shall pay the Consideration at Completion in accordance with Section 4.2(b).

2.3	Use of Proceeds. The Company shall use the proceeds from the issuance of the Notes (the "Proceeds") to make loans to its Subsidiaries to be used for general corporate purposes, which may include funding sales and marketing, increasing working capital, business expenses and capital expenditures. The Proceeds shall be transferred by the Company to its Subsidiaries by means of inter-company loans.

Section 3
CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent to Obligations of the Investor at Completion. The obligation of the Investor to complete the purchase of the Notes at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived in writing by the Investor:

(a)	the Company Warranties remaining true and correct in all material respects on the Completion Date as provided in Section 6.5, provided, however, that to the extent any portion of any Company Warranty is already qualified as to materiality, such portion of such Company Warranty as so qualified shall remain true and correct in all respect;

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(b)	the Company having performed and complied in all material respects with all of its agreements and obligations contained in the Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

(c)	the Company, Golden Meditech and GM Stem Cells having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is a party and the transactions contemplated thereby, and having provided copies of all resolutions (and all attachments thereto) described below to the Investor (each certified by a duly authorized director to be true, complete and correct copies as of the Completion Date) which corporate procedures shall include:

(i)	approval by the Board on or prior to the date hereof, each to the extent required by applicable law and Company Charter Documents, of the following:

(1)	the authorization and issuance of Notes to the Investor and the authorization and issue of the Shares to the Investor upon the conversion of the Notes; and

(2)	the execution, delivery and performance by the Company of each Transaction Document to which it is a party and all the transactions contemplated thereby;

(ii)	approval by the board of directors of each of Golden Meditech and GM Stem Cells, to the extent required by applicable law or its charter documents, of the execution, delivery and performance by such entity and the Company of each Transaction Document to which it is a party and all transactions contemplated thereby;

(d)	all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required pursuant to any applicable law of any Governmental Authority (including any anti-trust, competition or similar legal requirements in any jurisdiction), or pursuant to any contract binding on the Company or whereby its respective assets are subject or bound, to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Completion Date) having been obtained or made, and copies thereof having been provided to the Investor (each certified by a duly authorized director to be true, complete and correct copies thereof as of the Completion Date);

(e)	there being no Governmental Authority or other Person that has:

(i)	instituted or threatened any legal, arbitral or administrative proceedings or inquiry against the Company or any other Group Member to restrain, prohibit, delay or otherwise challenge the transaction contemplated hereby or under any Transaction Document or requested any information in connection with the possible institution of any such proceedings or inquiry; or

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(ii)	proposed or enacted any statute, regulation or policy which would prohibit, materially restrict, impact or delay implementation of the transactions contemplated under any Transaction Document or the operation of any Group Member or the operation of any Group Member after Completion as contemplated in the Transaction Documents;

(f)	each of the Transaction Documents having been executed by each party thereto other than the Investor and delivered to the Investor;

(g)	except as may be the result of the announcement of the transactions contemplated hereby, there having been since the date of this Agreement, (i) no material adverse change in, and no change in circumstances that has a material adverse impact on the business, operations, properties or financial condition or prospects of the Group, taken as a whole, and (ii) no material change in, and no event or circumstance that has occurred and could result in any material change or amendment to, any historical financial statement of any Group Member;

(h)	completion of all appropriate actions to elect or appoint at Completion the Nominee Director Designee to the Board and any committees thereof as selected by the Nominee Director Designee, including, if necessary, taking such appropriate actions to increase the size of the Board and such committees to effect such election or appointment;

(i)	the Company having delivered to the Investor a copy of the register of directors and officers of the Company as at the Completion Date and copies of all resolutions and documentation evidencing the composition of the Board and the committees thereof, certified by a duly authorized director of the Board to be true, complete and correct copies thereof, and reflecting that the Board (and the relevant committees) includes the Nominee Director Designee;

(j)	the Company having delivered to the Investor (i) duly executed director indemnification agreement in favor of the Nominee Director Designee, in substantially the form attached as Exhibit C hereto (“Indemnification Agreement”), (ii) duly executed Indemnification Priority and Information Sharing Agreement attached as Exhibit D hereto and (iii) evidence that directors' and officers' indemnity insurance has been provided in respect of the Nominee Director Designee in an amount, and from an insurer that is reasonably satisfactory to the Investor;

(k)	the Company having delivered evidence to the reasonable satisfaction of the Investor of the appointment of a Process Agent pursuant to Section 15.3;

(l)	the Company having delivered to the Investor a certificate of good standing issued by (i) the Cayman Islands Registrar of Companies in connection with the Company and each Subsidiary of the Company incorporated in the Cayman Islands, and (ii) the British Virgin Islands Registrar of Corporate Affairs in connection with each Subsidiary of the Company incorporated in the British Virgin Islands;

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(m)	the Company having provided a certificate of incumbency and authority in the form attached at Exhibit B;

(n)	there being no outstanding comments from the SEC regarding any filings by the Company;

(o)	the Company having delivered to the Investor (i) a certificate, dated the Completion Date and signed by an authorized signatory of the Company, certifying that the conditions set forth in paragraphs (a) through (n) of this Section 3.1 have been satisfied and (ii) such other evidence of the satisfaction of such conditions as the Investor may reasonably request;

(p)	the Investor having received legal opinions from: (i) Conyers Dill & Pearman, the Company's Cayman Islands legal counsel, in substantially the form attached hereto as Exhibit F, (ii) Junzejun, the Company's PRC legal counsel, in form and substance satisfactory to the Investor; (iii) Minter Ellison, the Company's Hong Kong legal counsel, in substantially the form attached hereto as Exhibit H, and (iv) Loeb & Loeb LLP, the Company's New York legal counsel, in substantially the form attached hereto as Exhibit I, each dated as of the Completion Date;

(q)	The board, shareholder(s) and investment committee of the Investor shall have approved the execution, delivery and performance by the Investor of this Agreement and each other Transaction Document to which it is a party and all transactions contemplated hereby or thereby; and

(r)	NYSE having conditionally approved the listing of the Conversion Shares on NYSE, subject only to official notice of issuance.

3.2	Conditions Precedent to Obligations of Company at Completion. With respect to the Investor, the Company's obligation to complete the issuance of the Notes at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived by the Company:

(a)	the Investor Warranties remaining true and correct in all material respects on the Completion Date, provided, however, that to the extent any portion of any Investor Warranty is already qualified as to materiality, such portion of such Investor Warranty as so qualified shall remain true and correct in all respect;

(b)	the Investor having performed and complied in all material respects with all of its agreements and obligations contained in this Agreement and the other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

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(c)	the Investor having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is as a party and the transactions contemplated thereby;

(d)	all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required on the part of the Investor to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Completion Date), having been obtained or made and copies thereof having been provided to the Company (each certified by a duly authorized director or officer to be true, complete and correct copies thereof as of the Completion Date);

(e)	there being no Governmental Authority or other Person that has:

(i)	instituted or threatened any legal, arbitral or administrative proceedings or inquiry against the Investor to restrain, prohibit or otherwise challenge the transaction contemplated hereby or under any Transaction Document or any other matter or requested any information in connection with the possible institution of any such proceedings or inquiry; or

(ii)	proposed or enacted any statute, regulation or policy which would prohibit, materially restrict, impact or delay the implementation of the transactions contemplated under any Transaction Document;

(f)	each of the Transaction Documents having been duly executed by each party thereto other than the Company and delivered to the Company;

(g)	the Investor having delivered to the Company a certificate of good standing issued by the Cayman Islands Registrar of Companies in connection with the Investor;

(h)	the Investor having provided a certificate of incumbency and authority in the form attached as Exhibit B;

(i)	the Investor having delivered to the Company (i) a certificate, dated the Completion Date and signed by an authorized signatory of the Investor, certifying that the conditions set forth in paragraphs (a) through (h) of this Section 3.2 have been satisfied; and

(j)	NYSE having conditionally approved the listing of the Conversion Shares issuable upon conversion of the Notes on NYSE, subject only to official notice of issuance; provided that the condition set forth in this Section 3.2(j) shall be deemed waived by the Company to the extent the failure of NYSE to approve such listing has been caused solely by the Company.

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Section 4
COMPLETION ACTIONS

4.1	Time and Place of Completion. Completion shall take place at the Hong Kong offices of Paul, Weiss, Rifkind, Wharton & Garrison, 12th Floor, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong on or before the sixteen (16th) day after all the conditions precedent set forth in Sections 3.1 and 3.2 (other than those conditions precedent that by their terms cannot be fulfilled until Completion) are satisfied or waived in writing, or at such other time and place as the Parties may agree or as may be determined pursuant to Section 4.3.

4.2	Actions at Completion. With respect to the Investor, at Completion,

(a)	the Company shall:

(i)	issue the Notes to the Investor or its nominee(s) free and clear of Encumbrances;

(ii)	duly register the Investor or its nominee(s) as the holder of the Notes in the Company's register maintained for registration or transfer of the Notes and deliver a copy of such register to the Investor, certified as a true, correct and complete copy by a director of the Company; and

(iii)	deliver to the Investor a receipt for payment of the Consideration; and

(b)	subject to Section 10, the Investor shall pay the Consideration, by wire transfer of immediately available funds to an account opened in the name of the Company, or if instructed by the Company, any Subsidiary of the Company outside the PRC in accordance with the written instructions provided by the Company to the Investor at least five (5) Business Days prior to the Completion Date.

4.3	Actions if Conditions not Fulfilled. If any condition set forth in Section 3 shall not have been fulfilled or waived in writing by the Target Completion Date,

(a)	the Investor, in the case of a failure of any of the conditions set forth in Section 3.1 by the Company, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)	defer Completion to a later date;

(ii)	so far as practicable, proceed to Completion; or

(iii)	terminate this Agreement, in accordance with Section 12.2; and

(b)	the Company, in the case of a failure of any of the conditions set forth in Section 3.2, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)	defer Completion to a later date;

(ii)	so far as practicable, proceed to Completion; or

(iii)	terminate this Agreement in accordance with Section 12.2.

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Section 5
OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND COMPLETION

5.1	Notices of Breaches. From the date hereof until the Completion Date, except as disclosed in the Transaction Documents or otherwise as contemplated thereunder, the Company shall, and shall cause each other Group Member to, conduct its business in a manner consistent with its past practice in its ordinary course of business in all material respects. The Company shall give the Investor prompt notice of any event, condition or circumstance occurring prior to the Completion Date that would constitute a breach of any terms and conditions contained in this Agreement.

5.2	Restrictions on Actions between Execution and Completion. From the date hereof until the Completion Date, other than as set forth in this Agreement or other Transaction Documents, the Company shall not, without the prior written consent of the Investor, and shall not permit any other Group Member to:

(a)	amend, modify or waive any provision or provisions of any Transaction Document;

(b)	make any distribution of profits by way of interim or final dividend, capitalization of reserves or otherwise;

(c)	appoint or change the accounting firm responsible for the audit of the Group, or make any material change of accounting or audit policies of any Group Member other than such change required by relevant accounting standards or the auditor of the Company or by law;

(d)	make any investment or any capital expenditure or incur any commitment in an aggregate amount exceeding US$5,000,000;

(e)	approve transactions exceeding US$1,000,000 involving the interest of any Related Party, or waive or make adjustments or modifications which has an effect of exceeding US$1,000,000 to the terms of any transactions involving the interests of any Related Party, in each case other than the transactions expressly contemplated in the Transaction Documents;

(f)	save for the Existing Repurchase Program, increase, reduce or cancel the authorized or issued Equity Securities of any Group Member or issue, allot, purchase or redeem any Equity Securities of any Group Member, undertake any recapitalization or similar transaction or do any act which has the effect of diluting or reducing the current and prospective shareholding of the holders of the Notes on a fully diluted basis in any Group Member; or amend, modify or waive any provision of any document related to any authorized or issued Equity Securities of any Group Member;

(g)	make any offers or sales of any security or solicit any offers to buy any Equity Security, under circumstances that would require registration of any of the Notes under the 1933 Act, whether through integration with prior offerings or otherwise;

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(h)	borrow any money or obtain any financial facilities in an aggregate amount exceeding US$1,000,000 in the aggregate, except for renewal of any existing debts of the Company;

(i)	except for Encumbrances which exists prior to the date hereof, create or allow to exist any Encumbrances in excess of US$1,000,000 in the aggregate of any nature securing obligations on any of the property, undertaking, assets or rights of any Group Member;

(j)	enter into any reorganization, consolidation, merger, joint venture or partnership, or acquire, sell, transfer or dispose any Equity Securities of any Person;

(k)	acquire, sell, transfer, license, or otherwise dispose in any form of any asset including any trademarks, patents or other intellectual property owned by any Group Member, other than the sales of products to customers or non-material purchases of supplies and equipment not exceeding US$1,500,000 in total costs in the ordinary course of business consistent with past practice;

(l)	make any alteration or amendment to the Company Charter Documents or the charter documents of any other Group Member, or change the size or composition of its board of directors or any committee thereof other than as contemplated under the Transaction Documents;

(m)	approve any budget or business plan of any Group Member or any modification thereto, or approve the execution or termination of any Material Contract by any Group Member that is not in the ordinary course of business consistent with past practice of the Group;

(n)	cease to conduct or carry on business in substantially the form as now conducted, approve the development of any new line of business or materially change any part of its business activities;

(o)	settle, compromise or concede any litigation, legal proceedings, arbitration, mediation or any other dispute resolution procedures, except where the amount of the claim is less than US$1,500,000;

(p)	terminate the employment of any Senior Manager; or

(q)	commence any bankruptcy or insolvency related proceeding.

Section 6
REPRESENTATIONS AND WARRANTIES

6.1	Company Warranties. The Company represents and warrants to the Investor in the terms of the warranties set forth in Schedule 2 (such warranties, the "Company Warranties") and acknowledges that the Investor in entering into this Agreement is relying on the Company Warranties.

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6.2	Investor Warranties. The Investor represents and warrants to the Company in the terms of the warranties set forth in Schedule 3 (such warranties, the "Investor Warranties") and acknowledges that the Company in entering into this Agreement is relying on the Investor Warranties.

6.3	Knowledge of Claims. Each of the Company Warranties is given subject to the matters fully and fairly Disclosed. No other information relating to any Group Member of which the Investor has knowledge (actual or constructive), no other information relating to the Investor of which the Company has knowledge (actual or constructive) and no investigation by or on behalf of the Investor or the Company shall prejudice any claim made by the Investor or the Company, as the case may be, under the indemnity contained in Section 11, or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against the Company or the Investor that the Company or the Investor, as the case may be, knew or ought to have known or had constructive knowledge of any information, other than as fully and fairly disclosed as above, relating to the circumstances giving rise to such claim. The Disclosure Letter shall be deemed to take effect as at the date hereof.

6.4	Separate and Independent. The Company Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

6.5	Bring-Down to Completion. The Company Warranties shall be deemed to be repeated as at the Completion Date as if they were made on and as of the Completion Date and all references therein to the date of this Agreement were references to the Completion Date.

6.6	Survival. The Company Warranties shall survive the Completion Date.

Section 7
CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

7.1	General Obligation. Each Party undertakes to the other Party that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors who are in receipt of any Confidential Information (collectively, "Representatives") do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party or use any Confidential Information in such manner that is detrimental to the concerned Party. The term "Confidential Information" as used in this Section 7 means: (a) any non-public information concerning the organization, structure, business or financial results or condition of any Party; (b) the terms of this Agreement and the terms of any of the other Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

7.2	Exceptions. The provisions of Section 7.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

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(b)	disclosure by a Party to a Representative or an Affiliate if such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 7.2(c) with respect to any dispute arising out of or relating to this Agreement;

(d)	following notification in writing to the Company on a no name basis, disclosure by the Investor of Confidential Information to a financing source in connection with an arrangement under Section 8.11 if such financing source agrees in writing prior to any such disclosure to be subject to confidentiality obligations, substantially similar to the foregoing, of which the Company is a third party beneficiary;

(e)	following notification in writing to the Company on a no name basis, disclosure by the Investor to a bona fide potential purchaser of any portion or all of the Equity Securities of the Company held by the Investor to the extent necessary for such potential purchaser to evaluate such a proposed transaction or for other similar business purposes, if the recipient agrees in writing prior to any such disclosure to be subject to confidentiality obligations substantially similar to the foregoing, of which the Company is a third party beneficiary; or

(f)	disclosure by the Investor or its Affiliates of Confidential Information that is reasonably necessary in connection with its reporting requirements to its limited partners in the ordinary course of business.

7.3	Publicity. Subject to Section 8.12, except as required by law, by any Governmental Authority (including any relevant stock exchange on which the shares of a Party or its parent company are listed) or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party; provided that any such publicity release or public announcement shall be reviewed and agreed by the Parties hereto prior to its release.

Section 8
COVENANTS

8.1	Benefit of Covenants.

(a)	The covenants of the Company under this Section 8 shall be for the sole benefit of the Investor, its successors and its permitted assigns that are the Investor’s Affiliates.

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(b)	Sections 8.8 (Information Rights), 8.9 (Budgets and Business Plans), 8.14 (Nominee Director), 8.15 (Preemptive Right), 8.16 (No Related Party Transaction), 8.31 (No Issuances below Conversion Price) and 8.32 (Negative Covenants) shall be in full force and effect only for so long as the Investor's Investment Value is equal to or greater than US$ 20,000,000. All other provisions in Section 8 shall be in full force and effect for so long as the Investor beneficially owns any Notes or Conversion Shares.

(c)	"Investment Value" at any time shall mean the total Value of the Equity Securities held by the Investor at such time. "Value of the Equity Securities" held by the Investor at a particular time shall mean (i) the outstanding principal amount of the Notes held by the Investor at such time, plus (ii) the number of Conversion Shares held by the Investor at such time multiplied by the Conversion Price at which such Conversion Shares were issued.

8.2	Commercially Reasonable Efforts. Each Party shall use its commercially reasonable efforts to timely satisfy each of the covenants and conditions for Completion to be satisfied by it as provided in this Agreement.

8.3	Corporate Existence. So long as the Investor beneficially owns any Notes or Conversion Shares, the Company shall maintain its corporate existence.

8.4	Reporting Status. Until the earlier of (i) the date on which the Investor shall have sold all of the Notes and the Conversion Shares and (ii) the date on which the Investor may sell all of the Notes and the Conversion Shares in one transaction without restriction or limitation as to volume pursuant to Rule 144 (or any successor rule thereto) promulgated under the 1933 Act (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, including any extension period under Rule 12b-25 promulgated under the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act would no longer require or otherwise permit such termination.

8.5	Form F-3 Eligibility. The Company shall use best efforts to maintain its eligibility to register the Conversion Shares for resale by the Investor on Form F-3.

8.6	Listing. The Company shall use best efforts to maintain the Shares’ authorization for listing on the NYSE. Neither the Company nor any other Group Member shall take any action which would be reasonably expected to result in the delisting or suspension from trading of the Shares on the NYSE.

8.7	Financial Information. The Company agrees to send the following to the Investor during the Reporting Period unless the following are filed with or furnished to the SEC through the EDGAR system and are available to the public through the EDGAR system, within one (1) Business Day after the filing or furnishing thereof, as the case may be, with the SEC, (i) a copy of all quarterly and annual financial information and other reports filed with or furnished to the SEC, and any other information publicly filed with the SEC pursuant to the 1933 Act, (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, substantially contemporaneously with the making available or giving thereof to the shareholders, and (iii) facsimile copies of all press releases issued by the Company or any of its Subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg contemporaneously with such issuance.

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8.8	Information Rights. Upon the reasonable request of the Investor, the Company shall in a timely manner provide to the Investor financial or other information (including non-public information) regarding the business and operation of the Group, including any information or statements as may be reasonably necessary for the Investor (or any of its direct or indirect owner) to file any Tax Return or other filings required by law. Upon the Investor's request, and with reasonable prior notice to the Company, the Company shall permit representatives of the Investor, during normal office hours, to (a) visit any of the sites and premises where any business of any Group Member is conducted; (b) inspect any of the sites, facilities, plants and equipment of any Group Member; and (c) have reasonable access to those officers, employees, agents, accountants, auditors, contractors and subcontractors of any Group Member who have or may have knowledge of matters with respect to which the Investor seeks information; provided, however, that, for the avoidance of doubt, any information provided with respect to any of the foregoing shall be subject to Section 7.

8.9	Budgets and Business Plans. The Company shall prepare a proposed annual operating and capital budget and business plan for the Company, which shall be submitted to the Investor not less than thirty (30) days prior to the commencement of each Financial Year. The Board shall adopt a budget and business plan for the Company within one (1) month after the commencement of the relevant Financial Year, which the Board shall review at least twice annually and may revise from time to time in accordance with the needs of the Group.

8.10	Notification to the Investor. Subject to Section 8.12(b), the Company shall promptly notify the Investor of the occurrence of any transaction or event (i) as a consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the Completion Date) any material Liability of any Group Member has arisen or may arise (including any legal proceedings that has been instituted or any material threatened legal proceedings), or (ii) which may otherwise cause a material adverse effect on the Group.

8.11	Pledge or Charge of Securities. The Company acknowledges and agrees that the Notes and the Conversion Shares may be pledged or charged by the Investor in connection with a bona fide margin agreement or other loan or financing arrangement. The pledge of the Notes and charge of the Conversion Shares shall not be deemed to be a transfer, sale or assignment of such securities hereunder, and upon effecting such a pledge or charge, the Investor shall provide the Company with notice thereof but shall not be required to otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee or chargee may reasonably request in connection with such a pledge or charge by the Investor. If the Investor sells, transfers, assigns, disposes, pledges or charges any Notes or the Conversion Shares, 50% of the Equity Securities under each of the GM Lock-Up Agreement and Senior Management Lock-Up Agreements shall no longer be subject to the transfer restrictions in accordance with the terms thereof. Once the Investor’s Investment Value is less than US$20,000,000, all conditions and obligations under each of the GM Lock-Up Agreement and Senior Management Lock-Up Agreements shall terminate in accordance with the terms thereof.

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8.12	Disclosure of Transactions and Other Material Information.

(a)	Subject to Section 7, on or before 8:30 a.m., New York City time, on the first (1st) Business Day following the date of this Agreement, the Company shall issue a press release and file a report describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents as exhibits to such filing to the extent required by the 1934 Act; provided that the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release. In the event that the Investor is not entitled to appoint the Nominee Director and its nominee no longer serves as a director of the Company, (i) the Company shall not, and shall cause each other Group member not to, provide the Investor with any material, nonpublic information regarding the Company or any other Group Member without the express written consent of the Investor prior to such disclosure; and (ii) if the Investor has, or believes it has, received during the time subsequent to the time that it is not so entitled, any such material, nonpublic information regarding the Company or any of the Group Member, it may provide the Company with written notice thereof. The Company shall, within two (2) Business Days of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company or any other Group Member, in addition to any other remedy provided herein or in the Transaction Documents and notwithstanding any provision under Section 7, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company or any other Group Member. The Investor shall not have any liability to the Company or any other Group Member for any such disclosure.

(b)	The Investor may at any time in writing waive its right to receive any or certain material, nonpublic information regarding the Company or any other Group Member.

8.13	Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued share capital, solely for the purpose of issuance and delivery upon conversion of the Notes, the maximum number of Conversion Shares that may be issuable or deliverable upon such conversion. Such Conversion Shares are duly authorized and, when issued or delivered in accordance with Exhibit A, shall be validly issued, fully-paid and non-assessable. The Company shall issue such Conversion Shares in accordance with the terms of the Exhibit A, and otherwise comply with the terms hereof and thereof.

8.14	Nominee Director. The Company shall procure that one nominee designated by the Investor shall be appointed as a non-executive director of the Company (the “Nominee Director”). At Completion, the Company shall cause Julian J. Wolhardt (or another designee of the Investor) (the "Nominee Director Designee") to be appointed to fill the one (1) directorship reserved for the Nominee Director on the Board and the committees thereof. Concurrently with the appointment of the Nominee Director Designee, the Company, the Investor and the Nominee Director Designee shall enter into the Indemnification Agreement for the benefit of the Nominee Director Designee as contemplated in Section 3.1(j) and such Nominee Director shall provide to the Company an appropriately responsive customary “D&O questionnaire” duly executed. If the Nominee Director Designee no longer remains the Nominee Director for any reason, the Company shall cause the new Nominee Director selected by the Investor to be appointed to the Board. The Company shall enter into an Indemnification Agreement with such new Nominee Director as selected by the Investor. It is understood that the appointment of the Nominee Director as a director of the Board shall be subject to legal and governance requirements regarding service as a director of the Company.

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8.15	Preemptive Right.

(a)	The Company shall not issue any securities (including any Equity Securities or any debt or other securities of any kind) of any type or class to any Person (the "Proposed Recipient") unless the Company has offered the Investor in accordance with the provisions of this Section 8.15 the right to purchase a Pro Rata Share of such issuance (the "Preemptive Right"), for a per unit consideration, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient. The restrictions under this Section 8.15 shall not apply to any Exempted Issuance.

(b)	Not less than forty-five (45) days before a proposed issuance of securities other than an Exempted Issuance, the Company shall deliver to the Investor notice of such proposed issuance setting forth (i) the number, type and terms of the securities to be issued, (ii) the consideration to be received by the Company in connection with the proposed issuance and (iii) the identity of the Proposed Recipient.

(c)	Within thirty (30) days following receipt of the notice referred to in Section 8.15(b) (the "Issuance Notice Period"), the Investor, if it elects to exercise its rights under this Section 8.15, shall give written notice to the Company electing to exercise the Preemptive Right and the number of securities to be purchased by the Investor. Failure by the Investor to give such written notice within such thirty (30) day period shall be deemed a waiver by the Investor of its rights under this Section 8.15 with respect to such proposed issuance.

8.16	No Related Party Transaction. From and after the Completion, without the prior written approval of the Investor, the Company shall not, and shall cause each of its Subsidiaries not to, enter into or permit any transaction (including the purchase, sale, lease or exchange of any asset, property or rendering of any service), directly or indirectly, with, through or for the benefit of any Related Party or any business that is Controlled by a Related Party, except (a) as is expressly permitted in any Transaction Document, (b) solely in relation to the payment of any salaries or other reasonable compensation to the officers or directors of the Company, or (c) in relation to the existing Related Party transactions as stated in the annual report of the Company filed on Form 20-F with the SEC for the Financial Year ended March 31, 2011; provided that in each such case, the transaction is on arm's length basis in the ordinary course of business of the Group at the prevailing market price (including leasing of properties, borrowings or deposits).

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8.17	Insurance. The Company shall, and shall procure that each other Group Member shall, subject to the availability of the type of insurance and the commercial reasonableness of the terms by the standards generally applied to comparable businesses, insure and keep insured with an insurer or insurers, all of the assets and business which can be insured of each of its operating Subsidiaries, against insurable losses, to the extent possible, on a reinstatement basis utilizing current full replacement values, and any other insurance required by law.

8.18	Intellectual Property Protection.

(a)	The Company shall, and shall ensure that each other Group Member shall, take all steps promptly to protect their respective intellectual property rights (if any), including (i) registering all their respective trademarks, brand names, domain names and copyrights, and (ii) wherever prudent applying for patents on their respective technology.

(b)	The Company shall use its best efforts to transfer the trademarks held by the Onshore Companies to a Group Member incorporated in Hong Kong in accordance with applicable laws. Upon the completion of such transfer, the Group Member incorporated in Hong Kong shall enter into a trademark licensing agreement with the Onshore Companies to authorize the use of such trademarks by the Onshore Companies.

8.19	Compliance with Law. So long as the Investor beneficially owns any Notes or Conversion Shares, the Company shall, and shall cause each other Group Member and its respective Affiliate (other than dormant companies) to comply in all material respects with all applicable laws, including the requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective with the force of law.

8.20	Books, Records and Internal Controls.

(a)	The Company shall, and shall cause each other Group Member to, (i) make and keep books, records and accounts which, in reasonable detail, accurately and fairly (x) reflect their transactions and dispositions of assets, and (y) present their financial instruments and Equity Securities; and (ii) prepare its financial statements and disclosure documents accurately, in accordance with US GAAP, as applicable and ensure the completeness and timeliness of such financial statements and disclosure documents in all material respects.

(b)	The Company shall, and shall cause each other Group Member to, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed and access to assets is permitted only in accordance with management's general or specific authorization;

(ii)	transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;

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(iii)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(iv)	any transaction by and between any Group Member and any Related Party is properly monitored, recorded and disclosed.

(c)	The Company shall, and shall cause each other Group Members to, install and have in operation an accounting and control system, management information system and books of account and other records, which together will adequately give a fair and true view of the financial condition of the Group and the results of its operations in conformity with US GAAP, as applicable.

8.21	Post-Completion Covenants. The Company shall, and shall procure that each other relevant Group Member shall, undertake the actions set forth in Exhibit J.

8.22	Senior Managers. The Company shall ensure that each Senior Manager shall enter into an employment agreement with the relevant Group Member or the Company. Each such employment agreement shall contain terms which are substantially similar to employment agreements which the Senior Managers entered into on June 30, 2009.

8.23	Legends. The Investor understands that the certificates or other instruments representing the Notes and the Conversion Shares shall, except as set forth below, bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such securities):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE 1933 ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

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The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the Investor or its successor or assignee upon which it is stamped or issued to such holder by electronic delivery at the applicable balance account at The Depository Trust Company ("DTC"), if (i) such Notes or Conversion Shares are resold pursuant to an effective resale registration statement under the 1933 Act, (ii) following a sale, assignment or other transfer if such holder provides the Company with an opinion of counsel, in form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Notes or Conversion Shares may be made without registration under the applicable requirements of the 1933 Act, or (iii) following a sale pursuant to Rule 144 under the 1933 Act, provided the Company received from the holder reasonable assurance, including reasonable representations and warranties, that such securities are being sold pursuant to Rule 144, together with written advice from counsel to the Company in support of the holder’s reliance on Rule 144 for such sale. The Company shall be responsible for the fees of its transfer agent, the costs of any legal opinions required by its transfer agent (other than those of counsel to the Investor) and all DTC fees associated with such issuance.

8.24	U.S. Economic Sanctions. The Company agrees and covenants that the Proceeds shall not directly or indirectly be used, or lent, contributed or otherwise made available to any of its Subsidiaries, joint venture partner or other person or entity, towards any sales or operations in any Sanctioned Country (as defined in Clause 3 of Schedule 2) or for the purpose of financing the activities of any person currently the target of any U.S. Economic Sanctions (as defined in Clause 3 of Schedule 2) in a manner that would breach applicable law; and the use of the Proceeds shall be in compliance with and shall not result in the breach by any person of applicable provisions of the U.S. Economic Sanctions or any applicable embargos or sanctions regulations imposed by the United Nations; and the Company further covenants not to engage, directly or indirectly, in any other activities that would result in such breach of applicable U.S. Economic Sanctions by the Investor.

8.25	Anti-bribery Covenant. None of the Company, the Group Members and the Group Representatives (as defined in Clause 3 of Schedule 2) shall violate the FCPA or any other applicable Anti-Corruption Law or undertake any Anti-Corruption Prohibited Activity (each as defined in Clause 3 of Schedule 2).

8.26	Disclosure of Criminal or Regulatory Investigation. The Company and Investor shall keep the Parties promptly informed of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Investor, the Company or any Group Representative, so that the counterparty shall have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to the counterparty that might arise from such criminal or regulatory investigation or action. The Investor, the Company and any Group Representative shall reasonably cooperate with the counterparty in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including, its legally permissible, by providing an opportunity review written submissions in advance, attend meetings with authorities, coordinate and provide assistance in meeting with regulators and, by making a public announcement of such matters).

8.27	Cash Payments. Unless otherwise permitted by resolutions or specific guidelines approved by the Board, no payments by the Company shall be made in cash or by bearer instruments, other than cash advances for employee travel or other purposes approved by the Board that are below a reasonable or de minimis threshold approved by the Board and in compliance with any applicable law.

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8.28	Use of Sales Agents, Representatives and Consultants. The Company shall not, and shall procure that no Group Members shall, use any sales agent, representative or consultant unless the agent, representative or consultant has been screened to ensure that it has a good business reputation and conducts its business in an ethical fashion and in compliance with applicable laws.

8.29	Right Not to Take Action. Notwithstanding any other provision of this Agreement, the Investor shall not be obligated to take any action or omit to take any action under this Agreement that it believes, in good faith based on the written advice of its counsel, would cause it to be in violation of any applicable law.

8.30	Tax Election. If the Company proposes to make an election to treat the Company as an entity other than a corporation for U.S. federal income tax purposes, the Company shall take the prior written consent of the Investor prior to the filing of any document with U.S. Tax Authorities in relation to such election.

8.31	No Issuances below Conversion Price.

(a)	The Company shall not, at any time on or after the Completion Date and for so long as the Investor holds any Notes or Conversion Shares, issue or sell any Shares or other Equity Securities at a price per Share, or in the case of other Equity Securities exchangeable or convertible into Shares, at a conversion or exercise price for a Share that is less than the Conversion Price in effect as of the date of such issuance (treating the price per Share, in the case of the issuance of any Equity Securities, as equal to (x) the sum of the price for such Equity Securities plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Equity Securities divided by (y) the number of Shares initially underlying such Equity Securities).

(b)	In case the consideration received by the Company from such sale or issuance is not cash, the amount of the consideration shall be the fair market value of such non-cash consideration.

8.32	Negative Covenants. From the Completion Date, the Company shall not, and shall cause each Group Member not to, without the prior written consent of the Investor, take any of the following actions, or take or omit to take any action that would have the effect of any of the following actions:

(a)	change the scope of the Principal Business; approve the development of any new line of business; or enter into any business other than the Principal Business;

(b)	except for any amendment required by law, amend, modify or waive any provisions of the Charter Documents which may reasonably be deemed to affect the Notes or the rights of the Holders under the Notes;

(c)	acquire or dispose of assets other than in the ordinary course of business;

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(d)	enter into any joint venture or partnership with, or otherwise acquire any interest in the Equity Securities of, any Person other than a wholly-owned Subsidiary of the Company;

(e)	change the size or composition of the Board or the board of directors of any Subsidiary of the Company or any committee thereof;

(f)	approve any budget or business plan of the Company or any material Subsidiary or any modification thereto;

(g)	approve the employment or termination of, or compensation agreements for any Senior Officer, or determine the compensation (including without limitation cash and stock option compensation) of any Director or director of a Subsidiary or any member of a committee of the Board or the board of directors of any Subsidiary;

(h)	incur any Indebtedness (other than amounts payable under the Notes) such that the outstanding Indebtedness is in excess of US$ 22 million (or its equivalent in other currencies) in the aggregate for the Group;

(i)	change the Company’s auditors to a firm not considered one of the “Big Four” accounting firms as of the date hereof, or any successor thereto; or

(j)	redeem or repurchase any Equity Securities of the Company or any Subsidiary of the Company except pursuant to the Existing Repurchase Program.

8.33	Cash Priority. For so long as the Investor holds any Notes or Conversion Shares, the Company shall exercise its commercially reasonable efforts to utilize its cash to conduct a share repurchase of its outstanding publicly traded Equity Securities instead of paying cash dividends to holders of the Shares.

8.34	Cord Blood Banking. The Company shall maintain and keep effective all the current cord blood banking licenses (including the Blood Station Operation License) which have been issued to the Company by the Ministry of Health of the PRC. The Company shall ensure that the Licenses are renewed from time to time in accordance with the terms and conditions of the licenses and applicable laws. Each Group Member shall at all time comply with the terms and conditions of the cord blood banking license in all respects. The Company shall use its best efforts to obtain additional cord blood banking licenses in the PRC and expand its geographical coverage in this industry by applying for licenses in other regions domestically within the PRC and internationally. So long as the Investor beneficially owns any Notes or Conversion Shares, the Company shall ensure that each of Jiachenhong, Nuoya and Lukou shall use its best efforts to promote and develop the public cord blood banking and related services provided by its cord blood bank in the PRC.

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Section 9
consequences of certain material breaches

9.1	So long as the Investor holds any Notes, the occurrence of any of the following events (“Special Events”) shall give rise, as between the Company and the Investor, the right to the Investor to tender such Note to the Company for repurchase on the terms set forth in (but not pursuant to) section 5 of the Notes:

(a)	the Company breaches Sections 2.3 (Use Of Proceeds), Section 7 (Confidentiality), Section 8 (Covenants), Section 10 (Taxes, Duties, Fee and Expense), Section 11 (Indemnification), Section 14.1 (No Partnership), Section 14.7 (Transfers, Assignment) of this Agreement in any material respect, except, in the case of a breach of a covenant in Section 8 (Covenants) which is curable, only if such breach continues for a period of thirty (30) days after the Company receives written notice of such breach from the Investor;

(b)	the Company breaches Section 6.1 (Company Warranties) in any respect that has a material adverse impact on the Investor or the Group;

(c)	Golden Meditech or GM Stem Cells breach any provision of the GM Lock-Up Agreement in any material respect; or

(d)	any Senior Manager breaches any provision of the Senior Management Lock-Up Agreement (to which it is a party) in any material respect.

9.2	Upon the Company becoming aware of the occurrence of any Special Event, the Company shall within two (2) Business Days deliver a written notice thereof via facsimile and overnight courier to the Investor, and the Investor shall have the right, at its discretion, to require the Company to repurchase all or any portion of the Notes held by the Investor by delivering a notice to the Company in the manner in which an Event of Default Redemption Notice is to be delivered as per section 5 of the Notes. The Company shall be obligated to repurchase the Notes at a price which is calculated and paid in the manner in which the Event of Default Redemption Price is to be calculated and paid as specified in section 5 of the Notes. Neither the occurrence of a Special Event nor the Investor’s election to require the Company to repurchase the Notes shall be deemed to be an Event of Default under the Notes.

9.3	From and after the 30th day following the occurrence, and during the continuance, of a Special Event, the Investor shall be entitled to receive as liquidated damages hereunder (and not as a penalty), on each following Interest Payment Date (during the continuance of a Special Event), an amount in cash equal to twenty-two point five percent (22.5%) per annum on the Principal held by the Investor (calculated on the basis of a 360-day year, consisting of twelve 30-day months) for the number of days such Special Event shall have continued.

9.4	Capitalized terms used in this Section 9 but not otherwise defined in this Agreement shall have the same meanings assigned to them in the Notes.

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Section 10
TAXES, DUTIES, feeS and EXPENSES

10.1	Fees and Expenses upon Completion. Following the Completion, upon the receipt from the Investor of appropriate invoices containing reasonable detail, the Company shall within ten (10) Business Days reimburse the Investor all fees and expenses actually incurred by the Investor for engaging legal counsel and other professional advisors and agents (the "Fees and Expenses") in connection with due diligence, preparation and negotiation of the Transaction Documents, performance hereunder or thereunder and consummation of the transactions contemplated hereby or referred to herein; provided that the total amount of such Fees and Expenses for the Investor shall not exceed two percent (2%) of the Consideration. At Completion, the Company shall bear all transfer taxes or duties in connection with the issuance of the Notes to the Investor.

10.2	Fees and Expense in the Absence of Completion. If this Agreement is terminated pursuant to Section 12.2, each Party shall bear the fees and expenses incurred in connection with the transaction contemplated hereunder on a 50:50 basis.

10.3	Tax Treatment.

(a)	The Company shall use its commercially reasonable efforts, and shall ensure that each other Group Member uses its best efforts, to maintain sufficient commercial substance and ensure that they are otherwise properly managed in a manner that ensures that they are treated as tax residents only in their respective countries of incorporation. In this regard, each of the Company and other Group Members shall ensure that their central management and control, and in particular, the place where the directors of each respective Group Member meet to conduct the business of that Group Members is in that entity's jurisdiction of incorporation. Without limiting the generality of the foregoing, the Company shall ensure that each Group Member not incorporated in the PRC shall not (i) be managed and controlled from within the PRC, (ii) maintain its books and records within the PRC, or (iii) otherwise be managed in a manner that may cause any Governmental Authority in the PRC to challenge the tax residency of such Group Member or to disregard any entity under the PRC's general anti-tax avoidance rules.

(b)	If requested by the Investor, the Company shall in a timely manner deliver a certificate under Section 1445 of the Code to the effect that the Company is not (and has not been) a United States real property holding corporation for U.S. federal income tax purposes.

(c)	Any payment by the Company to the Investor under this Agreement or any other Transaction Document shall be made free and clear of and without deduction for any taxes, except as required by applicable law. If the Company shall be required by any applicable law to deduct any taxes from or in respect of any sum payable under this Agreement or any other Transaction Document to the Investor, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.3(a)), the Investor receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) as promptly as practicable after the date of such payment, the Company shall deliver to the Investor the original or a certified copy of a receipt or other appropriate documentation evidencing payment thereof. Upon request by the Company, the Investor shall use its best efforts to provide the Company with any forms or other documentation as may be reasonably necessary in order to claim an applicable exemption or reduction of any such taxes.

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10.4	PFIC

If the Company is or becomes a “passive foreign investment company” (“PFIC”) as that term is defined in Section 1297(a) of the Code, upon a sale or other taxable disposition under the applicable U.S. tax principles of the Notes or the Conversion Shares, or upon the receipt of any “excess distribution” within the meaning of Section 1291(b) of the Code in respect of the Notes or the Conversion Shares, by the Investor or any of its Affiliates which is a holder of the Notes or the Conversion Shares, the Company shall make a payment to such holder in the amount determined based on the following formula (the “PFIC Damage Amount”) (it being understood that if the amount of gain realized on the disposition or excess distribution received is allocable to more than one taxable year or period under the applicable tax law, the PFIC Damage Amount shall be the sum of the amount determined for each relevant taxable year or period under such formula):

PFIC Damage Amount	=	A * B
1 – PFIC Tax Rate

“A” means the amount of the taxable gain on the disposition, or excess distribution, realized by the holder determined under the U.S. tax principles applicable to a PFIC.

“B” means, (i) with respect to a disposition, the excess of (a) the PFIC Tax Rate with respect to such disposition over (b) the highest aggregate overall rate of tax that would have been applicable to an individual investor assuming that the individual is a resident of New York City with respect to the disposition had the gain realized been treated as long-term capital gain for U.S. federal income tax purposes and not subject to the PFIC interest charge imposed under Section 1291 of the Code; and (ii) with respect to an excess distribution within the meaning of Section 1291(b) of the Code, the excess of (a) the PFIC Tax Rate with respect to such excess distribution over (b) the highest aggregate overall rate of tax that would have been applicable to an individual investor assuming that the individual is a resident of New York City with respect to qualified dividend income (as defined in Section 1(h)(11) of the Code) had such distribution been taxable under Section 301 of the Code and not subject to any PFIC interest charge imposed under Section 1291 of the Code.

The foregoing provisions of this Section 10.4 shall cease to apply if the Company has not been a PFIC for any taxable year ending on or before the end of the taxable year that includes the seventh anniversary of the Completion Date (the “Expiration Date”), provided, for the avoidance of doubt, the foregoing provisions of this Section 10.4 shall apply and the PFIC Damage Amount shall be payable with respect to any disposition or excess distribution occurring after the Expiration Date but shall be limited to the PFIC Damage Amount attributable to the Company’s status as a PFIC at any time on or before the Expiration Date as provided under the applicable tax law, including, without limitation, Section 1298(b)(1) of the Code, and in such case the PFIC Damage Amount shall be calculated as if (i) in the case of a disposition, the amount of gain actually realized on such disposition were realized on the Expiration Date and (ii) in the case of any other excess distribution, as if the Investor or its Affiliates, as applicable, had received an excess distribution in such amount on the Expiration Date.

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Section 11
INDEMNIFICATION

11.1	General Indemnity. The Company (the "Indemnifying Party") shall (to the fullest extent permitted by applicable laws) indemnify, defend and hold harmless the Investor and its Affiliates, officers, directors, agents and employees (each an "Indemnified Party") from and against any and all losses, damages, liabilities, claims, proceedings, Taxes, costs and expenses actually suffered or incurred by any such Indemnified Party (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any breach as set forth below) (collectively, "Losses") resulting from or arising out of any breach by the Indemnifying Party of any Company Warranty or any other covenant or agreement in this Agreement or any other Transaction Document or resulting from or arising out of any claims against the Company or any other Group Member relating to any Tax liability that arose on or prior to the Completion Date, except to the extent that the Loss resulting from the gross negligence or wilfull misconduct of any Indemnified Party. The amount of any payment to any such Indemnified Party shall be sufficient to make such Indemnified Party whole for any diminution in value of the Equity Securities held by it resulting from such breach. Any indemnity referred to in this Section 11 for breach of a Company Warranty shall be such as to place the Indemnified Party in the same position as it would have been in had there not been any breach of the Company Warranties under which the Indemnified Party is to be indemnified. In connection with the indemnification obligation of the Indemnifying Party as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses as they are incurred by such Indemnified Party. The aggregate liability of the Indemnifying Party under this Section 11.1 in respect of any breach of the Company Warranty shall not exceed an amount equal to US$65,000,000.

Section 12
TERMINATION

12.1	Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with Section 12.2.

12.2	Events of Termination. This Agreement may be terminated prior to Completion as follows:

(a)	if any one or more of the conditions set forth in Section 3.1 to the obligation of the Investor to complete has not been fulfilled on or prior to the Target Completion Date, the Investor shall have the right to terminate this Agreement with respect to its purchase of the Notes;

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(b)	if any one or more of the conditions set forth in Section 3.2 to the obligation of the Company to complete has not been fulfilled on or prior to the Target Completion Date as a result of any failure by the Investor, the Company shall have the right to terminate this Agreement with respect to the Investor's purchase of the Notes;

(c)	if the Company has breached any Company Warranty, or any other material covenant or agreement contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within thirty (30) days after the Company being notified in writing of the same, the Investor shall have the right to terminate this Agreement with respect to its purchase of the Notes;

(d)	if the Investor has breached any of the Investor Warranties, or any other material covenant or agreement of the Investor contained in this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after the Investor being notified in writing of the same, the Company shall have the right to terminate this Agreement with respect to the Investor's purchase of the Notes;

(e)	if Completion does not occur within ninety (90) Business Days after the date of this Agreement, any Party may, at its sole discretion, give written notice to the other Parties to terminate this Agreement; or

(f)	at any time on or prior to the Completion Date, by written consent of the Parties;

provided, that any right to terminate this Agreement pursuant to this Section 12.2 shall not be available to any Party in breach of any of its obligations hereunder.

12.3	Survival. If this Agreement is terminated in accordance with Section 12.2, it shall become void and of no further force and effect, except for the provisions of Section 7 (Confidentiality; Restriction on Announcements), Section 10 (Taxes, Duties, Fees and Expenses), Section 11 (Indemnification), this Section 12.3 (Survival) and Section 15 (Governing Law and Jurisdiction); provided that such termination shall, unless otherwise agreed to by the Parties, be without prejudice to the rights or obligations of any Party in respect of a breach of this Agreement prior to such termination.

Section 13
NOTICES

13.1	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number as set out below (or such other address or fax number as the addressee has by five (5) Business Days' prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

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13.2	Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

if to the Investor :	with a copy to:

KKR China Healthcare Investment Limited c/o KKR Asia Limited Level 56, Cheung Kong Center 2 Queen's Road Central, Hong Kong Facsimile: (852) 2219-3000 Attention: Julian J. Wolhardt	Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Facsimile: (852) 2840-4300 Attention: John E. Lange

if to the Company:	with a copy to:

China Cord Blood Corporation 48th Floor, Bank of China Tower 1 Garden Road, Central, Hong Kong Facsimile: +852 3605 8181 Attention: Albert Chen	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 USA Facsimile: 212.407.4990 Attention: Mitchell S. Nussbaum

Section 14
MISCELLANEOUS

14.1	No Partnership. The Parties expressly do not intend to form a partnership, either general or limited, under any jurisdiction's partnership law. The Parties do not intend to be partners to each other, partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of transactions contemplated hereby or the Investor's status as holder of the Notes. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company or any other Group Member (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and the Company has not received any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby except for the Investor Warranties set forth in Schedule 3 hereto.

14.2	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

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14.3	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

14.4	Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents referred to herein or therein) constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

14.5	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

14.6	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

14.7	Transfer; Assignment. The Company shall not assign this Agreement or any of its rights or duties hereunder to any Person. The Investor may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates; subject to compliance with applicable securities laws, and provided that (i) the Investor undertakes to promptly notify the Company in writing of any such assignment and (ii) such assignee shall not be entitled to receive a payment under Section 10.3(c) which would be greater than the payment which the Investor would have been entitled to receive under Section 10.3(c).

14.8	Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

14.9	Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor shall be entitled to specific performance under the Transaction Documents. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by the Investor by reason of any breach of obligations contained in the Transaction Documents by the other Parties and the Company hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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Section 15
GOVERNING LAW AND JURISDICTION

15.1	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

15.2	Submission to Jurisdiction. Each of the parties hereto (i) shall submit itself to the non-exclusive jurisdiction of the United States district court for the Southern District of New York in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) shall not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any Party in the manner provided herein for the giving of notices shall be deemed, in every respect, effective service of process upon such Party. If there is no applicable jurisdiction in such federal court, each of the Parties shall submit itself to the jurisdiction of the state court for the State of New York in the borough of Manhattan.

15.3	Service of Process. The Company hereby irrevocably designates and appoints Law Debenture Corporate Services, Inc. 400 Madison Avenue, Suite 4D, New York, New York 10017, Tel: (212) 750-6474 (the "Process Agent"), as the authorized agent of the Company upon whom process may be served in any such suit or proceeding, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Company. The Company hereby represents that it has notified the Process Agent of such designation and appointment and that the Process Agent has accepted the same in writing. The Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Company further agrees that service of process upon the Process Agent and written notice of said service to the Company, mailed by prepaid registered first class mail or delivered to the Process Agent at its principal office, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law. The Company further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Process Agent in full force and effect so long as the Company has any outstanding obligations under this Agreement.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

CHINA CORD BLOOD CORPORATION

By:	/s/ Ting Zheng
Name: Ting Zheng
Title: Chairperson and Chief Executive Officer

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

Signature page to Convertible Note Purchase Agreement

SCHEDULE 1

PART A – PARTICULARS OF THE COMPANY

Company

Registered Company Name :	China Cord Blood Corporation
Registered Address :	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands
Registration by Way of Continuation ::	June 30, 2009
Company Number :	CT-227732
Place of Incorporation :	Incorporated in Arizona and registered by way of continuation in the Cayman Islands

Director(s) :	Zheng Ting Chen Bing Chuen Albert Jennifer J. Weng Lu Yungang (aka Ken Lu) Mark D. Chen

Authorized Share Capital :	US$25,100 divided into 251,000,000 shares of a nominal or par value of US$0.0001 each, of which 250,000,000 shall be Ordinary Shares of a par value of US$0.0001 each and 1,000,000 shall be Preferred Shares, par value of US$0.0001 each.

Issued Share Capital :	US$7,314 divided into 73,140,147 ordinary shares of a nominal or par value of US$0.0001 each as of March 31, 2012

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	China Cord Blood Services Corporation (100%)

1-1

PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Cord Blood Services Corporation
Registered Address :	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands
Date of Incorporation :	January 17, 2008
Company Number :	CT-203251
Place of Incorporation :	Cayman Islands

Director(s) :	Chen Bing Chuen Albert Zheng Ting

Authorized Share Capital :	US$10,000,000 divided into 1,000,000,000 ordinary shares of a par value of US$0.01 each

Issued Share Capital :	US$1,618,980 divided into 161,898,000 ordinary shares of a par value of US$0.01 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	China Stem Cells Holdings Limited (100%)

Shareholder as of the Date hereof :	China Cord Blood Corporation (100%)

1-2

PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells Holdings Limited
Registered Address :	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands
Date of Incorporation :	January 12, 2005
Company Number :	CT-143911
Place of Incorporation :	Cayman Islands

Director(s) :	Chen Bing Chuen Albert Zheng Ting

Authorized Share Capital :	US$10,000,000 divided into 10,000,000 ordinary shares of a par value of US$1 each

Issued Share Capital :	US$1,618,980 divided into 1,618,980 ordinary shares of a par value of US$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :

Beijing Jiachenhong Biological Technologies Company Limited (100%)

China Stem Cells (East) Company Limited – Incorporated in British Virgin Islands (100%)

China Stem Cells (South) Company Limited – Incorporated in British Virgin Islands (90%)

China Stem Cells (West) Company Limited – Incorporated in British Virgin Islands (100%)

China Stem Cells (North) Company Limited – Incorporated in British Virgin Islands (100%)

China Stem Cells (East) Company Limited – Incorporated in Hong Kong (100%)

China Stem Cells (South) Company Limited – Incorporated in Hong Kong (100%)

China Stem Cells (West) Company Limited – Incorporated in Hong Kong (100%)

China Stem Cells (North) Company Limited – Incorporated in Hong Kong (100%)

Shareholder as of the Date hereof :	China Cord Blood Services Corporation (100%)

1-3

PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (East) Company Limited
Registered Address :	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Date of Incorporation :	September 11, 2006
Company Number :	1050377
Place of Incorporation :	British Virgin Islands

Director(s) :	Zheng Ting

Authorized Share Capital :	US$50,000 divided into 50,000 ordinary shares of a par value of US$1 each

Issued Share Capital :	US$1 divided into 1 ordinary share of a par value of US$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

1-4

PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (South) Company Limited
Registered Address :	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Date of Incorporation :	September 11, 2006
Company Number :	1050378
Place of Incorporation :	British Virgin Islands

Director(s) :	Zheng Ting Chen Bing Chuen Albert Yee Pinh Jeremy

Authorized Share Capital :	US$50,000 divided into 50,000 ordinary shares of a par value of US$1 each

Issued Share Capital :	US$1,000 divided into 1,000 ordinary shares of a par value of US$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	Guangzhou Municipality Tianhe Nuoya Bio-engineering Company Limited (100%)

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (90%) Cordlife (Hong Kong) Limited (10%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (West) Company Limited
Registered Address :	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Date of Incorporation :	September 11, 2006
Company Number :	1050379
Place of Incorporation :	British Virgin Islands

Director(s) :	Zheng Ting

Authorized Share Capital :	US$50,000 divided into 50,000 ordinary shares of a par value of US$1 each

Issued Share Capital :	US$1 divided into 1 ordinary share of a par value of US$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (North) Company Limited
Registered Address :	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Date of Incorporation :	September 11, 2006
Company Number :	1050380
Place of Incorporation :	British Virgin Islands

Director(s) :	Zheng Ting

Authorized Share Capital :	US$50,000 divided into 50,000 ordinary shares of a par value of US$1 each

Issued Share Capital :	US$1 divided into 1 ordinary share of a par value of US$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (East) Company Limited
Registered Address :	48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Date of Incorporation :	February 9, 2007
Company Number :	1109278
Place of Incorporation :	Hong Kong

Director(s) :	Zheng Ting

Authorized Share Capital :	HK$10,000 divided into 10,000 ordinary shares of a par value of HK$1 each

Issued Share Capital :	HK$1,000 divided into 1,000 ordinary shares of a par value of HK$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	Favorable Fort Limited (83%)

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (South) Company Limited
Registered Address :	48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Date of Incorporation :	January 18, 2008
Company Number :	1205257
Place of Incorporation :	Hong Kong

Director(s) :	Zheng Ting

Authorized Share Capital :	US$50,000 divided into 50,000 ordinary shares of a par value of US$1 each

Issued Share Capital :	US$1 divided into 1 ordinary share of a par value of US$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (West) Company Limited
Registered Address :	48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Date of Incorporation :	February 9, 2007
Company Number :	1109299
Place of Incorporation :	Hong Kong

Director(s) :	Zheng Ting

Authorized Share Capital :	HK$10,000 divided into 10,000 ordinary shares of a par value of HK$1 each

Issued Share Capital :	HK$1,000 divided into 1,000 ordinary shares of a par value of HK$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	China Stem Cells (North) Company Limited
Registered Address :	48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Date of Incorporation :	February 9, 2007
Company Number :	1109291
Place of Incorporation :	Hong Kong

Director(s) :	Zheng Ting

Authorized Share Capital :	HK$10,000 divided into 10,000 ordinary shares of a par value of HK$1 each

Issued Share Capital :	HK$1,000 divided into 1,000 ordinary shares of a par value of HK$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART B – PARTICULARS OF OTHER OFFSHORE COMPANIES

Registered Company Name :	Favorable Fort Limited
Registered Address :	11th Floor, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong
Date of Incorporation :	April 21, 2009
Company Number :	1333510
Place of Incorporation :	Hong Kong

Director(s) :	Chen Bing Chuen Albert

Authorized Share Capital :	HK$10,000 divided into 10,000 ordinary shares of a par value of HK$1 each

Issued Share Capital :	HK$10,000 divided into 10,000 ordinary shares of a par value of HK$1 each

Financial Year End :	March 31
Subsidiaries (and percentage of shareholding) :	Jinan Baoman Science & Technology Development Company Limited (100%)

Shareholder as of the Date hereof :	China Stem Cells (East) Company Limited (Incorporated in Hong Kong) (83%) Oceanelite Group Limited (17%)

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PART C –

PARTICULARS OF THE OTHER ONSHORE COMPANIES

Registered Company Name :	Guangzhou Municipality Tianhe Nuoya Bio-engineering Company Limited
Registered Address :	Block C, 17th Floor, Hangfu Ge, 288 Hangfu Road, Yuexiu District, Guangzhou
Date of Incorporation :	June 27, 1997
Company Number :	440101400053453
Place of Incorporation :	Guangzhou

Director(s) :	Kam Yuen Zheng Ting Gao Feng Liu Ying

Authorized Share Capital :	RMB 90,000,000

Issued Share Capital :	RMB 50,290,183

Financial Year End :	December 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	China Stem Cells (South) Company Limited (Incorporated in British Virgin Islands) (100%)

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PART C –

PARTICULARS OF THE OTHER ONSHORE COMPANIES

Registered Company Name :	Beijing Jiachenhong Biological Technologies Company Limited
Registered Address :	4 Yong Chang North Road, Beijing Economic-Technological Development Area, Beijing
Date of Incorporation :	September 8, 2003
Company Number :	110000410187944
Place of Incorporation :	Beijing

Director(s) :	Kam Yuen Zheng Ting Gao Feng

Authorized Share Capital :	RMB 280,000,000

Issued Share Capital :	RMB 280,000,000

Financial Year End :	December 31
Subsidiaries (and percentage of shareholding) :	Zhejiang Lukou Biotechnology Company Limited (90%)

Shareholder as of the Date hereof :	China Stem Cells Holdings Limited (100%)

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PART C –

PARTICULARS OF THE OTHER ONSHORE COMPANIES

Registered Company Name :	Zhejiang Lukou Biotechnology Company Limited
Registered Address :	345 Wulin Road, Xiacheng District, Hangzhou City
Date of Incorporation :	December 15, 2010
Company Number :	330000000054663
Place of Incorporation :	Zhejiang

Director(s) :	Kam Yuen Yang Chun Lu Hang Jun

Authorized Share Capital :	RMB 50,000,000

Issued Share Capital :	RMB 50,000,000

Financial Year End :	December 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	- Beijing Jiachenhong Biological Technologies Company Limited (90%) - Zhejiang Provincial Blood Center (10%)

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PART C –

PARTICULARS OF THE OTHER ONSHORE COMPANIES

Registered Company Name :	Jinan Baoman Science & Technology Development Company Limited
Registered Address :	11th Floor, Yinfeng Building, 6 Liyang Dajie, Shizhong District, Jinan
Date of Incorporation :	June 6, 2000
Company Number :	370100000030271
Place of Incorporation :	Shandong

Director(s) :	Kam Yuen Zheng Ting Zhang Ying

Authorized Share Capital :	RMB 12,000,000

Issued Share Capital :	RMB 12,000,000

Financial Year End :	December 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :	Favorable Fort Limited (100%)

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PART C –

PARTICULARS OF THE OTHER ONSHORE COMPANIES

Registered Company Name :	Shandong Qilu Stem Cells Engineering Company Limited
Registered Address :	666 Xunhua East Road, High & New Technology Development Zone, Jinan
Date of Incorporation :	July 5, 2004
Company Number :	370000018082702
Place of Incorporation :	Shandong

Director(s) :	Wang Shan (王山) Wang Baoling (王宝玲) Sheng Dewei (生德伟) Ma Xiaoqing (马筱青) Chen Chen (陈晨)

Authorized Share Capital :	RMB 50,000,000

Issued Share Capital :	RMB 50,000,000

Financial Year End :	December 31
Subsidiaries (and percentage of shareholding) :	N/A

Shareholder as of the Date hereof :

Shandong Yinfeng Investment Group Company Limited (54%)

Jinan Baoman Science & Technology Development Company Limited (24%)

Jinan Chuangli Hengye Investment Consulting Company Limited (20%)

Wang Shan (1%)

Shen Bojun (1%)

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PART D –

STRUCTURE CHART OF CHINA CORD BLOOD CORPORATION

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SCHEDULE 2

COMPANY WARRANTIES

Definitions

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

"Anti-Corruption Prohibited Activities" has the meaning set forth in Clause 3 of this Schedule 2.

"Assets" means all assets, rights and privileges of any nature and all goodwill associated therewith, including rights in respect of Contracts, all Intellectual Property, Equipment, any share or equity ownership, but excluding rights in respect of real property.

"Blood Station Operation License" means the Blood Station Operation License issued by the provincial level Department of Health in the PRC under the ‘Measures for Administration of Blood Stations’ issued by the Ministry of Health of the PRC.

"Circular 75" has the meaning set forth in Clause 3 of this Schedule 2.

"Company SEC Filings" means the documents filed from time to time with the SEC.

"Confidential Information" as used in this Schedule 2 means all know-how, lists of customers, suppliers or Subscribers, technical processes or other confidential information.

"Collaboration Agreement" means an agreement entered into by and between a Collaborating Hospital and a Group Member.

"Collaborating Hospital" means a hospital that maintains collaboration with any Group Member in collection of cord blood units and related sales and marking activities.

"Contracts" means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, that are currently subsisting and not terminated or completed.

"Cord Banking Service Contract" means a contract entered into by and between a Subscriber and a Group Member for Subscription Services.

"Cord Blood Bank" means the three cord blood banks operated by a Group Member which have obtained a Blood Station Operation License and the investment by a Group Member in Shandong since May 2010.

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"Disclosed" means, in respect of any Company Warranty, fully and fairly disclosed in the (i) numbered and lettered section corresponding to such Company Warranty in the Disclosure Letter or (ii) the Company SEC Filings, if the disclosure is specific in detail (as opposed to general risk factor language, forward looking statements or other reservations that relate to a hypothetical or inchoate risks), to the extent that the application of such disclosure to a specific Company Warranty is reasonably clear on its face.

"Environment" means all or any of the following media, namely, air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground.

"Environmental Laws" means any and all laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of Hazardous Substances.

"Equipment" means all plant and machinery, production lines, tools and equipment, vehicles and other tangible assets.

“Government Entity” has the meaning set forth in Clause 3 of this Schedule 2.

"Government Official" means an official or employee of any government department, agency, or instrumentality, any government-owned or -controlled enterprise, any public international organization, or any political party, as well as any candidate for political office.

"Hazardous Substance" means all substances of whatever description which may cause or have a harmful effect on the Environment or the health of person or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances.

"Intellectual Property" means all patent, trademarks, service marks, registered designs, utility models, copyrights, inventions, Confidential Information, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

"Inventory" means all inventories of the Company including the cord blood units donated by the public.

"Latest Accounts Date" means December 31, 2011.

"Leases" has the meaning set forth in Clause 5 of this Schedule 2.

"Leased Properties" has the meaning set forth in Clause 5 of this Schedule 2.

"Liabilities" means all Indebtedness and other liabilities of any nature whatsoever, accrued, absolute, actual or contingent, due or to become due, liquidated or unliquidated and whether or not of a nature required to be disclosed in the accounts or financial statements of the Group.

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"Litigation" has the meaning set forth in Clause 11 of this Schedule 2.

"Marketing Material" has the meaning set forth in Clause 9 of this Schedule 2.

"Matching Services" has the meaning set forth in Clause 9 of this Schedule 2.

"Material Contracts" has the meaning set forth in Clause 6 of this Schedule 2.

"Permits" means all permits, consents, approvals, authorizations, franchises, certifications and licenses from, and all registrations with, any Governmental Authority and such term shall include the Blood Station Operation License and all other the cord blood banking licenses issued by the Ministry of Health of the PRC or its provincial counterparts to any Group Member or Cord Blood Bank.

"Real Property" has the meaning set forth in Clause 5 of this Schedule 2.

"Reverse Merger" means the acquisition of control of CCBS by the Company’s predecessor Pantheon China Acquisition Corp. on June 30, 2009.

"SAFE" has the meaning set forth in Clause 3 of this Schedule 2.

"Sanctioned Country" has the meaning set forth in Clause 3 of this Schedule 2.

"SEC Documents" has the meaning set forth in Clause 3 of this Schedule 2.

"Sponsorship Agreement" means the sponsorship agreement between an Onshore Company and the relevant hospital as submitted to the Ministry of Health of the PRC for application for establishment of the relevant Cord Blood Bank.

"Subscriber" means a subscriber for cord banking services provided by a Group Member.

"Subscription Services" has the meaning set forth in Clause 9 of this Schedule 2.

"U.S. Economic Sanctions" has the meaning set forth in Clause 3 of this Schedule 2.

The Warranties

The Company hereby represents and warrants to the Investor that except as Disclosed, the following representations and warranties are true, complete and correct as of the date hereof and the Completion Date. The Disclosure Letter shall be arranged in clauses corresponding to the numbered and lettered clauses and sub-clauses set forth below.

1.	CORPORATE MATTERS

(a)	Organization, Good Standing and Qualification. Each Group Member has been duly incorporated and organized, and is validly existing (i) in good standing and (ii) in compliance with all registration and approval requirements in all material respects. Each Group Member has the corporate power and authority to own and operate its Assets and properties and to carry on its business as currently conducted.

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(b)	Charter Documents. The copies of the Company Charter Documents and the charter documents of each Group Member included in the Company SEC Filings, are effective, have not been superseded and are true, correct and complete. All legal and procedural requirements concerning the adoption of such charter documents have been duly and properly complied with in all respects.

(c)	Group Structure. The corporate chart set forth in Part D of Schedule 1 is a true, complete and accurate description of the corporate structure of the Group as of the Completion Date.

(d)	Capitalization and Other Particulars. The particulars of each Group Member's share capital set forth in Schedule 1 are a true, complete and correct description of the share capital of each Group Member on the date hereof and on the Completion Date. No Group Member is in violation of any term of or in default under its certificate or articles of incorporation, memorandum and articles of association, by-laws, or their organizational charter or other constitutional documents, respectively.

(e)	Options, Warrants. Except for the Notes and Conversion Shares, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the subscription or purchase from any Group Member of any Equity Securities of any Group Member. No shares of any Group Member, or shares issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by any Group Member, are subject to Encumbrances, preemptive rights, rights of first refusal or other rights to subscribe for or purchase such shares (whether in favor of any Group Member or any other Person), pursuant to any agreement or commitment of any Group Member. The issuance and sale of the Notes and Conversion Shares shall not result in a right of any holder of any securities of the Company to exercise any preemptive rights, rights of first refusals or other rights, or to adjust the exercise, conversion, exchange or reset price under any of such securities. The issuance and sale of the Notes or Conversion Shares shall not obligate the Company to issue Shares or equivalents thereof or other securities to any Person (other than the Investor). All issued shares of each Group Member are fully paid and non-assessable and have been issued in material compliance with all applicable federal and state securities laws, and none of such issued shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders' agreements, voting agreements or other similar agreements with respect to the Company's or any Group Member's shares to which the Company or such Group Member is a party or, to the knowledge of the Company, between or among any of the Company's shareholders or the Group Member’s shareholders, as the case may be.

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(f)	Subsidiaries. Except as set forth in the corporate structure chart set forth in Part D of Schedule 1, the Company does not hold any Equity Securities of, or any direct or indirect interest of any kind in, any other Person.

(g)	Onshore Companies.

(i)	Except as Disclosed in the Company SEC Filings, for each Onshore Company, each holder of record of its registered capital have contributed in full its subscribed share of the entity's registered capital pursuant to the articles of association and, as applicable, relevant joint venture contracts, and all such contributions have been verified and certified by a Chinese registered public accountant according to applicable law, approved by all relevant Governmental Authorities and fully paid, and verification certificates have been issued to each such holder of record or previous investor accordingly.

(ii)	All previous transfers or assignments of registered capital have been approved by the competent Governmental Authorities and all necessary corporate action.

(iii)	Each Onshore Company and Cord Blood Bank conducts its business activities within the permitted scope of its business or is otherwise operating its business in compliance in all material respects with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities.

(iv)	All licenses and approvals requisite for the conduct of any part of each Onshore Company and Cord Blood Bank's business which are subject to periodic renewal, have been or shall on a timely basis be obtained and to the best knowledge of the Company, there are no grounds on which such requisite renewals shall not be granted by the competent PRC Governmental Authorities.

(v)	Each Onshore Company and Cord Blood Bank is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying revocation of any licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by it.

(vi)	The Company maintains, or procures its relevant Subsidiary to maintain, Control over each Onshore Company and Cord Blood Bank in all respects.

(h)	Corporate Records. The registers of shareholders, resolutions and all other documents of each Group Member required to be kept or filed with any relevant Governmental Authority under all applicable law (including in accordance with the Companies Law (2011 Revision of the Cayman Islands) have been properly maintained, filed or submitted for filing in accordance with applicable law, and all resolutions required by applicable laws or the charter documents of such Group Member then effective have been passed, have been passed in accordance with such applicable laws and the charter documents of such Group Member (as the case may be).

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(i)	No Immunity. No property of any Group Member enjoys any right of immunity from set off, suit or execution with respect to the Company's obligations under any Transaction Document.

(j)	Board Composition. The Company is in compliance with all the requirements of (i) the listing standards of the NYSE, (ii) the Sarbanes-Oxley Act of 2002 (including any and all applicable rules and regulations promulgated by the SEC thereunder that are effective) and (iii) the Companies Law (2011 Revision) of the Cayman Islands and any other applicable law, including such requirements related to (w) the composition of the Board, (x) the independent committees, (y) the director independence and (z) the audit committee financial expert.

(k)	Reverse Merger. The Reverse Merger was conducted and completed in compliance with all applicable laws in all material respects, except where the failure to do so would not have a material adverse effect on the Company. The Company has provided the Investor with access to all material information related thereto as available in the Company SEC Filings.

2.	AUTHORIZATION AND VALIDITY OF TRANSACTIONS

(a)	Authorization. The Company has the power and authority to execute, deliver and perform the Transaction Documents which it has signed as a party. All actions on the part of the Company necessary for the authorization, allotment, issuance and delivery of the Notes and Conversion Shares have been taken or shall be taken prior to the Completion.

(b)	Valid Issuance of Notes and Conversion Shares. The Notes are duly authorized and validly issued and free of restrictions on transfer other than restrictions on transfer described in Exhibit A and any applicable securities or corporate laws. The Conversion Shares when issued and paid for as provided upon conversion of the Notes shall be duly authorized and validly issued, fully paid and non-assessable and are and shall be free of restrictions on transfer other than restrictions on transfer described in Exhibit A and any applicable securities or corporate laws. As of Completion, a number of Shares shall have been duly authorized and reserved for issuance exceeds one hundred fifty percent (150%) of the number of Shares issuable upon conversion of the Notes (assuming for purposes hereof, that the Notes are convertible at the price set forth in the Exhibit A and without taking into account any limitations on the conversion of the Notes set forth in Exhibit A).

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(c)	Enforceability. The Transaction Documents to which the Company is a party, when executed, shall be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general principles of equity.

(d)	Consents and Approvals. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other competent corporate authority required in connection with the execution, delivery and performance by the Company of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby have been obtained or will be prior to Completion.

(e)	No Breach. The execution and delivery by the Company of each of the Transaction Documents to which it/he is a party and the implementation and performance by the foregoing entities of all the transactions contemplated under such Transaction Documents do not and shall not:

(i)	breach or constitute a default under any charter document of such entity or of the memorandum of association, articles of association, by-laws or other constitutional document of such entity;

(ii)	result in a material breach of, or constitute a default under, or give rise to any right to any Person to declare a default under, any Material Contract to which such entity or individual is a party or by which such entity or individual or its/his property or Assets is bound or result in the acceleration of any obligation of such entity or individual (whether to make payment or otherwise) to any Person; or

(iii)	result in a violation or breach of or default under any law.

3.	LEGAL COMPLIANCE

(a)	No Violation of Law.

(i)	Since the date of listing of the Shares on the NYSE, no Group Member and Cord Blood Bank has been in violation of any applicable law or regulation (including the ‘Measures for Administration of Blood Stations’ issued by the Ministry of Health of the PRC and any regulations issued by the State Food and Drug Administration of the PRC) in any material respect.

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(ii)	Each Group Member and Cord Blood Bank has at all times carried on its business in compliance with all applicable laws, regulations and governmental guidance in all material respects. None of the Group Members or Cord Blood Banks, nor any Group Representative, nor any Senior Manager, has committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, regulation, by-law or other obligation relating to it or the carrying on of its business.

(iii)	Since the date of listing of the Shares on the NYSE, (a) the Shares have been designated for quotation on the NYSE; (b) trading in the Shares has not been suspended by the SEC or the NYSE for more than one Trading Day; (c) the Company has received no communication, written or oral, from the SEC or the NYSE regarding the suspension or delisting of the Shares from the NYSE; (d) the Company has never been subject to any administrative proceedings or investigation by the SEC or the NYSE; and (e) the SEC or NYSE has never imposed any penalty on the Company which, in the case of foregoing clauses (d) or (e) could reasonably be expected to have a material adverse effect on the Company. To the best knowledge of the Company, the Company is not in violation of any of the rules, regulations or requirements of the SEC or NYSE and has no knowledge of any facts or circumstances that would reasonably lead to (x) delisting or suspension of the Shares by the SEC or NYSE or (y) any administrative proceedings, investigation or penalty by the SEC or NYSE on the Company.

(b)	Permits and Registrations.

(i)	Each Group Member and Cord Blood Bank has all Permits and has completed all material government registrations, licenses and consents necessary for the conduct of its business as currently conducted and to own or use its material Assets, Real Property and Leased Real Properties as currently used. No Group Member or Cord Blood Bank is in breach of or default under any such Permit, and there is no reason to believe such Permit shall be suspended, cancelled or revoked.

(ii)	Without limiting the generality of the foregoing, (a) the construction and operation of the operating facilities of each Onshore Company and Cord Blood Bank and the operation of its business is and has been in compliance with its relevant feasibility study and business license, as applicable; (b) all necessary approvals from Governmental Authorities have been received to ensure that each Onshore Company shall continue to enjoy, to the extent permitted by applicable law, all of the Tax clearances, concessions and other benefits available to such Onshore Company prior to Completion, or otherwise available under applicable law to foreign investment enterprises similarly situated; (c) no Group Member or Cord Blood Bank has been subject to any administrative proceedings or investigation by the Ministry of Health of the PRC to the best knowledge of the Company, nor has any penalty been imposed on any Group Member; and (d) no Group Member or Cord Blood Bank is in breach of or default under any cord blood banking license issued by the Ministry of Health of the PRC in favor of the relevant Group Member or Cord Blood Bank, and there is no reason to believe such cord blood banking license shall be suspended, cancelled or revoked, except where any such breach, default, suspension, cancellation or revocation would not have a material adverse effect on the relevant Group Member.

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(c)	Governmental Inspection. Each Group Member and Cord Blood Bank is under the supervision of the Ministry of Health of the PRC, including the provincial level Department of Health. Each Group Member and Cord Blood Bank has passed all annual inspections and occasional inspections conducted by the relevant Governmental Authority, whether evidenced by written documents issued by such Governmental Authority or not.

(d)	Interference with Transaction. There is no Governmental Authority and to the best knowledge of the Company, no other Person that has:

(i)	requested any information in connection with or instituted or threatened in writing any legal proceedings, arbitration or administrative proceedings or inquiry, regulatory inquiry against any Group Member to restrain, prohibit or otherwise challenge the issuance of the Notes or the Conversion Shares or any of the transactions contemplated under the Transaction Documents; or

(ii)	proposed or enacted any statute or regulation that would prohibit, materially restrict or materially delay implementation of the issuance of the Notes or the Conversion Shares or adversely affect the operation of any Group Member after the completion of such issuance.

(e)	Ownership. Except as Disclosed in the Company SEC Filings, the Company validly and legally owns, beneficially and of record, free and clear of any Encumbrance, the equity interests of its Subsidiaries.

(f)	No Voidable Transaction. To the best knowledge of the Company, there is no material transaction to which any Group Member is or has been a party which may give rise to a claim for setting aside under any applicable statute or legislation or otherwise howsoever.

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(g)	Ethical Business Practices.

(i)	None of Company, its Affiliates and the Group Representatives has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value: (a) to any Government Official, or to any person under circumstances where the Company, such Affiliate or such Group Representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, in each case, in order to assist the Company or any Affiliate in obtaining or retaining business for or with, or in directing business to, any person, or (b) to any person, with the intention of influencing or rewarding such person for acting in breach of an expectation of good faith, impartiality, or trust, or which it would otherwise be unlawful for the recipient to accept (collectively "Anti-Corruption Prohibited Activities"). As used herein, "Government Entity" means any government (foreign or domestic, including federal, national or regional government) or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government or a public international organization.

(ii)	As of the date of this Agreement, Company has Disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by Company, any Affiliate or any Group Representative in connection with non-compliance with FCPA or any other Anti-Corruption Laws by the Company or any Affiliate or Group Representative, and (b) any investigations (by the Company or by any third parties) involving possible non-compliance with the FCPA or any other Anti-Corruption Laws by the Company or any Affiliate or Group Representative, and so far as Company is aware there are no circumstances which are likely to give rise to any such claims, damages, liabilities, obligations, losses, penalties, actions, judgments, allegations and/or investigations.

(h)	Books and Records and Internal Controls.

(i)	Each Group Member has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets in all material respects and in compliance with all laws.

(ii)	Each Group Member has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed and access to assets is permitted only in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(i)	Anti-corruption Policies and Procedures. The Company and each Group Member has maintained such policies and procedures in relation to corruption and business ethics as may be required under anti-bribery or anti-corruption laws applicable to the Company and such Group Member and generally accepted standards of business conduct and ethics including, where applicable, in relation to bribery, gifts and entertainment, political contributions and monitoring, risk assessment and internal audit procedures.

(j)	Due Diligence on Acquisitions. In respect of any business or company acquired by the Company or any Affiliate within the last two (2) years, the Company or such Affiliate has conducted pre-acquisition or post-acquisition due diligence which in each case would be reasonably adequate to identify any Anti-Corruption Prohibited Activities committed by the acquired business or company. Any issues identified by such due diligence have been investigated and disclosed to the Investor.

(k)	Due Diligence on Officers, Employees and Agents. Due diligence has been conducted prior to the recruitment, hiring or appointment of any officers, employees or agents of the Company and the other Group Members which would be reasonably adequate to identify any Anti-Corruption Prohibited Activities previously committed by those individuals or entities.

(l)	Training. All officers, employees and agents of the Company and the other Group Members have been provided with overall training in relation to anti-corruption policies and guidelines and generally accepted standards of business conduct and ethics.

(m)	Reporting Procedures. The Company and the other Group Members have maintained procedures and mechanisms for the internal reporting of actual or suspected Anti-Corruption Prohibited Activities, and any such reports have been (a) investigated, and (b) disclosed to the Investor.

(n)	U.S. Economic Sanctions. Neither the Company nor any of its Subsidiaries are the target of any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”). Neither the Company nor any of its Subsidiaries make any sales to or engage in business activities with, or for the benefit of, any persons and countries that are subject to trade sanctions and economic embargo programs enforced by the U.S. Treasury Department’s Office of Foreign Asset Control including any “Specially Designated Nationals and Blocked Persons”, as of the date hereof and the list of which can be found at: http://www.ustreas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any government, national, resident or legal entity of Cuba, North Korea, Syria, Sudan, Iran, Libya or any other country with respect to which U.S. persons, as defined in the U.S. Economic Sanctions, are prohibited from doing business (each a “Sanctioned Country”), and have no intentions or plans to make any such sales or to engage in any such business.

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(o)	Foreign Exchange. None of the Group Members is or has at any time been in violation of any applicable law, regulation or any other requirements of law of any Governmental Authority with respect to any matter relating to foreign currency exchange in any material respect, which violation would have a material adverse effect on the Company. No substantial owner or controller, and to the best knowledge of the Company, no beneficial owner of the Company, is a “Domestic Resident” as defined in Circular 75 (together with its implementing regulations, “Circular 75”) issued by the State Administration of Foreign Exchange (“SAFE”). and no substantial owner or controller, and to the best knowledge of the Company, no beneficial owner has violated Circular 75 or any other applicable SAFE rules and regulations.

(p)	Change of Law. The Company is not aware of any Governmental Authority or other Person having proposed, enacted or changed, any law which could reasonably be expected to materially and adversely affect the business of any Group Member or any portion hereof as currently conducted or contemplated to be conducted.

(q)	Absence of Government Official Economic Interest. No Government Official of the United States of America, PRC or Hong Kong (i) holds an ownership or other economic interest, direct or indirect, in the Company or any Group Member (excluding for this purpose, the shareholders of the Company who hold less than five percent (5%) shareholding in the Company) or (ii) serves as a Group Representative in connection with any Anti-Corruption Prohibited Activities.

(r)	SEC Documents. The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Completion, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents") required to be filed during the period commencing June 30, 2009 and ended on the later of the date of this Agreement and the Completion. As of their respective filing dates, the SEC Documents filed during any time before the Reverse Merger complied in all material respects with the requirements of the 1934 Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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4.	ENVIRONMENTAL ISSUES

(a)	Compliance with Environmental Laws. Each Group Member and Cord Blood Bank is currently in compliance with all Environmental Laws in all material respects and is in possession of all required environmental Permits.

(b)	Environmental Hazards. There is no condition or circumstance in respect of any Group Member or Cord Blood Bank which poses a material risk of harm (other than in relation to product safety or liability) to human health or safety, or the health of animals, plants or the environment.

5.	ASSETS

(a)	Title to Assets. Except as Disclosed in the Company SEC Filings, the Assets included in the Existing Financial Statements or acquired by any Group Member since the Latest Accounts Date and all other material Assets currently used or employed by any Group Member are owned by the relevant Group Member free from Encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and all such material Assets are in the possession or under the control of the relevant Group Member.

(b)	Status of Assets. Except as Disclosed in the Company SEC Filings, each Group Member owns or has the right to use all Assets currently used by it in the conduct of its business as currently conducted. All material Assets of each Group Member have been properly maintained and are in good working condition, and are in all respects in a condition that is adequate for their intended uses, subject to continued repair and replacement in accordance with past practice. The Company has sufficient assets and resources to support its normal business operations as currently contemplated as at Completion, except as otherwise caused by economic turmoil and / or force majeure events or other significant change in normal business operations beyond the control of the Company.

(c)	Real Property.

(i)	Neither the Company nor any other Group Member is, nor has it ever been, a United States real property holding corporation within the meaning of Section 897 of the Codes and the Company shall provide a statement to such effect in accordance with the Code and the regulations thereunder upon the request of the Investor.

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(ii)	Except as Disclosed in the Company SEC Filings, the real property of the Group (the "Real Property") comprises all the land, buildings and premises (as well as the fixed attached thereto) currently owned, occupied or used by the Group or in respect of which the Group has any estate, interest, right or title.

(iii)	Except as Disclosed in the Company SEC Filings, the Group has proper legal title to the land use rights and building ownership rights in respect of the Real Property (including possession of the land use rights certificates and building ownerships certificates) and is, subject to compliance with all applicable laws of the PRC, entitled to transfer, sell, mortgage or otherwise dispose of the Real Property and there are no occupancy rights or Encumbrances in favor of third parties affecting it.

(iv)	The original land grant fee for the land use rights of any Real Property was paid in full, and no further amounts are currently owing in respect thereof. No other fees or other payments are owing under the relevant granted land use rights contracts in respect of the Real Property. The relevant granted land use right contracts and the relevant land registration card contain no restrictions on any Group Member to use the Real Property for which they are currently being used by the Group. For any land use rights allocated (but not granted) to any Group Member, such Group Member has complied with all material restrictions set forth in the land use rights certificate for such allocated land use rights.

(v)	There are no claims pending or to the knowledge of the Company, threatened that would result in the creation of any Encumbrance against any Real Property.

(vi)	To the best knowledge of the Company, there are no zoning or other applicable laws currently in effect that would prevent or limit any Group Member from conducting its operations on the Real Property as they are currently conducted.

(d)	Insurance.

(i)	All material Assets of the Group and the Real Property that are of an insurable nature are insured in reasonable amounts against such risks as are, in accordance with commercial best practice, normally insured against in the Hong Kong or in the PRC, including risks normally covered by insurance taken out by companies carrying on the same type of business or having similar assets as the Group. Each of such insurances has been obtained from a well established and reputable insurer. To the best knowledge of the Company, each Group Member and Cord Blood Bank has at all times been adequately covered against risks normally covered by insurance taken out by companies carrying on the same type of business or having similar assets as the Group in Hong Kong and in China. Nothing has been done or omitted to be done by or on behalf of any Group Member which would make any such policy of insurance void or voidable or enable the insurers to avoid the same; there is no claim outstanding under any such policy; and there are no facts or circumstances likely to give rise to such a claim. There are no overdue premiums in respect of the above insurances.

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(ii)	No Group Member has suffered any uninsured losses or waived any rights or claims of material or substantial value with respect to any policy of insurance or allowed any insurance to lapse.

(iii)	No claim under any policy of insurance taken out in connection with the business or assets of any Group Member is outstanding and to the best knowledge of the Company, there are no facts or circumstances likely to give rise to such a claim.

(e)	Leases.

(i)	The Investor has been provided with true and complete copies of all real property leases (the "Leases") in respect of real property used by the Group that is not owned by the Group (the "Leased Properties"). Each of the Group Members is in compliance in all material respects with the terms and conditions of each Lease to which it is a party.

(ii)	Each of the Group Members has the right to use the Leased Properties leased to it in accordance with the provisions of the relevant Lease. Each such Lease has been executed, and (if the Leased Property is located in the PRC) duly registered with the housing administration in accordance with the relevant PRC regulations, and is valid and binding on the Group Member party thereto, all material rent and other sums and charges payable by such Group Member as tenant thereunder are current, no written notice of default or termination under such Lease is outstanding, and to the best knowledge of the Company no termination event or condition or uncured default on the part of such Group Member exists under such Lease. To the best knowledge of the Company, there is no underlying mortgage, deed of trust, lease, grant of term or other estate in or interest affecting any Leased Properties material to the operations of the Group.

(iii)	The Leases contain no material restriction on business currently operated on such property or any right for the lessor or landlord to terminate the lease prior to expiration of its term (unless the lessee defaults on rental payment, breaches the lease terms or the lessee and the landlord fail to agree on the lease rental renewal terms).

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(iv)	All necessary consents for the grant of the Leases were obtained before such grant or transfer, and the landlords named in the Leases were the registered legal and beneficial owners of the Leased Properties at the time of the grant of the relevant Lease.

(v)	None of the Group Members has any ownership, financial or other interest in the landlord under any Lease.

(vi)	No notice of termination has been received by any Group Member from the landlord under any Lease purporting to terminate such Lease, requesting or requiring the relevant Group Member to vacate the premises or requesting or requiring any amendment to the terms of any Lease, and to the knowledge of each Group Member, no landlord has threatened or intends to deliver any such notice.

(f)	Condition and Operation of Improvements. All components of all material buildings, structures, fixtures and other improvements in, on or within the Real Property and Leased Properties are in good operating condition and repair for use by the relevant Group Member in its business.

(g)	Inventory. Each Group Member has good and marketable title to all Inventory used in its business. All such Inventory is free from Encumbrances and is in good condition.

(h)	Products and Services.

(i)	The cord blood units stored by the relevant Group Members in the Cord Blood Banks are in good quality condition and were provided to the hospitals in good quality condition. There has been no complaint in writing or investigation by any hospital or Governmental Authority in relation to the same.

(ii)	The internal process or control in respect of processing, testing and storage of all cord blood units kept by each Group Member and Cord Blood Bank are in compliance with all criteria stipulated by the relevant Governmental Authorities in all material respects.

(iii)	No Group Member or Cord Blood Bank has ever been involved in any administrative proceedings or investigation by any Governmental Authority and no Governmental Authority has imposed any penalty on any Group Member or Cord Blood Bank.

(iv)	To the best knowledge of the Company, no Group Member has provided any services which are, were, are likely to become, or are alleged to be, faulty or defective, or which do not comply with any warranties or representations expressly or impliedly made by any Group Member, or with any relevant law.

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(v)	There is no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the best knowledge of each Group Member threatened, against or involving the business of any Group Member relating to any service supplied or alleged to have been supplied by any Group Member and alleged to have been defective.

(vi)	All equipment and medical materials and reagents used by the Group and the Cord Blood Banks have been used in compliance with all applicable laws and national standards. Each supplier of equipment, medical materials or reagents to the Group or the Cord Blood Banks has obtained the permits, licenses or certifications required by applicable law.

(i)	Confidential Information.

(i)	No Group Member uses any processes or is engaged in any activities which involve the misuse of any Confidential Information belonging to any third party. All Group Members maintain the confidentiality of all personal information regarding the Subscribers as is required by law and the Cord Banking Subscription Contract.

(ii)	To the best knowledge of the Company, no Group Member is in breach of any agreements and/or arrangements under which Confidential Information belonging to any third party is made available to a Group Member or is aware of the existence of any circumstances under which its right to use Confidential Information may be terminated.

(iii)	The Company is not aware of any actual or alleged misuse by any Person of any Confidential Information of the Group. No Group Member has disclosed to any Person any of its Confidential Information except where such disclosure was properly made in the normal course of its business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by such entity or where the Confidential Information has been previously disclosed in the public domain or pursuant to any law or court or government order.

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6.	CONTRACTS AND TRANSACTIONS

(a)	Validity of Contracts.

(i)	No Group Member is in breach in any material respect of or has knowledge (actual or constructive) of the invalidity of or grounds for rescission, avoidance or repudiation of any Material Contract nor has any Group Member received written notice of any intention to terminate any such Material Contract.

(ii)	No party with whom any Group Member has entered into any Material Contract is in default thereunder which default, individually or when aggregated with all other such defaults, would have a material adverse effect on the Company. Each Material Contract to which any Group Member is a party has been duly authorized, executed and delivered by such Group Member and by each other party thereto and constitutes the valid and binding obligation of such Group Member and, to the actual knowledge of the Company, of each other party thereto, enforceable against such Group Member and, to the actual knowledge of each of the Company, against each other party thereto in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

(iii)	No Person that supplies any parts or any other materials necessary for the Group to conduct the Principal Business pursuant to a Material Contract with any Group Member has provided written notice to any Group Member terminating such contract or providing notice of non-renewal pursuant to any automatic renewal provision thereunder which may reasonably be expected to materially affect or cause material disruptions in the conduct of the Principal Business. In addition, no Person that currently supplies parts or materials to the Group pursuant to a Material Contract has given written notice to any Group Member or, to the knowledge of any Group Member, has given notice (whether or not in writing) to any Group Member, alleging that any Group Member is in material breach of such contract, or terminating such contract or providing notice of non-renewal pursuant to any automatic renewal provision thereunder, or advising any Group Member that such Person intends to materially reduce its sales of parts or materials pursuant to such contract, or to otherwise alter its business relationship with the Group to the detriment of the Group which may reasonably be expected to materially affect or cause material disruptions in the conduct of the Principal Business.

(b)	Material Contracts. Other than the Transaction Documents, and as Disclosed in the Company SEC Filings and those Contracts copies of which are attached to the Disclosure Letter, no Group Member is a party to, or bound by as of the date such representation is being made, any Material Contract (as defined below). The following Contracts shall be deemed to be "Material Contracts":

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(i)	any Contract entered into otherwise than in the ordinary course of business;

(ii)	any agreement or arrangement otherwise than by way of negotiation at arm's length having a total contract value greater than US$1,000,000 (or its equivalent in other currencies);

(iii)	any sale or purchase option or similar Contract or arrangement affecting any material Assets owned or used by any Group Member or by which any Group Member is bound;

(iv)	any Contract which cannot readily be fulfilled or performed by any Group Member on time or without undue or unusual expenditure of US$500,000;

(v)	any Contract which the Group does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss of at least RMB500,000 on closing of performance;

(vi)	any Contract substantially restricting the freedom of any Group Member to provide and take goods and services or to manage its own business affairs by such means and from and to such Persons as it may from time to time think fit;

(vii)	any Contract pursuant to which (a) any Group Member incurs Indebtedness with the aggregate amount of principal and interest payments greater than US$1,000,000 or (b) any Group Member provides any guarantee;

(viii)	any Contract whereby any Group Member is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association;

(ix)	any Contract whereby any Group Member is, or has agreed to become, a party to any distributorship or agency agreement;

(x)	any Contract that is void, illegal, unenforceable or which contravene any applicable laws and regulations;

(xi)	any Contract that prohibits or materially restricts the sale, disposal or transfer of any Equity Securities (or any interests therein) owned by the Company;

(xii)	any shareholder agreements, joint venture agreements or partnership agreements;

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(xiii)	any employment contracts or arrangements with Senior Managers; or

(xiv)	any Sponsorship Agreement in relation to any Cord Blood Bank.

(c)	Oral Contracts. No Group Member is a party to any contract made orally that would be a Material Contract or that is otherwise material to the Group, taken as a whole.

(d)	Contracts under Negotiation. No Group Member is in the course of negotiating any Contract that, if entered into, would be a Material Contract.

(e)	Compliance with Laws. There are no Contracts or obligations, agreements, arrangements or concerted practices to which any Group Member is a party or by which any of the Group Members is bound, and there are no practices in which any of the Group Member is engaged, that are void, illegal, unenforceable or that contravene any applicable laws in any material respect.

(f)	No Breach. With respect to each Material Contract to which any Group Member is party or by which it is bound:

(i)	such entity has duly performed and complied in all material respects with each of its obligations thereunder;

(ii)	there has been no delay, negligence or other default on the part of such entity and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;

(iii)	such entity is under no obligation which cannot be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort;

(iv)	such entity has the technical and other capabilities and the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business; and

(v)	there are no grounds for rescission, avoidance, repudiation or termination and such entity has not received any notice of termination.

(g)	Change in Control. Except as Disclosed in the Company SEC Filings, there are no agreements concerning any Group Member that can be terminated or that have been terminated or under which the rights of any Person are liable to be materially adversely affected as a result of a change in control of any Group Member or in the composition of the board of directors of a Group Member. There are no circumstances whereby, following a change in the control of any Group Member or in the composition of the board of directors of a Group Member, any of the principal customers of or suppliers to any Group Member would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

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(h)	Adverse Transactions. No act or transaction (including the issuance and sale of the Notes) has been effected by any Group Member in consequence of which any Group Member is or may be liable to (i) (1) refund the whole or part of any investment grant from any government or quasi-governmental body or other grant received by virtue of any statute; (2) repay in whole or in part any government or local authority loan; or (3) lose the benefit of any financial concession or Tax relief or Tax holiday accorded to any Group Member by any authority; or (ii) as a result of which any grant for which application has been made by any Group Member will or may not be paid or will or may be reduced pursuant to the present practice of the appropriate authority. All Tax rates applied to any Group Member are based upon the valid application of relevant Tax law or binding policy, are not being and will not in future be challenged by any relevant Governmental Authority, and no Group Member has suffered or will suffer any losses relating thereto.

(i)	Finance Documents. Other than as Disclosed in the Existing Financial Statements, there are no loans, guarantees, Encumbrances or unusual liabilities given, made or incurred by or on behalf of any Group Member (and, in particular but without limiting the foregoing, no loans have been made by or on behalf of any Group Member to any directors or shareholders of any Group Member) and no Person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Member.

(j)	Related Party Transactions. Except as Disclosed in the Company SEC Filings, there are no Contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any Related Party on the other hand in excess of US$200,000. No Related Party is indebted to any Group Member, nor is such Group Member indebted (or committed to make loans or extend or guarantee credit) to any Related Party, in either case in any amount exceeding US$200,000. Except as Disclosed, no Related Party has any direct or indirect ownership in any business entity with which any Group Member is affiliated or with which such Group Member has a business relationship, or any business entity that competes with such Group Member.

(k)	Authority to Enter into Contracts. Other than the authority given to (i) board members, officers or employees to enter into agreements in the normal course of their duties and (ii) authorized representatives and agents to undertake certain governmental filings, no Group Member has given any powers of attorney or other authority express or implied which is still outstanding or effective to any Person to enter into any Contract or commitment to do anything on its behalf.

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(l)	Brokers and Finders. The Company has not retained and to the knowledge of the Company, no other Person has retained on behalf of the Company, any investment banker, broker, or finder and there are no fees or charges due or payable to third parties in connection with the transactions contemplated by this Agreement.

7.	FINANCIAL MATTERS

(a)	Financial Statements. Each of the Existing Financial Statements has been prepared in accordance with US GAAP, applied on a consistent basis, and shows a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of each Group Member in all material respects including (a) all transactions between or among Related Parties, (b) the compensation for all officers and directors of each Group Member, (c) all of the existing Equity Securities, and (d) all bad and/or doubtful account receivable and reserves therefor as at the respective dates thereof and for the periods covered thereby and are not affected by any unusual or non-recurring items not covered therein. Without limiting the generality of the foregoing, all of the revenues of each Group Member in each of their financial statements are timely and properly recorded in accordance with US GAAP in all material respects.

(b)	No Change in Critical Accounting Policy. Except as Disclosed in the Company SEC Filings, no change in the policies of accounting (aside from changes as required by and in conformity with US GAAP) has been made in preparing the accounts of the Group or any Group Member for each of the previous three (3) financial years of the Group or any Group Member ended on the Latest Accounts Date, except as stated in the accounts for such period.

(c)	Changes in Net Assets. Since the Latest Accounts Date and at all times up to the Completion Date, no material change has occurred to the assets and liabilities (whether actual or contingent) shown in the Existing Financial Statements and there has been no material reduction in the value of the Assets of any Group Member.

(d)	Depreciation. The fixed assets of each Group Member covered in the Existing Financial Statements have been or shall be, as applicable, depreciated in accordance with US GAAP. The value of each Asset has been properly reflected in the Existing Financial Statements in all material respects.

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(e)	No Acceleration of Borrowings. Except as Disclosed, no borrowing of any Group Member has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by such Group Member. No Group Member has committed any act or omitted to take any action that would entitle any Person to require the payment or repayment of any borrowing of any Group Member before its normal or originally stated maturity. To the best knowledge of the Company, no event or circumstance has occurred, or may occur with the giving of notice or lapse of time, determination of materiality or satisfaction of any other condition, such as to entitle any Person to require the payment or repayment of any borrowing of any Group Member before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of any Group Member under an agreement relating to any borrowing.

(f)	Provision and Reserve. Except as Disclosed, appropriate provision or reserve has been made by the Company in the Existing Financial Statements (i) for all Taxes, including deferred or provisional taxation in respect of the accounting period ended on or before the Latest Accounts Date, as the case may be, for which any Group Member was then or might at any time thereafter become or has become liable including (without limitation) Taxes; and (ii) for all capital or material commitments including but not limited to bad debts and inventory provisions and doubtful account receivables, and all Liabilities are duly noted in the Existing Financial Statements.

(g)	Accounts Receivable. Except as Disclosed, none of the amounts shown in the Existing Financial Statements in respect of accounts receivable is represented by debts which were then or are now overdue for payment and none of the same has been released or settled for an amount less than that shown in the Accounts. All of the current and non-current accounts receivables of each Group Member, whether shown in the Accounts or arising since the Current Accounts Date, are valid and enforceable and have realized or shall in aggregate realize the nominal amount thereof. All of the accounts receivable of each Group Member, whether shown in the Existing Financial Statements or arising since the Accounts Date arose from bona fide sales in the ordinary course of business, on trade terms consistent with the Group's past practices. There are no material asserted claims or refusals to pay by third parties with respect to such accounts receivable.

(h)	Financial Obligations. Except as Disclosed in the Company SEC Filings, there are at the date hereof:-

(i)	no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of any Group Member;

(ii)	no mortgages, charges, liens or other Encumbrances on the assets of any Group Member or any part thereof; and

(iii)	no outstanding loan capital or other loans to any Group Member.

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(i)	Increase in Amounts Secured. None of the amounts secured by the mortgages, charges, liens or other Encumbrances disclosed in the Existing Financial Statements has been increased in an amount in excess of US$500,000 beyond the amounts shown in the Existing Financial Statements and none of the amounts secured by any mortgage, charge, lien or other Encumbrance created after the Latest Accounts Date, has been increased beyond the amount disclosed to the Investor as of the date hereof.

(j)	Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Member have been fully properly and accurately kept and completed in all material respects; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of the Group and of its facilities and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

(k)	Special Financial Arrangements. Except as Disclosed in the Company SEC Filings, the Group has not factored any of its debts or entered into any financing arrangement of a type which would not require to be shown or reflected in the Existing Financial Statements including without limitation any factoring of any debt, creation of any contingent liability or provision of any guarantee.

(l)	Distribution. All amounts paid or otherwise distributed by any Group Member to its direct or indirect equity holders (other than to another Group Member) for dividend, distribution, share redemption or repurchase or similar transactions have been paid or otherwise distributed in compliance with all legal and accounting requirements. From the Latest Accounts Date to the Completion Date, no Group Member has distributed any dividends or bonuses or made any other distributions of any sort whatsoever to any of its equity holders.

(m)	Accountants. The Company's independent registered public accounting firm is KPMG. To the best knowledge of the Company, such accounting firm: (i) is a registered public accounting firm as required by the 1934 Act and (ii) issued its opinion with respect to the financial statements included in the Company's annual report for the year ending March 31, 2011.

(n)	No Disagreements with Accountants or Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants or lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company's ability to perform any of its obligations under any of the Transaction Documents.

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(o)	Solvency. Based on the consolidated financial condition of the Company as of the Completion Date, after giving effect to the receipt by the Company of the Proceeds, the current cash flow of the Company and the cash it would receive if it were to liquidate all of its assets as of the Completion Date, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its Liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances relating to the Group which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one (1) year from the Completion Date.

8.	TAX, RECORDS AND RETURNS

(a)	Compliance with Laws. No Group Member is or has at any time been in violation of any applicable law or regulation regarding Tax which may result in any liability or criminal or administrative sanction or otherwise have a material adverse effect on any Group Member, other than such violation that has been rectified or resolved and does not have any pending, or possible future, liability or criminal or administrative sanction or otherwise.

(b)	Tax Returns and Payments. Each Group Member has duly and timely filed all Tax Returns as required by law, and such Tax Returns are true and correct as of the time of filing. Each Group Member has paid all Taxes when due and none of them is or shall become liable to pay any fine, penalty, surcharge or interest in relation to Tax. Each Onshore Company has duly obtained all tax invoices (fapiao) containing reasonable details as is required by applicable laws.

(c)	Deductions and Withholdings. Each Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly and timely accounted in full to the appropriate Governmental Authority for all amounts so deducted or withheld.

(d)	Tax Avoidance Transactions. No Group Member has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of any Group Member.

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(e)	Preferred Tax Treatments. All material exemptions, reductions and rebates of Taxes granted to any Group Member by a Governmental Authority are in full force and effect and have not been terminated. The transactions contemplated under the Transaction Documents shall not, and to the best knowledge of the Company there is no other circumstance or event that shall, result in any such exemption, reduction or rebate being cancelled or terminated, whether retroactively or for the future.

(f)	Tax Audits and Assessments. No unresolved deficiencies with respect to any Tax Returns filed by any Group Member (or any other Taxes for which any Group Member may be liable) have been proposed or assessed against or with respect to any Group Member (and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of any Group Member pending or raised), in each case by any Governmental Authority in writing to any Group Member, except with respect to matters for which adequate reserves have been established in accordance with US GAAP.

(g)	Certain Activities. Unless the Investor has been notified otherwise, as at the date hereof:

(i)	no election has been filed in accordance with US Treasury Regulations Section 301.7701-3 with regard to the US tax classification of the Company or any Group Member;

(ii)	neither the Company nor any Group Member is engaged in US trade or business under US federal income tax principles.

(h)	Pass-through. The Company is a taxable corporation and not a pass-through entity for the purposes of taxation laws of the United States.

(i)	US Federal Income Tax. The Company is not subject to United States federal income tax at present, or as a result of the transaction which reincorporated the Company outside of the United States of America.

(j)	PFIC. The Company does not generate passive income or hold passive assets sufficient for it to be treated as a passive foreign investment company ("PFIC") as that term is defined in section 1297(a) of the US Internal Revenue Code.

(k)	No Withholding on Purchase or Sale of the Notes or the Conversion Shares by Investor. No withholding of any Tax imposed by the PRC or any political subdivision or authority thereof shall be required (and no PRC Tax shall otherwise be payable) with respect to (i) the initial purchase of the Notes by the Investor, (ii) the redemption or conversion thereof, (iii) any payment to the Investor thereon or under any Transaction Document or (iv) the sale of any Notes, or any Share received upon conversion thereof, by the Investor, in each case so long as the Investor does not hold the Notes or Shares, as applicable, through a permanent establishment in the PRC.

(l)	PRC Tax. The execution and performance by each party thereto of each Transaction Document, and the ordinary business operations of each Group Member other than the Onshore Companies, does not give rise to any Tax Liability within the PRC.

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(m)	Effect of Transaction. The execution and performance of the transactions contemplated by this Agreement or any other Transaction Document, or the carrying out of any transaction pursuant to any provision of any Transaction Document, shall not (i) result in any Tax treatment, benefits or exemptions enjoyed by the Group under applicable laws or otherwise being eliminated or reduced, (ii) result in any Tax-related Losses to the Group, or (iii) render the Group liable for any, or any additional, Tax except as specifically contemplated in the transaction.

(n)	Tax Residency Maintained. Each Group Member has maintained sufficient commercial substance and has been properly managed in a manner that it is treated as a tax resident only in its respective country of incorporation. Each Group Member has maintained its central management and control, and in particular, the place where the directors meet to conduct the business is in its jurisdiction of incorporation. No Group Member incorporated outside the PRC has been managed or controlled from within the PRC, has maintained its books and records within the PRC, or otherwise has been managed in a manner that may cause any Governmental Authority in the PRC to challenge the tax residency of such Group Member or to disregard any entity under the PRC's general anti-tax avoidance rules.

9.	OPERATIONS

(a)	Changes Since Latest Accounts Date.

(i)	General Changes. Since the Latest Accounts Date:

(1)	the business of the Group has been carried on in the ordinary course and so as to maintain the same as a going concern; and

(2)	there has been no adverse change in any material respect the financial position or trading prospects of the Group.

(ii)	Specific Changes. Except where necessary to perform its obligations under the Transaction Documents, since the Latest Accounts Date:

(1)	no Group Member has assumed or incurred any Liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying on its business or entered into any transaction which is not in its ordinary course of business;

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(2)	no amount secured by the mortgages, charges or Encumbrances disclosed in the accounts and management accounts has been increased beyond the amount shown in the accounts and management accounts and no mortgage, charge or Encumbrance has been created since the Latest Accounts Date other than in the ordinary course of business;

(3)	to the best knowledge of the Company, no business of any Group Member has been adversely affected by the loss of any important contract or group of customers or source of supply or by any abnormal factor not affecting related businesses similar to any Group Member to a like extent and the Company is not aware of any facts which are likely to give rise to any such effects;

(4)	no Group Member has changed its existing auditor;

(5)	no dividends, bonuses or distributions have been declared, paid or made;

(6)	no Group Member has ceased to conduct or carry on its business, approved the development of any new line of business changed any part of its business activities;

(7)	no Group Member has terminated any Senior Manager;

(8)	no Group Member has entered into any joint venture or partnership with any Person;

(9)	no Group Member has settled, compromised or conceded any litigation, legal proceedings, arbitration, mediation or other dispute resolution procedures involving an amount, individually or in the aggregate, exceeding US$200,000;

(10)	no Group Member has changed its financial year end or accounting policies (aside from changes as required by and in conformity with US GAAP) ;

(11)	save for resolutions copies of which have been delivered to the Investor prior to the date hereof or which are required to be passed by any Group Member prior to Completion in order to satisfy the conditions set out in the Transaction Documents, no board or shareholders' resolutions of any Group Member have been passed;

(12)	there has not been any waiver or compromise granted by any Group Member of a valuable right or of a material debt owing to it;

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(13)	there has been no change to or waiver of any right under any Material Contract; and

(14)	there has been no agreement or commitment by any Group Member to do any of the things described in clauses (a) through (m) above.

(b)	Current Operations. To the best knowledge of the Company, there is no existing fact or circumstance that may have a material adverse effect on the ability of any Group Member to conduct its business as currently conducted or contemplated to be conducted.

(c)	Cord Blood Banking Business.

(i)	Since the Latest Accounts Date:

(1)	no co-sponsor or partner of any Cord Blood Bank has terminated, or indicated in writing any intention to terminate, any Sponsorship Agreement with the relevant Group Member prior to the expiration of its term; no Group Member or Cord Blood Bank is in breach of or has knowledge (actual or constructive) of the invalidity of or grounds for rescission, avoidance or repudiation of any Sponsorship Agreement; to the best knowledge of the Company, there has not been any event since the Latest Accounts Date that may cause any Sponsorship Agreement to be terminated by a party thereto prior to expiration of its terms;

(2)	no more than thirty-three (33) Collaborating Hospitals have terminated, or indicated in writing any intention to terminate, any Collaboration Agreement with them prior to the expiration of its term; no more than thirty-three (33) Collaborating Hospitals have refused to, or indicated in writing any intention to refuse to, renew any Collaboration Agreement with them upon expiration of its term; no Group Member or Cord Blood Bank is in material breach of or has knowledge of such breach of any Collaboration Agreement and, to the best knowledge of the Company, there has not been any event since the Latest Accounts Date that may cause more than thirty-three (33) Collaboration Agreements to be terminated by the parties thereto prior to expiration of their respective terms;

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(3)	no more than four percent (4%) of the total Subscribers (as set forth in the Company SEC filings) have terminated, or, indicated in writing any intention to terminate, any Cord Banking Service Contract prior to the expiration of its term; no more than four percent (4%) of the total Subscribers have refused to, or indicated in writing any intention to refuse to, renew any Cord Banking Service Contract upon expiration of its terms; no Group Member is in breach of or has knowledge of such breach any Cord Banking Service Contract and, to the best knowledge of the Company, there has not been any event since the Latest Accounts Date that may cause more than four percent (4%) of the total Cord Banking Service Contracts to be terminated by the parties thereto prior to expiration of their respective terms;

(4)	there has been no material negative publicity in any media relating any Group Member or Cord Blood Bank which would have a material adverse effect on the ability of any Group Member or Cord Blood Bank to conduct its business as currently conducted; and

(ii)	Each Group Member has fully performed its obligations under each Sponsorship Agreement, Cord Banking Service Contract and Collaboration Agreement.

(iii)	To the best knowledge of the Company, as of the date of this Agreement, no Collaborating Hospital has entered into any agreement for collection of cord blood units and related sales and marketing services with any competitor of a Group Member, whose geographical scope overlaps with that of any Collaboration Agreement to which such Group Member is a party (i.e., is within the same administrative jurisdiction at the county or district level).

(iv)	Except as Disclosed in the Company SEC Filings, as required by the PRC Governmental Authorities, the Company stores donated cord blood units donated by the public and offers matching units to patients in need of transplants ("Matching Services"). All the conditions imposed by the PRC Governmental Authorities in relation to licensed cord blood banking services (including in relation to Matching Services) have been complied with by the Company and the other Group Members.

(v)	In addition to the Matching Services, the Company also provides Subscribers with certain fee-based commercial cord banking services which consist of taking and processing cord blood units, and storage services, which consist of storage of cord blood units in the Company’s facilities (“Subscription Services”). The Subscription Services are being provided by the Company in accordance with all applicable laws, regulations and governmental guidance.

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(vi)	Records for cord blood samples from Subscribers and cord blood samples donated by the public are maintained separately with each sample carries a distinct identification number. Up to the date of this Agreement, neither the Company nor any Group Member has extracted any cord blood samples which belong to Subscribers for the purpose of Matching Services or to be otherwise used by any Subscriber.

(vii)	All the service fee or other expense fees charged by the Group Member or Cord Blood Bank in its business or operation have not been revoked, revised or challenged (in writing) by any Governmental Authority.

(viii)	As required by laws of the PRC, the Company hires professional medical waste disposal firms to collect and dispose of medical waste produced in the process of collection, transportation, testing, processing and cryopreservation of cord blood.

(ix)	The cord blood banking operations of the Company in Beijing has been accredited with GB/T19001-2000 (which is equivalent to ISO-9001), which are the national standards for quality control in China. The laboratories in Beijing and Guangdong comply with the Good Laboratory Practice, or “GLP”, standards. The operating procedures and standards at all of the facilities of the Company comply in all material respects with relevant regulations and industry standards promulgated by the Ministry of Health of the PRC for the operation of cord blood banks, including the Standards on Administration of Quality of Blood Bank Laboratory promulgated in May 2006. To the best knowledge of the Company, there are no circumstances which are likely to cause such accreditation to be suspended, cancelled or revoked.

(x)	All the advertising and promotional information presented to Subscribers or prospective subscribers of the cord banking services and on the website and other marketing activities of the Company ("Marketing Materials") is in accordance with all applicable laws (including consumer protection laws and laws governing advertising) in all material respects. Each Group Member has all necessary or appropriate Permits applicable or pertaining to the advertising, marketing, promotion and/or provision of products or services within the scope of the Marketing Materials as required by applicable laws. No Marketing Material contains any material misrepresentation or omission that is likely to mislead consumers acting reasonably under the circumstances. The Company has not engaged in any unfair, unethical or deceptive advertising or marketing practice or sales tactics (including marketing the cord banking services by false representation about the benefits of such services).

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10.	EMPLOYEES

(a)	Status of Employees.

(i)	No Group Member is the subject of any strike, collective work stoppage or other material labor issue.

(ii)	Each Group Member has complied with all applicable laws regarding employees, employee benefits, employee safety and labor matters for all employees of the Group in all material respects. Each of the Onshore Companies has made all mandatory contributions to employee social insurance in accordance with applicable PRC laws, and none of the Onshore Companies has material outstanding and overdue legal obligations to provide any other actual or contingent employee benefits or perquisites to any present or past employees, whether permanent or temporary, of such company; there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the Onshore Companies under, or to interfere with or prevent compliance by any of the Onshore Companies with, any labor laws or regulations in the PRC.

(iii)	All the employees and other staff employed by each Group Member or Cord Blood Bank are certified and qualified in accordance with relevant laws, regulations and governmental guidance in accordance with applicable laws.

(b)	Employment Agreements and Compensation Arrangements. Except as required by law or as Disclosed in the Company SEC Filings, no Group Member is a party to or is bound by any currently effective employment contract (other than contracts that can be terminated on an at-will basis), deferred compensation agreement, pension, provident, superannuation, life assurance, disability or other similar schemes or arrangements, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

(c)	Status of Employees. To the best knowledge of the Company, no Senior Manager has indicated that he or she intends to terminate their employment with any Group Member. Subject to general principles related to wrongful termination of employees or as Disclosed in the Company SEC Filings, the employment of each officer and employee of the Group is terminable at will by its respective employer.

(d)	Withholding Tax. All material amounts required to have been withheld by the Group with respect to employee salaries (including employees who have been treated as consultants) have been withheld.

(e)	Trade Union. Unless otherwise required by law, no Group Member has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes.

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11.	CLAIMS AND PROCEEDINGS

(a)	No Litigation. No Group Member is engaged in or has been notified in writing that it is the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, "Litigation"), whether as plaintiff, defendant or otherwise, which may give rise to a claim equal to or more than US$500,000 against such Group Member. To the best knowledge of the Company, none of the shareholders or equity interest holders of the Company or the directors and legal representatives of the Group is engaged in or has been notified that it is the subject of any Litigation, whether as plaintiff, defendant or otherwise, which has had or may have an adverse effect on any Group Member. There is no judgment, decree, or order of any court in effect against any Group Member, and no Group Member is in default with respect to any order of any Governmental Authority to which it is a party or by which it is bound.

(b)	No Pending Proceedings. No Litigation is pending or, to the best knowledge of the Company, threatened, against any Group Member. To the best knowledge of the Company, there are no facts or circumstances likely to give rise to any Litigation against any Group Member or any such Litigation against any shareholder or any director, officer or agent of any Group Member.

(c)	No Undertaking; No Injunction. No Group Member, and no shareholder, director, officer or agent of any Group Member is party to any undertaking or assurance given to any Governmental Authority in relation to any investigation by any Governmental Authority or the subject of any injunction relating to such Group Member's business that is still in force.

(d)	No Insolvency. No order has been made and no resolution has been passed for the winding up or liquidation or dissolution of any Group Member or Cord Blood Bank. No distress, execution or other process has been levied on the whole or a substantial part of the assets of any Group Member. No Group Member is insolvent or unable to pay its debts as they fall due.

(e)	No Investigation or Inquiry. To the best knowledge of the Company, no Group Member or Cord Blood Bank is the subject of any investigation or inquiry by any Governmental Authority and there are no facts which are likely to give rise to any such investigation or inquiry.

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12.	INTELLECTUAL PROPERTY

(a)	Proper Acquisition. True and complete details of all Intellectual Property owned by each Group Member (including all Intellectual Property subsisting in the Brands) are Disclosed in the Company SEC Filings. No Group Member or Cord Blood Bank uses any other third party Intellectual Property.

(b)	Ownership. In respect of all Intellectual Property used by the Group and/or the Cord Blood Bank, except as Disclosed in the Company SEC Filings the relevant Group Member either (i) exclusively owns all right, title and interest in and to such Intellectual Property and has the right to sell, assign and transfer such Intellectual Property; or (ii) holds such Intellectual Property under a valid license, the terms of which have not been breached by such Group Member or Cord Blood Bank.

(c)	Technical Support. Other than under the Sponsorship Agreements, no Group Member or Cord Blood Bank is provided or has received any technical support in the conduct of its business from any third party.

(d)	No Infringement. To the best knowledge of the Company:

(i)	The processes and methods employed, the services provided, the businesses conducted, and the products manufactured, distributed, used or dealt in by any Group Member and Cord Blood Bank do not, or at the time of being employed, provided, conducted, manufactured, distributed, used or dealt in did not infringe the rights of any other Person in any Intellectual Property.

(ii)	There is not, nor has there been at any time, any unauthorized use, conflict, violation, dilution or infringement by any Person, or any right of sublicense or other Encumbrance in favor of any Person, of any of the Intellectual Property owned or otherwise required for the business of any Group Member or Cord Blood Bank.

(iii)	No Intellectual Property used by the Group or the use, practice or exploitation of any of the Intellectual Property used by the Group infringes, conflicts with, violates or dilutes any Intellectual Property rights owned by any Person; and there is no claim or action or proceeding pending or, to the best of the knowledge of the Company, threatened against any Group Member with respect to any such Intellectual Property or the ownership, use, validity or enforceability thereof.

13.	DISCLOSURE

(a)	No Misrepresentation. No representation, warranty or statement by the Company in this Agreement, any other Transaction Document, or in any Exhibit, Schedule, Appendix, statement or certificate furnished to the Investor pursuant to any Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in the light of the circumstances under which they were made, true, accurate and not misleading in any material respect.

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(b)	Accuracy of Information Provided. All written information given to the Investor and their professional advisers by the Company or by any of the directors or professional advisors of the Company was when given and is at the date hereof true, complete, accurate in all material respects and not materially misleading.

(c)	Full Disclosure. There is no material fact or circumstance relating to the affairs of any Group Member or Cord Blood Bank which has not been disclosed to the Investor and which if disclosed might reasonably have been expected to influence the decision of the Investor to purchase the Notes including the amount of the Consideration.

14.	SECURITIES ISSUANCE

(a)	Acknowledgment regarding the Investor's Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Investor, prior to the Completion, (i) does not have the right to appoint or designate, and has not appointed an officer of the Company or designated a director of the Board or any of its Subsidiaries, (ii) is not an "affiliate" of the Company or any of its Subsidiaries (as defined in Rule 144) or (iii) to the best knowledge of the Company, is not a "beneficial owner" of more than ten percent (10%) of the Shares (as defined for purposes of Rule 13d-3 of the 1934 Act).

(b)	No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of the other Group Members or their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

(c)	No Integrated Offering. None of the Company, any other Group Member any of their respective Affiliates or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Notes under the 1933 Act, whether through integration with prior offerings or otherwise.

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(d)	Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes shall increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and Exhibit A is absolute and unconditional (subject to any restrictions and limitations on convertibility or exercisability, as applicable, as set forth in Exhibit A), regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(e)	Registration Rights. To the Company's knowledge, no facts or circumstances exist that would inhibit or delay the preparation and filing of the registration statement with respect to the Notes and the Conversion Shares in accordance with the Registration Rights Agreement. Except as Disclosed in the Company SEC Filings, no Person has any right to cause the Company or any of its Subsidiaries to effect the registration under the 1933 Act of any securities of the Company or any such Subsidiary.

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SCHEDULE 3

THE INVESTOR WARRANTIES

1.	The Investor is an exempted company duly incorporated and existing under the laws of the Cayman Islands.

2.	The Investor has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by the Investor of this Agreement and the performance by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Investor. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

3.	The execution, delivery and performance of this Agreement by the Investor will not:

(a)	breach or constitute a default under any provision of the Memorandum and Articles of Association or equivalent charter documents of the Investor;

(b)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any agreement to which the Investor is a party or by which the Investor is bound;

(c)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Investor or upon its securities, properties or business; or

(d)	result in violation or breach of or default under any law.

4.	The funds used by the Investor to purchase the Notes have been legally obtained by the Investor.

5.	The Investor is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the 1933 Act, as presently in effect. The Investor is purchasing the Notes with investment intent and not with a view to distribution thereof or with respect to the Conversion Shares in violation of any federal, state or foreign securities law.

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SCHEDULE 4

LIST OF SENIOR MANAGERS

Ms. Ting Zheng

Mr. Chen Bing Chuen Albert

Ms. Xin Xu

Ms. Yue Deng

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EXHIBIT A

FORM OF THE NOTES

[FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

CHINA CORD BLOOD CORPORATION

7% SENIOR CONVERTIBLE NOTE

Issuance Date: [__], 2012	Original Principal Amount: US$65,000,000

FOR VALUE RECEIVED, China Cord Blood Corporation, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), hereby promises to pay to the order of [______________] or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below) or earlier redemption and to pay Interest (as defined below) on any outstanding Principal at the Interest Rate, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Payment Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay all other amounts payable pursuant to the terms of this Note (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”) issued pursuant to the Purchase Agreement (as defined below). The securities represented by this Note are also subject to a Registration Rights Agreement (the “Registration Rights Agreement”) dated [___], 2012, among the Company, the Holder and the other parties named therein. Capitalized terms used herein and not otherwise defined have the respective meanings given them in Section 26. The following terms shall apply to this Note:

EXHIBIT A - 1

1.          Rank. All payments due under this Note shall rank pari passu with all Other Notes and all other senior Indebtedness of the Company.

2.          Maturity.

(a)          Subject to the Holder’s right to convert the Principal in accordance with Section 4, on the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash which would yield a Total Internal Rate of Return of twelve percent (12%) to the Holder on the Principal up to the Maturity Date. The “Maturity Date” shall be [__]1, 2017.

(b)          The Company may not prepay all or any part of the amounts outstanding under this Note at any time without the express written consent of the Holder.

3.          Interest; Interest Rate.

(a)          The Company shall pay interest (“Interest”) on any outstanding Principal at a rate equal to seven percent (7%) per annum (the “Interest Rate”) from the Issuance Date until such Principal becomes due and payable in accordance with the terms of this Note.

(b)          Interest on this Note shall be computed on the basis of a 360-day year, consisting of twelve 30-day months, and actual days elapsed and shall be payable annually on each anniversary of the Issuance Date in arrears (each, an “Interest Payment Date”) in cash.

(c)          From and after the 30th day following the occurrence, and during the continuance, of an Event of Default (except in the case of an Event of Default under Sections 5(a)(v), 5(a)(vi) and 5(a)(vii) in which case the foregoing 30-day grace period shall not apply), the Interest Rate shall be increased to twenty-two point five percent (22.5%) per annum. If such Event of Default is thereafter subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective in respect of Interest payable after the date of such cure.

(d)          When any outstanding Principal amount is converted into Shares in accordance with Section 4, all accrued and unpaid Interest in relation to such Principal amount (that is being converted) shall be due and payable by the Company to the Holder on the relevant Share Delivery Date. If such Interest is not paid by the Company on the Share Delivery Date, then such unpaid Interest shall be deemed as a debt due by the Company to the Holder which shall be payable on demand and which will bear interest at the rate of twenty-two point five percent (22.5%) per annum from the date such Interest was due and payable to the date when such Interest is paid in full together with interest thereon to the Holder.

1 Fifth Anniversary of the Issuance Date to be inserted.

EXHIBIT A - 2

4.          Conversion. This Note shall be convertible into the Company’s ordinary shares, par value US$0.0001 per share (the “Shares”) on the terms and conditions set forth in this Section 4.

(a)          Conversion Right. At any time or times on or after the Issuance Date until the Maturity Date, the Holder shall be entitled to convert the Principal of this Note, or any portion of the Principal which is an integral multiple of US$1,000,000, into fully paid, validly issued and non-assessable Shares in accordance with Sections 4(b) and 4(c). The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, the Company shall round such fraction up to the nearest whole Share. The Company shall pay any and all transfer taxes and fees that may be payable with respect to the issuance and delivery of the Shares upon conversion of any Principal amount.

(b)          Conversion Shares.

(i)          The number of Shares issuable upon conversion of any Principal amount being converted pursuant to this Note shall be determined by dividing (x) such Principal amount being converted by (y) the then applicable Conversion Price.

(ii)         “Conversion Price” means US$2.838, subject to adjustment as provided herein.

(c)          Conversion Mechanics.

(i)          To convert any Principal amount into Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date (but in no event later than two (2) Business Days after the Conversion Date), the original certificates representing this Note (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 14(c)) (the “Converted Certificates”) and the originally executed Conversion Notice.

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(ii)        Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder in the form attached hereto as Exhibit II. Upon receipt by the Company of an originally executed Conversion Notice, the Company or the Transfer Agent, as applicable, shall, as soon as practicable and in no event later than six (6) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Converted Certificates are received by the Company on or before the sixth (6th) Business Day) (the “Share Delivery Date”), issue and deliver to the Depository Trust Company (“DTC”) account on the Holder's behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, the number of Shares to which the Holder shall be entitled. Notwithstanding anything in the foregoing to the contrary, the Company or the Transfer Agent shall only be required to issue and deliver the Shares to the DTC on the Holder's behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any. If the Company or the Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the Holder or its designee.

(iii)    Company’s Failure to Timely Convert.

(A)          If the Holder shall have provided proper notice to the Company pursuant to Section 4(c)(i) and the Company fails to credit, on or prior to the Share Delivery Date, the Holder’s balance account with DTC or issue a certificate to the Holder for the number of Shares to which the Holder is entitled upon conversion (a “Conversion Failure”), then

(x)           the Company shall pay damages to the Holder, for the Share Delivery Date and each subsequent day on which such Conversion Failure continues, an amount equal to 0.0625% of the product of (I) the sum of the number of Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, times (II) the Closing Sale Price of the Shares on the Share Delivery Date, and

(y)           the Holder, upon written notice to the Company, may, at its discretion, void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice.

(B)          In case of a Conversion Failure, the rights of the Holder pursuant to sub-Section (A) above shall be without prejudice to the Holder’s rights under Section 5(a)(ii) and shall be without prejudice to any other rights or remedies available to the Holder under this Note or under applicable laws in the event of a Conversion Failure.

(iv)        No Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall be required to physically surrender this Note to the Company. If the outstanding Principal of this Note is greater than the Principal amount being converted, then the Company shall as soon as practicable and in no event later than the Share Delivery Date and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 14) representing the outstanding Principal amount not converted. The Person or Persons entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Shares on the Share Delivery Date.

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(v)          Registration of Shares. The Company covenants that all Shares issuable upon conversion of the Notes shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, pursuant to the Registration Rights Agreement, shall be registered for public resale in accordance therewith.

5.          Rights Upon Event of Default.

(a)          Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)          the suspension from trading or failure of the Shares to be listed on the Principal Market or on any other Eligible Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period, except where such suspension or failure of the Shares to be listed is due to a technological problem with the Principal Market or the relevant Eligible Market, as the case may be;

(ii)         the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Shares within five (5) Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to the Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into Shares that is tendered in accordance with the provisions of the Notes;

(iii)        the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), provided such failure continues for a period of at least fifteen (15) days;

(iv)        the continuance of any default which has not been cured or waived for a period of thirty (30) days under, or acceleration following default prior to maturity of, any Indebtedness in excess of US$7,000,000 of the Company or any Subsidiary (other than with respect to the Notes);

(v)         the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, United States Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), or such Custodian shall otherwise be appointed, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any Subsidiary in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any Subsidiary;

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(vii)         proceedings under any Bankruptcy Law are initiated for the relief of debtors by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, are not be dismissed within thirty (30) days of their initiation;

(viii)        the Company breaches any covenant or other term or condition of this Note in any material respect, except, in the case of a breach of a covenant, term or condition which can be remedied, only if such breach is not remedied within thirty (30) days of the Company becoming aware of its occurrence;

(ix)          an event or series of events shall have occurred after the Issuance Date, that has or reasonably could be expected to have, a Material Adverse Effect, except, in the case of a Material Adverse Effect the consequences of which on the Company may be curable, only if such consequences have not been cured within thirty (30) days; or

(x)          a final judgment or judgments for the payment of money aggregating in excess of US$10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, vacated, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay.

(b)          Remedies. Upon the Company becoming aware of the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver a written notice thereof via facsimile and overnight courier to the Holder (an “Event of Default Notice”). At any time after the earlier of (x) the Holder’s receipt of an Event of Default Notice and (y) the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the Principal amount that the Holder is electing to require the Company to redeem. Such Principal amount shall be redeemed by the Company at a price which, inclusive of Interest, would yield a Total Internal Rate of Return to twenty-two point five percent (22.5%) to the Holder on such Principal amount to the date of payment (the “Event of Default Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 5(c).

(c)          Mechanics. The Company shall deliver the applicable Event of Default Redemption Price in cash to the Holder within fifteen (15) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. In the event of a redemption of less than all of the Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14) representing the outstanding Principal amount which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price when due, this Note shall, notwithstanding the Holder’s surrender of this Note to the Company, remain outstanding until the date the Holder receives the Event of Default Redemption Price in full, and the Holder shall maintain all of its rights and remedies under this Note. Interest on the Principal shall continue to accrue to the extent provided in Section 3 until the date the Holder receives the Event of Default Redemption Price in full.

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(d)          Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(a) (each, an “Other Redemption Notice”), the Company shall, within two (2) Business Day, forward to the Holder (via facsimile and overnight courier) a copy of such notice along with details regarding the event or occurrence leading to the redemption or repayment. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the period beginning on and including the date which is four (4) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such eight (8) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such eight (8) Business Day period.

6.          Rights Upon Issuance of Cash Dividends and Other Corporate Events.

(a)          Cash Dividend.

(i)          If the Company pays any Excess Cash Dividend in any financial year, it shall simultaneously pay to the Holder an amount equal to the Excess Dividend Amount multiplied by the number of Shares into which this Note is convertible at the Conversion Price then in effect on the relevant record date for the payment of such Excess Cash Dividend.

(ii)         “Excess Cash Dividend” means any cash dividend to holders of Shares that, together with all other cash dividends previously paid to holders of Shares in the same financial year, exceeds, on a per Share basis, the Per Share Interest Amount.

(iii)        “Per Share Interest Amount” means an amount equal to (A) the Interest that has accrued and shall accrue pursuant to Section 3 on the Note in such financial year divided by (B) the number of Shares into which the Note is convertible at the Conversion Price then in effect on the relevant record date.

(iv)        “Excess Dividend Amount”, in respect of any Excess Cash Dividend, means the US$ amount equal to the total amount of all cash dividends paid per Share in the relevant financial year minus (A) the Per Share Interest Amount and (B) any Excess Dividend Amount in respect of which a payment has been made to the Holder previously in such financial year pursuant to this Section 6(a).

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(b)          Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Shares are entitled to receive securities or other assets with respect to or in exchange for Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder shall thereafter have the right to receive upon the conversion of this Note, in lieu of Shares or other assets otherwise receivable upon such conversion, such securities or other assets to which the Holder would have been entitled had such Shares been held by the Holder immediately prior to the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note).

7.           Rights Upon Issuance of Other Securities.

(a)          Adjustments of Conversion Price upon Stock Splits and Combinations.

(i)          If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Shares, the Conversion Price shall be proportionately decreased. For example, a 2:1 stock split shall result in a decrease in the Conversion Price by one half, taking into account all prior adjustments made thereto under this Section 7. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding Shares, the Conversion Price shall be proportionately increased. For example, a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 7.

(ii)         Any adjustments under this Section 7(a) shall be effective at the close of business on the date the stock split or combination becomes effective.

(b)          Adjustments for Dividends and Distributions of Shares. If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Shares entitled to receive a dividend or distribution payable in Shares, then the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)          the numerator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)         the denominator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, plus the number of Shares issuable in payment of such dividend or distribution.

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(c)          Adjustment for Certain Fundamental Transactions. Without prejudice to the generality of Section 6(b), if at any time or from time to time after the Issuance Date there shall occur any Fundamental Transaction (any such event, a “Reorganization Adjustment Event”) involving the Company in which Shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7(a) or Section 7(b)), then, following any such Reorganization Adjustment Event, this Note shall thereafter be convertible (without taking into account any limitations or restrictions on the convertibility of this Note), in lieu of the Shares, into the kind and amount of securities, cash or other property which a holder of the number of Shares of the Company issuable upon conversion of this Note immediately prior to such Reorganization Adjustment Event would have been entitled to receive pursuant to such transaction. In each such case, appropriate adjustment shall be made in the application of the provisions in Section 7 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in Section 7 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any securities or other property thereafter deliverable upon the conversion of this Note.

(d)          Other Events. In the event that the Company (or any Subsidiary) takes any action to which the provisions hereof are not strictly applicable or if any event occurs of the type contemplated by the provisions of Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), which has the direct or indirect effect of adversely affecting the Holder’s proportionate interest in the equity of the Company, then, to the extent that the Holder’s proportionate interest in the equity of the Company is so adversely affected thereby an appropriate adjustment in the Conversion Price shall be made so as to protect the rights of the Holder under this Note.

(e)          Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under Section 7, any subsequent event requiring an adjustment under Section 7 shall cause an adjustment to such Conversion Price, as so adjusted.

(f)          Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or the number of Shares issuable upon conversion of this Note, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and deliver to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the Holder at any time, deliver to the Holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of Shares and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.

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8.          Avoidance of Obligations. Save as required by law, the Company shall not, by amendment of its Charter Documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (including entering into any agreement which would limit or restrict the Company’s ability to perform under this Note), avoid or seek to avoid the observance or performance of any of the terms of this Note, and shall at all times in good faith carry out all of the provisions of the Transaction Documents and take all action as may be required to protect the rights of the Holder under this Note.

9.          Reservation of Authorized Shares.

(a)          Reservation. The Company shall initially reserve out of its authorized and unissued share capital a number of Shares for each of the Notes equal to one hundred fifty percent (150%) of the number of Shares as shall be necessary to effect the conversion of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued share capital, solely for the purpose of effecting the conversion of the Notes, one hundred fifty percent (150%) of the number of Shares as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding, free from any Encumbrance; provided that at no time shall the number of Shares so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). In the event that the Holder shall sell or otherwise transfer this Note, each transferee shall be allocated a pro rata portion of the Required Reserve Amount. The initial number of Shares reserved for conversions of the Notes and each increase in the number of Shares so reserved shall be allocated pro rata among the holders of the Notes based on the Principal held by each holder (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)          Insufficient Authorized Shares. If at any time when any Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized share capital to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of an Authorized Share Failure, but in no event later than thirty (30) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the share capital. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized share capital and to cause the Board to recommend to the shareholders that they approve such proposal.

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10.          Affirmative Covenants.

(a)          SEC Filings. From the Issuance Date and for so long as this Note is outstanding (i) the Company shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, including Rule 12b-25, all quarterly and annual financial information and other reports required to be filed with the SEC, and any other information required to be filed with the SEC, (ii) the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Company shall deliver (A) copies of all such filings with the SEC to each holder of Notes then outstanding within two (2) Business Days after the filing thereof with the SEC and (B) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders, and (C) facsimile copies and overnight courier of all press releases issued by the Company or any Subsidiary on the same day as the release thereof, in each case, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR or are available through Bloomberg contemporaneously with such issuance.

(b)          Corporate Existence. From the Issuance Date and for so long as this Note is outstanding the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its corporate existence, excluding creations of and mergers among Subsidiaries and (ii) maintain and protect all key intellectual property used in the business of the Company and the Subsidiaries, including (A) registering all their respective trademarks, brand names, domain names and copyrights, and (B) wherever prudent applying for patents on their respective technology.

(c)          Compliance with Laws. From the Issuance Date and for so long as this Note is outstanding the Company shall comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of any governmental authorities, including the requirements of (i) the Foreign Corruption Practices Act of 1977, as amended, (ii) the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective, and (iii) all applicable provisions of the sanction programs administered by the Office of the Foreign Assets Control of the United States Treasury Department.

(d)          Maintenance of Assets; Insurance. From the Issuance Date and for so long as this Note is outstanding the Company shall, subject to the availability of the type of insurance and the commercial reasonableness of the terms by the standards generally applied to comparable businesses, keep all assets necessary in its business in good working order and condition, ordinary wear and tear excepted; and shall maintain with financially sound and reputable insurance companies, insurance on all their insurable assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

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(e)          Payment of Taxes. From the Issuance Date and for so long as this Note is outstanding the Company shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all income and all other material taxes, assessments and other governmental charges or levies imposed upon them or any of their properties or assets or in respect of their businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with US GAAP, have been established.

(f)          Form F-3 Eligibility. The Company covenants that it shall use commercially reasonable efforts to maintain its eligibility to register the Conversion Shares for resale by the Holder on Form F-3.

(g)          Listing. The Company covenants that it shall maintain the Shares' authorization for listing on the Principal Market. The Company shall not and shall procure that that its Subsidiaries do not take any action which would be reasonably expected to result in the delisting or suspension from trading of the Shares on the Principal Market.

(h)          Pledge of Securities. The Company acknowledges and agrees that the Notes and the Conversion Shares may be pledged or charged by the Holder in connection with a bona fide margin agreement or other loan or financing arrangement. The pledge of the Notes and charge of the Conversion Shares shall not be deemed to be a transfer, sale or assignment of such securities hereunder, and by effecting such a pledge or charge the Holder shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Note. The Company hereby agrees to execute and deliver such documentation as a pledgee or chargee may reasonably request in connection with such a pledge or charge by the Holder.

(i)          Books, Records and Internal Controls.

(i)          The Company shall, and shall cause each Subsidiary to, (A) make and keep books, records and accounts which, in reasonable detail, accurately and fairly (x) reflect their transactions and dispositions of assets and (y) present their financial instruments and Equity Securities; and (B) prepare its financial statements and disclosure documents accurately, in accordance with US GAAP and ensure the completeness and timeliness of such financial statements and disclosure documents.

(ii)          The Company shall, and shall cause each Subsidiary to, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(1)          transactions are executed and access to assets is permitted only in accordance with management's general or specific authorization;

(2)          transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;

(3)          the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

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(4)          any transaction by and between the Company, its Subsidiaries and any Related Party is properly monitored, recorded and disclosed.

(iii)          The Company shall, and shall cause each Subsidiary to, install and have in operation an accounting and control system, management information system and books of account and other records, which together shall adequately give a fair and true view of the financial condition of the Company and its Subsidiaries and the results of its operations in conformity with US GAAP.

(j)          Cord Blood Banking Licenses. The Company shall maintain and keep effective all the current cord blood banking licenses (including the Blood Station Operation License issued by the provincial-level Department of Health of the PRC) which have been issued to the Company by the Ministry of Health of the PRC. The Company shall ensure that the Licenses are renewed from time to time in accordance with the terms and conditions of the licenses and applicable laws. Each Group Member shall at all time comply with the terms and conditions of the cord blood banking license in all respects.

(k)          Record Date. The Company shall, not less than twenty (20) Business Days prior to any record date set for the determination of the holders of record of Shares in connection with any transaction or event affecting the holders of Shares, deliver notice to the Holder describing such transaction or event in reasonable detail and specifying the relevant record date.

11.          Negative Covenants. From the Issuance Date and for so long as this Note is outstanding, the Company shall not, and shall cause each Subsidiary not to, without the prior written consent of the Holder, take any of the following actions, or take or omit to take any action that would have the effect of any of the following actions:

(a)          change the scope of the Principal Business; or enter into any business other than the Principal Business that will adversely affect the Company’s ability to carry out its obligations under this Note;

(b)          except to comply with relevant laws and regulations, amend, modify or waive any provisions of the Charter Documents which may reasonably be deemed to adversely affect the Notes or the rights of the Holders under the Notes;

(c)          dissolve, liquidate, reorganize or restructure or undertake a recapitalization or similar transaction;

(d)          merge, amalgamate or consolidate with any other entity; or

(e)          (1) commence any case, proceeding or other action (A) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property, (2) make a general assignment for the benefit or its creditors or (3) admit in writing its inability to pay its debts when they become due.

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12.          Amendment and Vote to Change Terms of the Notes. The terms of the Notes may not be amended, modified or supplemented except by a written instrument executed by the Company and the Required Holders. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or Other Notes; provided that no reduction to the Principal or Interest or change to the Maturity Date or Interest Payment Date or any conversion or redemption rights set forth herein may be made without the affirmative vote or written consent of each holder of the Notes affected thereby.

13.          Transfer. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject to compliance with applicable securities laws and provided that the Note and any Conversion Shares shall, in accordance with Section 175 of the Companies Law (2011 Revision) of the Cayman Islands, not be offered to the public or any member of the public in the Cayman Islands.

14.          Reissuance of this Note.

(a)          Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company shall forthwith issue and deliver upon the order of the Holder a new Note in accordance with Section 14(e), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(e)) to the Holder representing the outstanding Principal not being transferred.

(b)          Transfer Register. In the event of a transfer, the Company shall maintain a register (the “Register”) for the registration or transfer of this Note, and shall enter the names and addresses of the registered holders of this Note, the transfers of this Note and the names and addresses of the transferees of this Note. The Company shall treat any registered holder as the absolute owner of this Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to this Note and for all other purposes. This Note and the right, title, and interest of any Person in and to this Note shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 14(b) and for tax purposes only, the keeper of the Register, if it is not the Company, shall be the Company’s agent for purposes of maintaining the Register.

(c)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(e)) representing the outstanding Principal.

EXHIBIT A - 14

(d)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(e) and in Principal amounts of at least US$1,000,000 (or a lesser amount if the Principal outstanding under the Note is less than US$1,000,000)) representing in the aggregate the outstanding Principal amount of this Note, and each such new Note shall represent such portion of such outstanding Principal amount as is designated by the Holder at the time of such surrender.

(e)          Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal amount remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(d) the Principal amount designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal amount remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, and (iv) shall have the same rights and conditions as this Note.

15.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder shall cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

16.          Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

EXHIBIT A - 15

17.          Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. References to an action being “directly or indirectly” prohibited or restricted hereunder shall include any amendment of the Company’s Charter Documents, any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action that would result in the prohibited or restricted action.

18.          Failure Or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19.          Severability. Any term of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.          Notices; Payments.

(a)          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions in the Purchase Agreement.

(b)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

21.          Taxes. Any and all payments by the Company to or for the account of the Holder under this Note shall be made free and clear of and without deduction for any taxes, except as required by applicable law. If the Company shall be required by any applicable law to deduct any taxes from or in respect of any sum payable under this Note to the Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 21), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) as promptly as practicable after the date of such payment, the Company shall deliver to the Holder the original or a certified copy of a receipt or other appropriate documentation evidencing payment thereof. Upon request by the Company, the Holder shall use its best efforts to provide the Company with any forms or other documentation as may be reasonably necessary in order to claim an applicable exemption or reduction of any such taxes.

EXHIBIT A - 16

22.          Cancellation. After all Principal, accrued Interest and other amounts due at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23.          Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

24.          Governing Law and Dispute Resolution. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the United States district court for the Southern District of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. If there is no applicable jurisdiction in such federal court, each of the Parties shall submit itself to the jurisdiction of the state court for the State of New York in the borough of Manhattan. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

25.          WAIVER OF JURY. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, RESPECTIVELY.

EXHIBIT A - 17

26.          Service of Process. The Company hereby irrevocably designates and appoints Law Debenture Corporate Services, Inc. 400 Madison Avenue, Suite 4D, New York, New York 10017, Tel: (212) 750-6474 (the “Process Agent”), as the authorized agent of the Company upon whom process may be served in any such suit or proceeding, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Company. The Company hereby represents that it has notified the Process Agent of such designation and appointment and that the Process Agent has accepted the same in writing. The Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Company further agrees that service of process upon the Process Agent and written notice of said service to the Company, mailed by prepaid registered first class mail or delivered to the Process Agent at its principal office, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Process Agent in full force and effect so long as the Company has any outstanding obligations under this Agreement.

27.          Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person.

“Authorized Share Allocation” shall have the meaning set forth in Section 9(a).

“Authorized Share Failure” shall have the meaning set forth in Section 9(b).

“Bankruptcy Law” shall have the meaning set forth in Section 5(a)(v).

“Bloomberg” means Bloomberg Financial Markets (or any successor thereto).

“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York and Hong Kong are authorized or required by law to remain closed.

“Charter Documents” means the memorandum and articles of association or other constitutional documents of the Company, each as amended from time to time.

EXHIBIT A - 18

“China” or the “PRC” means the People's Republic of China and for the purpose of this Note shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Closing Sale Price” means, for any security as of any date, (a) the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., The City of New York time, as reported by Bloomberg, or (b) if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or (c) if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC), or (d) if the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Board and the Holder. If the Board and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Company” shall have the meaning set forth in the Preamble.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such liability shall be protected (in whole or in part) against loss with respect thereto.

“Conversion Date” shall have the meaning set forth in Section 4(c)(i).

“Conversion Failure” shall have the meaning set forth in Section 4(c)(iii)(A).

“Conversion Notice” shall have the meaning set forth in Section 4(c)(i).

“Conversion Price” shall have the meaning set forth in Section 4(b)(ii).

“Conversion Shares” means Shares issuable upon conversion of this Note.

“Converted Certificates” shall have the meaning set forth in Section 4(c)(i).

EXHIBIT A - 19

“Corporate Event” shall have the meaning set forth in Section 6(b).

“Custodian” shall have the meaning set forth in Section 5(a)(v).

“DTC” shall have the meaning set forth in Section 4(c)(ii).

“DWAC” shall have the meaning set forth in Section 4(c)(ii).

“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq Capital Market or the over-the-counter market as reported by the OTC Bulletin Board.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security interest or any other encumbrance but which has an economic or financial effect similar to the granting of security interest or any other encumbrance under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means with respect to any entity, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such person). Unless the context otherwise requires, any reference to "Equity Securities" refers to the Equity Securities of the Company.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Event of Default Notice” shall have the meaning set forth in Section 5(b).

“Event of Default Redemption Notice” shall have the meaning set forth in Section 5(b).

“Event of Default Redemption Price” shall have the meaning set forth in Section 5(b).

“Excess Cash Dividend” shall have the meaning set forth in Section 6(a)(ii).

“Excess Dividend Amount” shall have the meaning set forth in Section 6(a)(iv).

EXHIBIT A - 20

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means any one or more unrelated transaction pursuant to which (a) the Company or any of its Subsidiaries shall, directly or indirectly, (i) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, (ii) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its Subsidiaries to another Person, (iii) consummate a stock purchase, tender offer, exchange offer or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase or other business combination) or (iv) reorganize, recapitalize or reclassify its Shares, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate Voting Stock of the Company.

“Group” means the Company and its direct and indirect Subsidiaries, and “Group Member” means any of them.

“Holder” shall have the meaning set forth in the Preamble.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a capital lease in accordance with generally accepted accounting principles, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

EXHIBIT A - 21

“Interest” shall have the meaning set forth in the Section 3(a).

“Interest Payment Date” shall have the meaning set forth in Section 3(b).

“Interest Rate” shall have the meaning set forth in the Section 3(a).

“Issuance Date” shall have the meaning set forth in the Preamble.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (except to the extent that such material adverse effect impacts the industry as a whole in which the Principal Business operates, the general economic conditions in the region where the Principal Business is conducted or the global economy as a whole), (ii) the transactions contemplated hereby or (iii) the authority or ability of the Company to perform any of its obligations under this Note.

“Maturity Date” shall have the meaning set forth in Section 2(a).

“Note” or “Notes” shall have the meaning set forth in the Preamble.

“Other Notes” shall have the meaning set forth in the Preamble.

“Other Redemption Notice” shall have the meaning set forth in Section 5(d).

“Per Share Interest Amount” shall have the meaning set forth in Section 6(a)(iii).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

“Principal” shall have the meaning set forth in the Preamble.

"Principal Business" shall have the meaning set forth in the Purchase Agreement.

“Principal Market” means, with respect to the Company as of the Subscription Date, The New York Stock Exchange, Inc.

“Process Agent” shall have the meaning set forth in Section 26.

EXHIBIT A - 22

“Purchase Agreement” means that certain convertible note purchase agreement dated April 12, 2012 by and among the Company and the Holder pursuant to which the Company issued this Note.

“Register” shall have the meaning set forth in Section 14(b).

“Registration Rights Agreement” shall have the meaning set forth in the Preamble.

“Related Party” means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any officer of the Company or any Subsidiary, (iv) any Relative of a shareholder, director or officer of the Company or any Subsidiary, (v) any Person in which any shareholder or any director of the Company or any Subsidiary has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vi) any other Affiliate of the Company or any Subsidiary.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Reorganization Adjustment Event” shall have the meaning set forth in Section 7(c).

“Required Holders” means, at any given time, the holders of Notes representing more than 50% of the aggregate principal amount of the Notes then outstanding.

“Required Reserve Amount” shall have the meaning set forth in Section 9(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in the Preamble.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Shares” shall have the meaning set forth in Section 4.

“Subscription Date” shall mean April 12, 2012.

“Subsidiary” or “Subsidiaries” means, with respect to the Company, any Person of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by such the Company, and shall also include any Person from time to time organized and existing under the laws of the People’s Republic of China whose financial reporting is consolidated with the Company in any audited financial statements filed by the Company with the SEC in accordance with the Exchange Act.

EXHIBIT A - 23

“Total Internal Rate of Return” means, in respect of this Note, the annual rate based on a 365-day period used to discount each cash flow in respect of such Note (such cash flow to include subscription or purchase consideration, cash dividends and distributions received, the Interest payments, any payments under Section 6(a) and cash received from sale or redemption of this Note) to the Issuance Date such that the present value of the aggregate cash flow equals zero. In connection with any calculation required hereunder, the Total Internal Rate of Return shall be calculated with reference to the period from the Issuance Date to the date on which the relevant payment is made in full.

“Trading Day” means any day on which the Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Shares, then on the principal securities exchange or securities market on which the Shares are then traded; provided that “Trading Day” shall not include any day on which the Shares are scheduled to trade on such exchange or market for less than four hours or any day that the Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., The City of New York time, or such other time as such exchange or market publicly announces shall be the closing time of trading).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“US GAAP” means generally accepted accounting principles as applied in the United States.

"US$" means United States Dollars, the lawful currency of the United States of America.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

EXHIBIT A - 24

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

CHINA CORD BLOOD CORPORATION

By:
Name:
Title:

EXHIBIT A - 25

EXHIBIT I

CHINA CORD BLOOD CORPORATION

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by China Cord Blood Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Principal amount of the Note indicated below into Shares, par value US$[__] per share (the “Shares”), as of the date specified below.

Date of Conversion:

Aggregate Principal amount to be converted:

Please confirm the following information:

Conversion Price:

Number of Shares to be issued: _______________________________

DWAC Delivery

Please DELIVER via DWAC for immediate settlement the Shares into which the Note is being converted in accordance with the following DWAC Instructions:

CUSIP:

Receiving broker DRS account number:

Control Number:

By signature below the undersigned hereby affirms that the Shares into which the Note is being converted have been sold pursuant to an effective registration statement under the Securities Act of 1933, as amended, (File no ____-_________), and the respective prospectus delivery requirements have been fulfilled, if any.

Certificated Issuances

Please issue the Shares into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:
EXHIBIT A - 26

Authorization

Authorization:

By:

Title:

Dated:

Signature(s)

EXHIBIT A - 27

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs the Transfer Agent to issue the above indicated number of Shares as indicated in the Conversion Notice.

CHINA CORD BLOOD CORPORATION

By:
Name:
Title:

Dated: __________________

EXHIBIT A - 28

EXHIBIT B

CERTIFICATE OF INCUMBENCY AND AUTHORITY

[Letterhead of the [Company/ Investor]]

[Date]

[_____] and

[_____]

[_____]

Attention: [_____]

Certificate of Incumbency and Authority

Reference is made to the Convertible Note Purchase Agreement between the Investor and the Company dated April 12, 2012 (the "Convertible Note Purchase Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Convertible Note Purchase Agreement.

I, the undersigned, [Chairman/Director] of ____________________ (the "[Company/ Investor]"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:

(a)          to sign the certifications provided for in Section [3.1/3.2] of the Convertible Note Agreement; and

(b)          to take any other action required or permitted to be taken, done, signed or executed under the Convertible Note Agreement or any other agreement to which the Investor and the Company may be parties.

Exhibit B - 1

*Name	Office	Specimen Signature

You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of the [Company/ Investor] that they, or any of them, is no longer so authorized.

Yours truly,

By

[Chairman/Director]

*	Designations may be changed by the [Company/ Investor] at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the [Company/ Investor] where applicable.

Exhibit B - 2

EXHIBIT C

DIRECTOR INDEMNIFICATION AGREEMENT

DIRECTOR INDEMNIFICATION AGREEMENT

between

CHINA CORD BLOOD CORPORATION

and

JULIAN J. WOLHARDT

Dated [•], 2012

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

This DIRECTOR INDEMNIFICATION AGREEMENT (this “Agreement”) made on [•], 2012

AMONG:

(1)	CHINA CORD BLOOD CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”); and

(2)	JULIAN J. WOLHARDT, a citizen of Denmark, and any successor or alternate to his position as Director (as defined below), c/o KKR Asia Limited, Level 56, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (the “Investor Director”).

Whereas:

(A)	The Company (i) desires to attract and retain highly qualified individuals such as the Investor Director, to serve on its Board of Directors (the “Board”) and (ii) in order to induce the Investor Director to be involved with the Company, wishes to provide the Investor Director with specific contractual assurance of the Investor Director's rights to full indemnification and advancement of expenses to the fullest extent permitted by applicable law against litigation risks and expenses arising from his position as a Director (as defined below).

(B)	The Investor Director is relying upon the rights afforded under this Agreement in serving as a Director.

(C)	In view of the considerations set forth above, the Company desires that the Investor Director be indemnified by the Company as set forth herein.

It is agreed as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires:

1.1.1	The following words bear the meanings assigned to them below:

“Affiliate” of a Person (the "Subject Person") means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that directly or indirectly is Controlled by the Subject Person; and in the case of KKR, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder's general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such individuals referred to in (w) or (x);

“Agreement” shall bear the meaning given to it in the Preamble;

- Exhibit C-1 -

“Board” shall bear the meaning given to it in the Recital;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York City are required or authorized by law or executive order to be closed;

“Claim” means any claim, action, proceeding, investigation, administrative proceedings, demand, judgment or amount made by a person other than the Investor Director;

“Company” shall bear the meaning given to it in the Preamble;

“Director” means a member of the board of directors of the Company;

“Expenses” shall bear the meaning given to it in Clause 2.1;

“Fund Indemnitors” shall bear the meaning given to it in Clause 9.2;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor Director” shall bear the meaning given to it in the Preamble;

“KKR” means Kohlberg Kravis Roberts & Co. L.P.;

“Parties” means the Investor Director and the Company and “Party” means any one of them; and

“PRC” means the People's Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Purchase Agreement” means that convertible note purchase agreement dated April 12, 2012 entered into by and among the Company and KKR China Healthcare Investment Limited.

1.1.2	References to a statute or statutory provision include:

(i)	that statute or provision as from time to time modified, re-enacted or consolidated whether before, on or after the date of this Agreement; and

(ii)	any subsidiary legislation made from time to time under that statute or statutory provision.

1.1.3	References to one gender include all genders and references to the singular include the plural and vice versa.

1.1.4	References to a company shall include any company, corporation or any body corporate, wherever incorporated.

- Exhibit C-2 -

1.1.5	References to a subsidiary of a company shall mean, in respect of any Person (the “Parent”), any other Person in which the Parent directly or indirectly holds (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

1.1.6	References to Clauses are to Clauses of this Agreement;

1.1.7	A conviction, judgment or refusal of relief becomes final if there is no possibility of appeal, or where there is a possibility of appeal:

(i)	if not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is determined and the period for bringing any further appeal has ended or if the appeal is abandoned or otherwise ceases to have effect.

1.2	Headings shall be ignored in interpreting this Agreement.

2.	Indemnity

2.1	Subject to the provisions of this Agreement and so far as may be permitted by all applicable laws and statutes from time to time in force, the Investor Director shall be entitled to be indemnified by the Company against:

2.1.1	all demands, claims, costs, charges, fees, losses, damages, judgment, fines, obligations, expenses and liabilities of any kind or whatsoever nature which may at any time be made against or incurred by him directly or indirectly by reason of or in consequence of any Claim arising from the execution and discharge of his duties as a director of the Company, or in connection thereto; and

2.1.2	any costs, charges, liability and expenses (including but not limited to reasonable investigative, legal and other expenses, and any amounts paid in settlement) incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as a director of the Company,

(collectively, “Expenses”).

2.2	The Investor Director shall take all reasonable steps to mitigate any loss which, in the absence of mitigation, might give rise to a claim or demand under this Agreement against the Company. For purposes of this Clause 2.2, reasonable steps of the Investor Director to mitigate any loss shall not require the initiation of litigation, or the incurrence of material expenditure.

3.	Limitations on indemnity

3.1	Without prejudice to any other rights or remedies which may be available to the Investor Director, the indemnity granted by the Company to the Investor Director in Clause 2 shall not extend to any Expenses incurred by the Investor Director:

- Exhibit C-3 -

3.1.1	to the Company;

3.1.2	to pay a fine imposed in criminal proceedings;

3.1.3	to pay a sum payable to a regulatory authority by way of a penalty or composition in respect of non-compliance with any requirement of a regulatory nature (however arising);

3.1.4	in defending any criminal proceedings in which he is convicted, where such conviction is final; or

3.1.5	in defending any civil proceedings brought by the Company in which final judgment is given against him.

3.2	Furthermore, this indemnity shall not apply:

3.2.1	to the extent that it is not permitted by, or not consistent with, law or statute from time to time in force or the rules, regulations or codes of any regulatory or other body from time to time in force;

3.2.2	to any Expenses made against or incurred by the Investor Director if and to the extent that such Expenses are attributable to any fraudulent or dishonest act or any fraudulent or dishonest omission on the part of the Investor Director or any other act of omission which the Investor Director commits knowingly or in the knowledge that the same is wrongful or improper, and where there has been gross negligence, or wilful default by the Investor Director; or

3.2.3	where the Investor Director has improperly derived a personal benefit or profit.

4.	Company’s liability

4.1	If the Company makes any payment pursuant to this Agreement in respect of any of the matters against which the Investor Director is indemnified in Clause 2, and if it is subsequently determined by a court of competent jurisdiction or an arbitral tribunal (where such determination is final and is binding on the Investor Director) that liability would attach to the Investor Director in respect of any fraud, dishonesty, gross negligence, default, breach of duty or breach of trust, then the Investor Director shall promptly repay to the Company all amounts paid by the Company under this Agreement in connection with such matter.

5.	Continuation of obligations

5.1	The indemnity under this Agreement shall cease to be valid and enforceable in respect of acts or omissions of the Investor Director (within the scope of cover of the indemnity set out in Clauses 2 and 3 above) from the date of termination, resignation or cessation in any manner whatsoever of the Investor Director from being a Director.

- Exhibit C-4 -

5.2	For the avoidance of doubt, and as an independent stipulation, the indemnity set out in Clauses 2 and 3 above shall continue to apply, and survive cessation of the indemnity pursuant to this Clause, in respect of all relevant acts and omissions of the Investor Director prior to cessation.

6.	Advancement of Expenses

6.1	The Company shall, unless prohibited by applicable law, advance any Expenses incurred by or on behalf of the Investor Director in connection with any Claim within ten (10) Business Days after the delivery by the Investor Director to the Company of a statement or statements requesting such advances, together with a reasonably detailed written explanation of the basis therefore and an itemization of legal fees and disbursements in reasonable detail, from time to time, whether prior to or after final disposition of any Claim. Such advances shall be unsecured and interest free. The Investor Director shall qualify for advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to the Company of an undertaking providing that the Investor Director shall repay the advance to the extent that it is ultimately determined by a court of competent jurisdiction from which there is no further right to appeal that the Investor Director is not entitled to be indemnified by the Company under the provisions of this Agreement or applicable law.

6.2	If the Company shall be obligated under Clause 6.1 to pay the Expenses of any Claim against the Investor Director, then subject to Clauses 6.3, 6.4 and 6.5, the Company shall be entitled to assume the defence of such Claim upon the delivery to the Investor Director of written notice of its election to do so.

6.3	If the Company elects to assume the defence of such Claim as per Clause 6.2, then unless the plaintiff or plaintiffs in such Claim include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding voting securities, the Company shall assume such defence using a single law firm selected by the Company to represent the Investor Director and other present and former directors or officers of the Company who are parties to such Claim. The retention of such law firm by the Company shall be subject to prior written approval by the Investor Director, which approval shall not be unreasonably withheld or delayed. If the Company elects to assume the defence of such Claim and the plaintiff or plaintiffs in such Claim include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding voting securities, then the Company shall assume such defence using a single law firm selected by the Investor Director.

- Exhibit C-5 -

6.4	After (a) in the case of retention of any such law firm selected by the Company, delivery of the required notice to the Investor Director, approval of such law firm by the Investor Director and the retention of such law firm by the Company, or (b) in the case of retention of any such law firm selected by the Investor Director, the completion of such retention, the Company will not be liable to the Investor Director under this Agreement for any Expenses of any other law firm incurred by the Investor Director after the date that such first law firm is retained by the Company with respect to the same Claim, unless (i) the retention of a law firm by the Investor Director has been previously authorized by the Company, (ii) the Investor Director shall have reasonably concluded that there may be a conflict of interest between either (1) the Company and the Investor Director or (2) the Investor Director and another present or former director or officer of the Company also represented by such law firm in the conduct of any such defence, or (iii) the Company shall not, in fact, have retained a law firm to prosecute the defence of such Claim, or failed to have defended such Claim in good faith, in each of which cases, the Expenses of the law firm retained by the Investor Director shall be at the expense of the Company. Notwithstanding anything to the contrary in Clauses 6.3 and 6.4, the Investor Director shall have the right to retain a separate law firm in any such Claim at the Investor Director’s sole expense.

6.5	Notwithstanding anything to the contrary in Clauses 6.2, 6.3 and 6.4, the Company shall not be entitled to assume the defence of any Claim brought by or in the right of the Company or as to which the Investor Director shall have made the conclusion provided for in (ii) of Clause 6.4. Notwithstanding anything to the contrary in Clauses 6.2, 6.3 and 6.4, in the case of (1) any Claim that is or relates to or has arisen in connection with a criminal action or proceeding, or (b) a Claim that seeks injunction or equitable relief against the Investor Director, the Investor Director shall be entitled to conduct the defence of the Claim with counsel of his choice and to make all decisions with respect thereto, in which case the reasonable fees and expenses of counsel shall be at the expense of the Company.

7.	Notification and conduct of claims

7.1	The Investor Director will, as soon as reasonably practicable and to the extent not prohibited by applicable law or legal process, notify the Company in writing of any Claim which may give rise to a claim or demand by the Investor Director against the Company under this Agreement setting out as much information as is available to the Investor Director (including details of the person(s) making the Claim, the circumstances which gave rise to it and an estimate of the amount of the Claim), provided that a delay in giving such notification shall not deprive the Investor Director of any right to be indemnified under this Agreement unless, and then only to the extent that, (a) such delay is materially prejudicial to the defence of such Claim, or (b) such claim or demand by the Investor Director against the Company as regards a Claim which has been settled without the Company’s prior written consent which was not unreasonably withheld, delayed or conditioned.

7.2	The Company shall not settle, compromise or consent to any Claim, including, without limitation, any Claim in which it takes the position that the Investor Director is not entitled to indemnification in connection with such settlement, nor shall the Company settle any claim which would impose any fine or impose any obligation on the Investor Director or which would not otherwise provide the Investor Director with an express, unconditional and final release from all Claims, in each case, without the Investor Director’s prior written consent. The Investor Director shall not unreasonably withhold, delay or condition its consent to any proposed settlement.

- Exhibit C-6 -

7.3	The Company shall be entitled by notice to the Investor Director to assume sole conduct of all matters relating to any Claim in accordance with the provisions of Clause 6.2.

7.4	The Investor Director shall do all such things as the Company may reasonably request in order to permit the Company fully to exercise its rights under Clauses 7.2 and 7.3, and in particular shall:

7.4.1	provide the Company with such information and copies of such documents relating to any Claim as the Company may reasonably request;

7.4.2	not, without the prior written consent of the Company, make any admission in relation to any Claim, nor settle, compromise or consent to the entry of any judgment (or offer to do so), with respect to any Claim; and

7.4.3	assist the Company as it may require in resisting, defending or settling such Claim.

7.5	Without prejudice to Clause 7.2, if the Investor Director is notified in advance of the Company’s intention to settle or compromise a Claim and reasonably objects to the terms of such settlement or compromise, the Investor Director shall have the right to assume the conduct of the defence of the Claim unless the terms thereof provide the Investor Director with an express, unconditional and final release from all claims.

8.	Directors’ and officers’ liability insurance

8.1	For the duration of the Investor Director’s appointment as a director of the Company, the Investor Director shall be covered by any directors’ and officers’ liability insurance policy taken out by the Company pursuant to and subject to the terms of such policy from time to time in force and to the Company’s policy on such insurance from time to time.

9.	Subrogation

9.1	If the Company makes any payment under this Agreement, it shall be subrogated to the extent of such payment to any right the Investor Director may have for recovery of the amounts so paid from any third-party. The Investor Director agrees to execute all documents required and do all other acts necessary to effect the foregoing provisions and permit the Company to enforce the rights so subrogated.

9.2	Notwithstanding any provision to the contrary in this Agreement, the Company hereby acknowledges that the Investor Director has certain rights to indemnification, advancement of expenses and/or insurance provided by KKR and certain of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees that:

9.2.1	it is the indemnitor of first resort (i.e., its obligations to the Investor Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Investor Director are secondary);

- Exhibit C-7 -

9.2.2	it shall be required to advance the full amount of the indemnity granted in Clause 2, without regard to any rights that the Investor Director may have against the Fund Indemnitors; and

9.2.3	it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Investor Director with respect to any Claim for which the Investor Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Investor Director against the Company. The Company and the Investor Director agree that the Fund Indemnitors are express third-party beneficiaries of the terms of this Clause 9.2.

10.	Miscellaneous

10.1	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number as set out below (or such other address or fax number as the addressee has by five (5) Business Days' prior written notice specified to the other Party). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (i) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (ii) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (iii) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

The initial address and facsimile for each Party for the purposes of this Agreement are:

if to the Investor Director:	with a copy to:

KKR China Healthcare Investment Limited c/o KKR Asia Limited Level 56, Cheung Kong Center 2 Queen’s Road Central, Hong Kong Facsimile: (852) 2219-3000 Attention: Julian J. Wolhardt	Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Facsimile: (852) 2840-4300 Attention: John E. Lange

- Exhibit C-8 -

if to the Company:	with a copy to:

China Cord Blood Corporation 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong Facsimile: (852) 3605 8181 Attention: Albert Chen	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 USA Facsimile: 212.407.4990 Attention: Mitchell S. Nussbaum

or to such other address as may have been furnished in the same manner by any Party to the others.

10.2	Limitation

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against the Investor Director, the Investor Director’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five (5) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10.3	Invalidity

10.3.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the intention of the Parties.

10.3.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.3.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.3.1, not be affected.

10.4	Severability

To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

10.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

- Exhibit C-9 -

10.6	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

10.7	Whole agreement

Other than the Indemnification Priority and Information Sharing Agreement (as defined in the Purchase Agreement), this Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Company and the Investor Director in relation to the matters dealt with in this Agreement.

10.8	Confidentiality

10.8.1	The Company and the Investor Director shall treat as strictly confidential and not disclose to any third-party or use any information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the existence and the provisions of this Agreement; or

(ii)	the negotiations relating to this Agreement.

10.8.2	Clause 10.8.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of the Company or any Affiliate of KKR are listed;

(ii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement;

(iii)	the disclosure is made to professional advisers of the Company or the Investor Director, by the Investor Director to officers, directors, members, employees and representatives of KKR or any Affiliate of KKR and to the internal use by KKR or such Affiliates or by the Company to its officers and employees who need to know such information to discharge their duties, if the recipient is, or agrees in writing to be, subject to confidentiality obligations substantially similar to the foregoing;

(iv)	the disclosure is made by the Investor Director to the limited partners of KKR or any Affiliate of KKR (other than a KKR portfolio company) and is reasonably necessary in connection with reporting requirements of KKR or such Affiliate in the ordinary course of business, if the recipient is, or agrees in writing to be, subject to confidentiality obligations substantially similar to the foregoing;

- Exhibit C-10 -

(v)	the information is or becomes publicly available (other than by breach of this Agreement); or

(vi)	the other Party has given prior written approval to the disclosure or use, provided that, to the extent permitted by law, prior to disclosure or use by the Investor Director of any information pursuant to Clause 10.8.2(i), the Investor Director shall as soon as practicable notify the Company of such requirement with a view to providing the Company with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

10.8.3	The provisions of this Clause 10.8 shall continue to apply after the termination of the Investor Director’s appointment as a director of the Company without limitation in time.

10.9	Transmission

This Agreement shall enure to the benefit of the personal representative(s) of the Investor Director.

10.10	Assignment

10.10.1	The Company may not assign the benefit of all or any part of its rights under this Agreement.

10.10.2	The Investor Director may assign the benefit of all or any part of his rights under this Agreement to any successor to his position as Director.

10.11	Further Assurances

If any act, resolution, approval or other procedure is required to allow the Investor Director to be given the full benefit of this Agreement, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Investor Director to be given the full benefit of this Agreement.

11.	Governing law

11.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

[The remainder of this page is intentionally left blank]

- Exhibit C-11 -

EXECUTED on the day and year first above written.

CHINA CORD BLOOD CORPORATION

By:
Name:
Title:

JULIAN J. WOLHARDT

Name: Julian J. Wolhardt

Signature page to Director Indemnification Agreement

EXHIBIT D

INDEMNIFICATION PRIORITY AND INFORMATION SHARING AGREEMENT

INDEMNIFICATION PRIORITY AND INFORMATION SHARING AGREEMENT

This INDEMNIFICATION PRIORITY AND INFORMATION SHARING AGREEMENT, dated as of [•], 2012 (this “Agreement”), is among KKR CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands (the “Investor”), Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”), and CHINA CORD BLOOD CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”).

WHEREAS, the Company has entered into a Convertible Note Purchase Agreement dated as of April 12, 2012 (the “Company Indemnification Agreement”) providing for, among other things, the indemnification of and advancement of expenses incurred by the Investor and its affiliates, officers, directors, agents and employees for certain matters described therein (the Investor, its affiliates, officers, directors, agents and employees collectively, the “KKR Indemnified Parties”);

WHEREAS, one or more executives of KKR or its affiliates may serve as a director of the Company and one or more other persons (who are not executives of KKR or its affiliates) may serve as a director of the Company as an appointee or designee of the Investor or KKR (any such person, the “KKR Director”);

WHEREAS, the KKR Director has entered into an indemnification agreement with the Company dated as of the date hereof providing for indemnification and advancement of expenses for the KKR Director in connection with its service as a director of the Company and the KKR Director may, in its capacity as a director of the Company, be indemnified and/or entitled to advancement of expenses under the Company’s memorandum and articles of association (a “Company Director Indemnity”);

WHEREAS, the Investor, KKR and/or their respective affiliates and controlling persons (in this capacity, collectively, the “KKR Indemnitors”) have (i) entered into one or more limited partnership agreements, limited liability company operating agreements and other agreements, (ii) certificates and articles of incorporation, by-laws, and other organizational documents and (iii) obtained insurance (any such agreements, documents or insurance, collectively, the “KKR Indemnification Agreements”), in each case, providing for, among other things, indemnification of and advancement of expenses for the KKR Director for, among other things, the same matters that are subject to indemnification and advancement of expenses under the Company Indemnification Agreements and the Company Director Indemnity;

WHEREAS, the Company, the Investor and KKR wish to clarify certain matters regarding the indemnification and advancement of expenses provided under the Company Indemnification Agreement and the Company Director Indemnity as it relates to the indemnification and advancement of expenses provided for under the KKR Indemnification Agreements and regarding portfolio company information.

EXHIBIT D - 1

NOW, THEREFORE, in consideration of the foregoing recitals and the premises hereinafter set forth, the Company, the Investor and KKR hereby agree as follows.

1.          The Company hereby acknowledges and agrees that the obligation of the Company under either the Company Indemnification Agreement or the Company Director Indemnity to indemnify or advance expenses to any KKR Director for the matters covered thereby shall be the primary source of indemnification and advancement of such KKR Director in connection therewith and any obligation on the part of any KKR Indemnitor under any KKR Indemnification Agreement to indemnify or advance expenses to such KKR Director shall be secondary to the Company’s obligation and shall be reduced by any amount that the KKR Director may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to a KKR Director as required by any Company Indemnification Agreement or Company Director Indemnity in accordance with the terms thereof (such amounts, the “Unpaid Director Indemnity Amounts”) and any KKR Indemnitor makes any payment to such KKR Director in respect of indemnification or advancement of expenses under any KKR Indemnification Agreement on account of such Unpaid Director Indemnity Amounts, such KKR Indemnitor shall be subrogated to the rights of such KKR Director under any Company Indemnification Agreement or Company Director Indemnity, as the case may be, in respect of such Unpaid Director Indemnity Amounts.

2.          The Company hereby agrees that, to the fullest extent permitted by applicable law, its obligation to indemnify KKR Indemnified Parties under the Company Indemnification Agreement shall include any amounts expended by any KKR Indemnitor under the KKR Indemnification Agreements in respect of indemnification or advancement of expenses to any KKR Director in connection with litigation or other proceedings involving his or her service as a director of the Company to the extent such amounts expended by such KKR Indemnitor are on account of any Unpaid Director Indemnity Amounts.

3.          The Company hereby agrees that it will not amend any Company Director Indemnity as in effect on the date hereof to alter the rights of any KKR Director in any manner that would adversely affect any KKR Director’s rights with respect to conduct pre-dating the date of any such amendment without the prior consent of KKR, not to be unreasonably withheld.

4.          The Company hereby consents to the KKR Director sharing any information the KKR Director receives from the Company and its subsidiaries in its capacity as director of the Company with the officers, directors, members, employees and representatives of KKR and its affiliates (other than other portfolio companies) and to the internal use by KKR and such affiliates of any information received from the Company, subject, however, to KKR maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law.

5.          This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the party waiving such provision. No failure or delay by a party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a party of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

EXHIBIT D - 2

6.          The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and the provisions of Section 3 shall inure to the benefit of the KKR Director, who is intended to be third party beneficiaries thereof. The Company shall not assign this Agreement without the prior written consent of KKR and the Investor. The Investor may assign this Agreement to any Person who the Investor assigns its rights under the Company Indemnification Agreement without the prior written consent of the Company.

7.          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America applicable to contracts to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law of any jurisdiction. Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof shall be finally resolved pursuant to Section 14.2 (Submission to Jurisdiction) of the Company Indemnification Agreement.

8.          Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

9.          This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT D - 3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:

Name: William J. Janetschek
Title: Director

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By: KKR Management Holdings L.P., its General Partner

By: KKR Management Holdings Corp., its General Partner

By:

Name: William J. Janetschek
Title: Vice President

CHINA CORD BLOOD CORPORATION

By:

Name:
Title:

Signature Page to Indemnification and Information Sharing Agreement

EXHIBIT E

[REserved]

EXHIBIT F

CAYMAN ISLANDS LEGAL OPINION

[On the Letterhead of Conyers Dill & Pearman]

[   ] April 2012

KKR China Healthcare Investment Limited

P.O. Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

(the “Investor”)

Dear Sirs,

Re: China Cord Blood Corporation (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the issue by the Company of US$65,000,000 in aggregate principal amount of its 7.0% senior unsecured convertible notes due 2017 (the “Notes”) convertible into fully paid ordinary shares of par value US$0.0001 each (the “Shares”) in the capital of the Company.

For the purposes of giving this opinion, we have examined the following documents:

(i)	a convertible note purchase agreement made between the Company and the Investor relating to the issue and subscription of the Notes dated [ ] April 2012 (the “Purchase Agreement”);

(ii)	a registration rights agreement made between the Company and the Investor dated [ ] April 2012;

(iii)	a director indemnification agreement made between the Company and [ ] dated [ ] April 2012 (the “Indemnification Agreement”);

(iv)	an indemnification priority and information sharing agreement made between the Company, the Investor and Kohlberg Kravis Roberts & Co. L.P. dated [ ] April 2012; and

(v)	the definitive certificate in respect of the Notes issued by the Company in favour of the Investor dated [ ] April 2012.

The documents listed in items (i) to (v) above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Exhibit F - 1

We have also reviewed the Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution passed on 25 June 2009 and effective on 30 June 2009 (the “A&R M&As”), each certified by the [Secretary] of the Company on [DATE] April 2012, written resolutions of its directors dated 22 March 2012 (the "Resolutions"), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on [date] 2012 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the state of New York of the United States of America (the "Foreign Laws") of the Documents (other than the Indemnification Agreement) which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents (other then the Indemnification Agreement) to the non-exclusive jurisdiction of the United States district court for the Southern District of New York, United States of America (the "Foreign Courts"); (j) that on the date of entering into the Documents and issuing the Notes the Company is and after entering into the Documents and issuing the Notes will be able to pay its liabilities as they become due; (k) that upon conversion of any Notes into Shares of the Company (the “Conversion Shares”), the conversion price of the Note will not be less than the par value of the Shares of the Company; (l) that the total aggregate number of the Conversion Shares to be issued by the Company will not, as at the date of issue of the Notes and the date of the issue of the Conversion Shares, exceed the available number of Shares in the authorised and unissued share capital of the Company; and (m) the holders of the Notes (“Bondholders”) and the Conversion Shares are not and will not be residents of the Cayman Islands.

Exhibit F - 2

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents and the Notes. In particular, the obligations of the Company under the Documents and the Notes (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents and the Notes if there are other proceedings in respect of those Documents simultaneously underway against the Company in another jurisdiction.

We express no opinion as to the enforceability of any provision of the Documents or the Notes which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment. We express no opinion in respect of the enforceability of any provision in the Documents or the Notes which purports to fetter the statutory powers of the Company or which purports to grant exclusive jurisdiction to any courts.

Any provision of a document governed by Cayman law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition an agreement, save for an agreement which is subject to statutory execution requirements, governed by Cayman law may be amended orally despite any provision to the contrary in such agreement, and the question of whether any provisions of such an agreement which may be illegal, invalid or ineffective may be severed from the other provisions of such agreement would be determined by the courts at their discretion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

Exhibit F - 3

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands as an exempted company with limited liability in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents and to create, offer, issue and perform its obligations under the Notes. The creation, issue and offer of the Notes by the Company and the execution and delivery of the Documents and the Notes by the Company and the performance by the Company of its obligations thereunder will not violate the A&R M&As nor any applicable law, regulation, order or decree in the Cayman Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents and the Notes and its entry into, creation, issue and offer of the Notes. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute valid and binding obligations of the Company enforceable in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the issue and offering of the Notes and the execution, delivery, performance and enforcement of the Documents and the Notes.

5.	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Documents or the Notes that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that any of the Documents or the Notes create a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of the Company in accordance with section 54 of the Companies Law, Cap. 22 (Law 3 of 1961 as consolidated and revised)(the “Companies Law”). While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

Exhibit F - 4

However, as the Documents (other than the Indemnification Agreement) and the Notes are governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.

6.	There is no income or other tax of the Cayman Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Documents or the Notes.

7.	There is no stamp, registration or similar tax or duty to be paid on or in relation to the issue, execution, delivery, filing, registration or performance of any of the Documents or the Notes provided that they are executed and remain outside the Cayman Islands. If it becomes necessary to bring the Documents or the Notes into the Cayman Islands for enforcement or otherwise, nominal stamp duty will be payable on all Documents and the Notes. In the case of any Document or the Notes creating security over movable property situated in the Cayman Islands granted by an exempted company, an ordinary non-resident company or a foreign company, or over shares in an exempted company or an ordinary non-resident company, stamp duty will be payable on an ad valorem basis to a maximum of CI$500.00 (US$600.00). Apart from the payment of stamp duty, there are no acts, conditions or things required by the laws and regulations of the Cayman Islands to be done, fulfilled or performed in order to make any of the Documents or the Notes admissible in evidence in the Cayman Islands.

8.	The choice of the Foreign Laws as the governing law of the Documents (other than the Indemnification Agreement)and the Notes is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The submission in the Documents (other than the Indemnification Agreement) and the Notes to the jurisdiction of the Foreign Courts is valid and binding upon the Company.

9.	The courts of the Cayman Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Documents or the Notes under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Exhibit F - 5

10.	Based solely upon a search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at [time] on [date] April 2012 (which would not reveal details of proceedings which have been filed but not actually entered in the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands at the time of our search or an originating process not otherwise entered prior to 8 December 2008), there are no actions pending against the Company nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject.

11.	The Company is not entitled to any immunity under the laws of the Cayman Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents or the Notes in respect of itself or its property.

12.	The Investor will not be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, performance and/or enforcement of the Documents or the Notes or the holding of a Note or Conversion Share.

13.	The Investor has standing to bring an action or proceedings before the appropriate courts in the Cayman Islands for the enforcement of the Documents or the Notes. It is not necessary or advisable in order for the Investor to enforce its rights under the Documents or the Notes, including the exercise of remedies thereunder that it be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands.

14.	The obligations of the Company under the Documents and the Notes will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Company, other than indebtedness which is preferred by virtue of any provision of the laws of the Cayman Islands of general application.

15.	The Company is free to acquire, hold and sell foreign currency and securities without restriction.

16.	There are no exchange control restrictions in the Cayman Islands and accordingly there are no exchange control regulations imposed under Cayman Islands law.

17.	When issued and paid for in accordance with the Documents and the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

Exhibit F - 6

18.	The Conversion Shares will, on the date they are issued, rank pari passu with all other issued Shares of the Company subject to the rights, privileges and restrictions set forth in the A&R M&As and are not subject to any pre-emptive or similar rights under the Companies Law or pursuant to the A&R M&As.

19.	There are no restrictions on the transfer of any of Shares under the Companies Law or the A&R M&As provided such transfer is effected in the manner set forth in and subject to the A&R M&As.

20.	There are no limitations under the Companies Law or the A&R M&As on the rights of any holders of Shares to hold or vote Shares in accordance with the A&R M&As.

21.	Based solely on our review of a copy of the A&R M&As , the share capital of the Company is US$25,100 divided into 251,000,000 shares of a nominal or par value of US$0.0001 each, of which 250,000,000 shall be Ordinary Shares, par value US$0.0001 each, and 1,000,000 shall be Preferred Shares, US$0.0001 each.

22.	The Company has the legal capacity to sue and be sued in its own name under the laws of the Cayman Islands.

23.	The appointment by the Company in the Documents of an agent to accept service of process in the Foreign Courts is legal, valid and binding on the Company assuming the same is true under the Foreign Laws.

Yours faithfully,

Conyers Dill & Pearman

Exhibit F - 7

EXHIBIT G

[REserved]

EXHIBIT H

HONG KONG LEGAL OPINION

[On the Letterhead of Minter Ellison]

[*] April 2012

KKR CHINA healthcare Investment limited

c/o Maples Corporate Services Limited

P.O. box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs,

Re:	China Cord Blood Corporation US$65,000,000 7% senior unsecured convertible notes due [*] 2017

We have acted as special legal advisers as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China ("Hong Kong") to China Cord Blood Corporation ("CCBC"), in connection with the issue and sale of the 7% senior unsecured convertible notes due [*] 2017 in the aggregate principal amount of US$65,000,000 convertible into ordinary shares of US$0.0001 par value per share in the share capital of CCBC (the "Notes") to KKR China Healthcare Investment Limited (the "Investor") pursuant to the terms of a convertible note purchase agreement entered into between CCBC and the Investor dated [*] April 2012 (the "Agreement").

This opinion letter is provided to the Investor pursuant to clause 3.1(p) of the Agreement.

Definition and interpretation

In this opinion letter:

"Companies" shall mean collectively East HK (as defined below), FF HK (as defined below), North HK (as defined below), South HK (as defined below) and West HK (as defined below) and "Company" shall mean any of them;

"East HK" shall mean China Stem Cells (East) Company Limited, a company with limited liability incorporated under the laws of Hong Kong;

"External Administrator" shall mean a receiver, receiver and manager, trustee, provisional liquidator, liquidator or any other person (howsoever described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity;

Exhibit H - 1

"FF HK" shall mean Favorable Fort Limited, a company with limited liability incorporated under the laws of Hong Kong;

"Insolvency Event" shall mean, in respect of a person or company (as the case may be), any of the following occurring:

(a)	it becomes unable to pay its debts within the meaning of Section 178 or is the subject of a circumstance specified in Section 177 (whether or not an application to court has been made under that section) of the Companies Ordinance (Cap. 32, Laws of Hong Kong);

(b)	it is the subject of a Liquidation, or an order or an application or a petition is made for its Liquidation;

(c)	an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation;

(d)	an External Administrator is appointed to it or any of its assets or a step is taken to do so;

(e)	if a registered corporation under the Companies Ordinance, the company's registration is cancelled or a step is taken under Section 291 or 291A of the Companies Ordinance for the company to be struck off the register; or

(f)	an analogous or equivalent event to any listed above occurs in any jurisdiction;

"Liquidation" shall mean a winding up, dissolution, liquidation, provisional liquidation, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction;

"North HK" shall mean China Stem Cells (North) Company Limited, a company with limited liability incorporated under the laws of Hong Kong;

"South HK" shall mean China Stem Cells (South) Company Limited, a company with limited liability incorporated under the laws of Hong Kong; and

"West HK" shall mean China Stem Cells (West) Company Limited, a company with limited liability incorporated under the laws of Hong Kong.

Documents examined and searches made

1.	For the purposes of this opinion letter, we have examined the following:

1.1	the original copy of the Certificate of Incorporation of each of the Companies;

1.2	the Memorandum and Articles of Association of each of the Companies;

Exhibit H - 2

1.3	the Certificate of Continuing Registration issued by the Companies Registry of Hong Kong ("Companies Registry") dated [*] April 2012 in respect of each of the Companies;

1.4	the statutory book of each of the Companies including, without limitation, the statutory registers and board resolutions inspected by us on [11] April 2012;

1.5	the results of the electronic searches of the public records of each of the Companies on file and available for inspection on the Internet at the Cyber Search Centre of the Companies Registry conducted by us on [11] April 2012 (the "Company Search");

1.6	the winding up search report issued on the Internet at the Cyber Search Centre of the Official Receiver's Office for winding-up petitions presented against each of the Companies conducted by TARGET On-Line Financial Limited on [10] April 2012 (the "Winding-up Search"); and

1.7	the results of searches of the public records at the Registry of the High Court of Hong Kong (the "High Court Registry") and the Registry of the District Court of Hong Kong (the "District Court Registry") in relation to each of the Companies conducted by TARGET On-Line Financial Limited on [11] April 2012 (the "Litigation Search", together with the Company Search and the Winding-up Search, collectively the "Searches").

Except as stated above, we have not made any other searches or enquiries for the purposes of issuing this opinion letter.

Assumptions

2.	For the purposes of this opinion letter, we have assumed, without any independent investigation and verification:

2.1	that all the information provided to us is true and accurate, all signatures, seals and chops on the documents reviewed by us are genuine and have been duly affixed, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic, facsimile, PDF or scanned copies conform to the authentic originals which are authentic and complete and have not been amended, superseded, revoked or revised in any manner;

2.2	that the files maintained at the Companies Registry in respect of each of the Companies are accurate, complete and up-to-date and contained all particulars, documents, matters and things which should have been recorded therein and that the Company Search was, accordingly, accurate and complete as of the date of the search and that further searches would not reveal any circumstances which would require amendment to this opinion letter;

Exhibit H - 3

2.3	that the information revealed by the Winding-up Search was accurate, complete and up-to-date and contained all particulars, documents, matters and things which should have been recorded therein and that the Winding-up Search was, accordingly, accurate and complete as of the date of the search and that a further search would not reveal any circumstances which would require amendment to this opinion letter; and

2.4	that the information revealed by the Litigation Search was accurate, complete and up-to-date and contained all particulars, documents, matters and things which should have been recorded therein and that the Litigation Search was, accordingly, accurate and complete as of the date of the search and that a further search would not reveal any circumstances which would require amendment to this opinion letter.

Opinion

3.	Based on the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

3.1	Each of the Companies is a private company, has been duly incorporated with limited liability and is validly existing under the laws of Hong Kong, and has power to own its assets and legal capacity to sue and be sued in its own name. Each of the Companies, based on the certificate referred to in paragraph 1.3, has been in continuous and unbroken existence since its date of incorporation and no action is currently being taken to strike any of the Companies off the register of companies maintained by the Companies Registry and dissolve any of the Companies as defunct;

3.2	Based solely on the statutory book of each of the Companies as referred to in paragraph 1.4 and the results of the Company Search as referred to in paragraph 1.6:

3.2.1.	East HK has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each, and has issued 1,000 ordinary shares which are registered in the name of China Stem Cells Holdings Limited;

3.2.2.	FF HK has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each, and has issued 8,300 ordinary shares which are registered in the name of China Stem Cells (East) Company Limited and 1,700 ordinary shares which are registered in the name of Oceanelite Group Limited, respectively;

3.2.3.	North HK has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each, and has issued 1,000 ordinary shares which are registered in the name of China Stem Cells Holdings Limited;

3.2.4.	South HK has an authorized share capital of US$50,000 divided into 50,000 ordinary shares of US$1.00 each, and has issued 1 ordinary share which is registered in the name of China Stem Cells Holdings Limited; and

Exhibit H - 4

3.2.5.	West HK has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each, and has issued 1,000 ordinary shares which are registered in the name of China Stem Cells Holdings Limited.

3.3	The Searches have not revealed:

3.3.1.	any resolution or order for the appointment of a receiver of any of the Companies or for the winding-up of any of the Companies;

3.3.2.	any statutory declaration or statement of the directors of any Company under section 228A of the Companies Ordinance in connection with the voluntary winding up of any of the Companies by reason of its inability to continue its business; or

3.3.3.	any special resolution of the shareholder(s) of any Company under section 228 of the Companies Ordinance in connection with the voluntary winding up of any of the Companies.

3.4	Based solely on the results of the Litigation Search and Winding-up Search, as at [11] April and [10] April 2012, respectively, there were no actions, suits or proceedings before any court in Hong Kong against any of the Companies, no Company was a party to or subject to any judgment or order entered in any suit or proceeding brought before the courts in Hong Kong and no Company was involved in any winding up proceedings.

3.5	Based solely on the results of the Company Search, as at [11] April 2012, there were no mortgages and charges registered with the Companies Registry in respect of any of the Companies.

Qualifications

4.	Our opinions set out herein are subject to the following qualifications and reservations:

4.1	We express no opinion as to any law other than the laws of Hong Kong.

4.2	We express no opinion as to matter of facts.

4.3	We express no opinion on the beneficial title to the issued shares in each of the Companies.

4.4	The Company Search and the Winding-up Search are not conclusively capable of revealing whether or not any Insolvency Event has occurred in respect of any of the Companies, because notice of these matters may not be filed with the Companies Registry or the Official Receiver's Office immediately and, when filed, may not be entered on the public register of such Company immediately. In addition, those searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up application has been made.

Exhibit H - 5

4.5	A charge over the property of a company which is registrable under the Companies Ordinance is void as a security on that property as against a liquidator or any creditor in respect of the company, as the case may be, unless notice in respect of the charge is lodged with the Hong Kong Companies Registry under Section 80(1) of the Companies Ordinance (as extended by Section 91 of the Companies Ordinance to non-Hong Kong companies) within the relevant period specified in Section 80(1) of the Companies Ordinance. Particulars of a charge so registered may not be filed at the Companies Registry immediately and there may be delay in the relevant particulars appearing on the relevant files.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinion expressed herein of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

This opinion letter is given to you and your successors or assigns and is solely for your benefit in connection with the transactions covered hereby. This opinion letter may not be relied upon by you for any other purpose or furnished to, used, circulated to, quoted to, or relied upon by any other person other than your legal advisors for any purpose without our prior consent in writing.

This opinion letter is given on the basis that it will be governed by and construed in accordance with the laws of Hong Kong.

Yours faithfully

MINTER ELLISON

Contact:	Barbara Mok Direct phone: +852 2841 6803
Email:	barbara.mok@minterellison.com
Partner responsible:	Barbara Mok Direct phone: +852 2841 6803
Our reference:	BYM/50-7293683

Exhibit H - 6

EXHIBIT I

NEW YORK LEGAL OPINION

[On the Letterhead of Loeb & Loeb]

April [__], 2012

KKR China Healthcare Investment Limited

c/o KKR Asia Limited

Level 56, Cheung Kong Center

2 Queen's Road Central, Hong Kong

Re:	China Cord Blood Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(p) of that certain Convertible Note Purchase Agreement, dated as of April [__], 2012 (the “Purchase Agreement”), by and among China Cord Blood Corporation, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”) and KKR China Healthcare Investment Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Investor”).

We have acted as special U.S. counsel for the Company in connection with the issuance of senior unsecured convertible notes in the aggregate principal amount of US$65,000,000 (the “Notes”) which Notes are convertible into ordinary shares of US$0.0001 par value per share in the capital of the Company (the “Shares”) in accordance with the terms thereof.

As counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion, including the review of the following documents (collectively, the “Transaction Documents”):

a.          The Purchase Agreement;

b.          The Notes;

c.          The Indemnification Priority and Information Sharing Agreement dated as of April [__], 2012;

d.          The Lock-Up Agreement made on the [__] day of [__], 2012 among the Investor, Golden Meditech Stem Cell (BVI) Company Limited and Golden Meditech Holdings Limited;

e.          The several Lock-Up Agreements made on the [__] day of [__], 2012 between the Investor and each of Ting Zheng, Chen Bing Chuen Albert, Xin Xu and Yue Deng; and

Exhibit I - 1

f.          The Registration Rights Agreement, dated as of April [__], 2012 by and between the Company and the Investor.

In addition, we have examined, among other things, originals or copies of such corporate records of the Company, documents, certificates of public officials and such other documents and considered such questions of law that we deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact underlying our opinion, we have relied on the statements and certifications of, and other assurances from, the executive officers and directors of the Company. In addition, we have relied upon the representations and warranties of the Company and other parties contained in the Transaction Documents and other documents we have requested and have assumed that such representations and warranties are accurate and complete and made in good faith. In such examination we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, that each corporate entity possesses all requisite power and authority to enter into the Transaction Documents to which it is a party, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof, that such agreements are binding agreements with respect to all the parties thereto (other than the Company) and the effectiveness of the choice of New York law pursuant to Section 5-1401 of the General Obligations Law of the State of New York as the law governing the Transaction Documents in view of the constitutional limitations expressed in Lehman Brothers Commercial Corporation et al v. Minmetals International Non-Ferrous Metals Trading Company, et al (179 F. Supp. 2d 118, S.D.N.Y. 2000).

As used in this opinion, the expression “to our knowledge” refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company, and without any independent investigation of any underlying facts or situations.

Based on the foregoing and subject to the further comments and qualifications set forth herein, we are of the opinion that, as of the date hereof, assuming the due authorization, execution and delivery of each of the Transaction Documents to which the Company is a party, each such Transaction Document constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Exhibit I - 2

The foregoing opinions are qualified to the extent that (a) enforceability of any Transaction Document may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any of the Transaction Documents, to the extent such provisions may be unenforceable under federal securities laws or purport to indemnify a person against the person’s own wrongdoing; (d) no opinion is expressed as to compliance with or the effect of federal securities laws; (e) no opinion is expressed as to compliance with or the effect of state securities or blue sky laws; (f) no opinion is expressed as to the constitutionality of the application of the General Obligations Law of the State of New York to the choice of applicable law in the Transaction Documents; (g) no opinion is expressed as to the creation, perfection or enforceability of any security interest under the Transaction Documents; (h) no opinion is expressed as to the priority of any security interest under the Transaction Documents; (i) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, or (iv) usury; (j) no opinion is expressed as to (i) survivability or severability provisions, (ii) any provision which provides that oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of applicable law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v)  any arbitration provisions; (k) no opinion is expressed as to matters relating to patents and intellectual property rights; (l) no opinion is expressed as to matters relating to agencies of the United States government, or comparable foreign governmental agencies; (m) no opinion is expressed as to the enforceability of any document, instrument or agreement other than the Transaction Documents; and (n) no opinion is expressed as to matters relating to the value of the consideration provided for the Notes.

Each of our opinions is subject to the effect of rules of law that: (a) limit or affect the enforcement of provisions of a contract that purport to waive, or require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness; (b) limit the availability of a remedy under certain circumstances; (c) provide a time limitation after which a remedy may not be enforced; (d) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; or govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs.

None of the opinions in our letter covers or otherwise addresses any of the following types of provisions which may be contained in the Transaction Documents: (a) provisions providing that any person or entity may exercise set-off rights other than in accordance with and pursuant to applicable law; (b) provisions relating to the appointment of a receiver to the extent the appointment of a receiver is governed by statutory requirements, and to the extent such provisions are not controlling by law and may conflict with such statutory requirements relating to receiverships; (c) waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter-claim or set-off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits, in each case, to the extent they cannot be waived under applicable law; (d) provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges (to the extent any such charge is a penalty) and provisions which assure any party the availability of injunctive relief or specific performance as a specific remedy; (e) any of the following: agreements to submit to the jurisdiction of any particular court or other governmental authority, either as to personal jurisdiction or subject matter jurisdiction; provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts; (f) provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings; (g) provisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on other; (h) provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties; and (i) provisions, if any, which are contrary to the public policy of any jurisdiction.

Exhibit I - 3

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a lawyer who is a member of the bar of the State of New York exercising customary professional diligence would reasonably recognize as being applicable to the type of transactions contemplated by the Transaction Documents. We have not examined and we do not express any opinion herein concerning any laws other than the internal laws of the State of New York and, to the extent expressly set forth herein, the federal laws of the United States of America, and we express no opinion as to the extent to which the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

We have not undertaken any independent investigation to determine the existence or nonexistence of other facts, and no inference as to our knowledge of the existence or nonexistence of other facts should be drawn from the fact of this firm’s representation of the Company. Except to the extent otherwise set forth above, for purposes of this opinion, we have not made an independent review of any contract or agreement that may have been executed by or that may now be binding upon the Company or that may bind its properties, nor have we undertaken to review any files of the Company relating to transactions to which the Company may be a party.

Nothing in this opinion should be interpreted as expressing any opinion as of any date later than the date of this opinion.

We express no opinion as to matters relating to any laws of the Cayman Islands, the People’s Republic of China or the Hong Kong SAR. Various matters concerning the laws of the Cayman Islands are addressed in the opinion of Conyers Dill & Pearman provided separately to you today. Various matters concerning the laws of the People’s Republic of China are addressed in the opinion of JunZeJun Law Firm provided separately to you today. Various matters concerning the laws of the Hong Kong SAR are addressed in the opinion of Minter Ellison provided separately to you today.

This opinion is furnished to you solely for your benefit and only in connection with the transactions contemplated by the Purchase Agreement. This opinion is not to be used, disclosed, relied upon or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

Exhibit I - 4

EXHIBIT J

POST-COMPLETION COVENANTS

▪	Within three (3) months after Completion, the Company shall complete the process to amend the business scope of Nuoya under its PRC business license by removing irrelevant business scope other than what is necessary to carry out the Principal Business, and such amendment shall be registered with the State Administration of Industry and Commerce of the PRC.

▪	As soon as practicable after Completion, the Company shall use its commercially reasonable efforts to facilitate Lukou in obtaining the approval for preferential tax treatment as a high technology enterprise by the relevant Governmental Authority in the Zhejiang province to the extent permitted by law.

▪	Within six (6) months after Completion, if Lukou continues to utilize the real properties which it is using as of the date of this Agreement, the Company shall ensure that Lukou enters into a lease agreement with the owner of such real properties of the Cord Blood Bank operated by it and facilitate the owner of the property to register such lease agreement with the relevant Governmental Authority in the Zhejiang province.

▪	Within fifteen (15) Business Days after Completion, each of Jiachenhong and Nuoya shall facilitate the property owners to register the lease agreements to which each of them is a party, with the relevant Governmental Authority in Beijing or the Guangzhou province, as applicable.

▪	As soon as practicable after Completion, the Company shall ensure that Nuoya shall renew its social insurance registration certificate with the relevant Governmental Authority in the PRC.

Exhibit J - 1

EXHIBIT K

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

between

CHINA CORD BLOOD CORPORATION

and

KKR CHINA HEALTHCARE INVESTMENT LIMITED

Dated [•], 2012

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

REGISTRATION RIGHTS AGREEMENT (this “Agreement”) made on [•], 2012

BETWEEN:

(1)	CHINA CORD BLOOD CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”); and

(2)	KKR CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Investor”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 hereof.

RECITALS:

(A)	WHEREAS, pursuant to the Convertible Note Purchase Agreement dated as of April 12, 2012 (the “Purchase Agreement”) by and between the Company and the Investor, the Company has agreed to issue and sell to the Investor the 7% Senior Convertible Notes convertible into the Company’s ordinary shares par value US$0.0001 (the “Convertible Notes”).

(B)	WHEREAS, in connection therewith, and in order to induce the Investor to purchase the Convertible Notes, the Company desires to and has agreed to grant to the Investor the demand and other registration rights set forth herein.

(C)	NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT:

Section 1

DEFINITIONS

1.1	Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Asian/European Listing” has the meaning set forth in Section 9.2(a).

Exhibit K - 1

“Asian/European Public Offering” has the meaning set forth in Section 9.2(c).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are required or authorized by law or executive order to be closed.

“Charter Documents” means the memorandum and articles of association of the Company, as may be amended from time to time.

“Ordinary Shares” mean the ordinary shares, par value US$0.0001 per share, of the Company and any other equity securities of the Company into which such ordinary shares are reclassified or reconstituted, and any equity securities of the Company or any successor which may be issued on or after the date hereof in respect of, or in exchange for, ordinary shares pursuant to, among others, merger, consolidation, share split, share dividend, recapitalization of the Company or otherwise.

“Ordinary Shares Equivalents” mean any security or obligation which is by its terms, directly or indirectly, substantively analogous to, convertible into or exchangeable or exercisable into or for Ordinary Shares, including, without limitation, the Convertible Notes and any option, warrant or other subscription or purchase right with respect to Ordinary Shares.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Underwriter” has the meaning set forth in Section 5.1.

“Completion Date” has the meaning set forth in the Purchase Agreement.

“Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Demand Request” has the meaning set forth in Section 4.1.

“Designated Holder” means the Investor and any permitted transferee of the Investor to whom Registrable Securities have been transferred in accordance with Section 10.5 of this Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S under the Securities Act (or any successor rules thereto), but in each case solely for so long as the Investor or transferee continues to be a holder of Registrable Securities.

“Electing Holders” has the meaning set forth in Section 6.1.

“Eligible Market” has the meaning set forth in the definition of “Trading Day” as set forth in this Section 1.

“Effectiveness Period” has the meaning set forth in Section 3.2(a).

“Event” has the meaning set forth in Section 3.3.

“Event Payment Date” has the meaning set forth in Section 3.3.

Exhibit K - 2

“Event Payments” has the meaning set forth in Section 3.3.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FINRA” means the Financial Industry Regulatory Authority (or any successor entity thereto).

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign.

“Holders’ Counsel” has the meaning set forth in Section 7.1(a).

“Incidental Registration” has the meaning set forth in Section 5.1.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Inspector” has the meaning set forth in Section 6.2(b).

“Liability” has the meaning set forth in Section 8.1.

“Majority Interest” means the Designated Holders holding at least a majority of the then-outstanding Registrable Securities or, for the avoidance of doubt, Convertible Notes (calculated on an as converted basis).

“Other Shareholders” has the meaning set forth in Section 5.1.

“Participating Holder” has the meaning set forth in Section 6.1.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Records” has the meaning set forth in Section 6.2(b).

Exhibit K - 3

“Registrable Securities” means (i) any Ordinary Shares issued or issuable in respect of the Convertible Notes and any other Ordinary Shares held by the Designated Holder or its Affiliates; and (ii) any other Ordinary Shares issued or issuable in respect of the shares described in subsection (i) above (because of stock splits, stock dividends, combination of shares, reclassifications, recapitalizations, mergers, consolidations or other reorganization or similar events and any Ordinary Shares issuable upon conversion, exercise or exchange thereof). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) the entire amount of the Registrable Securities owned by a Designated Holder may be sold in one transaction without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in the opinion of counsel satisfactory to the Company and such Designated Holder, each in their reasonable judgment or (iii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 7.3.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Required Effectiveness Date” means the earlier of (i) the date that is forty-five (45) days from the Required Filing Date; provided, that, if the SEC reviews and has comments to the filed Registration Statement, then the Required Effectiveness Date under this clause shall be ninety (90) days from the Required Filing Date, or (ii) five (5) Business Days following the date the SEC or the Staff notifies the Company that it will not review the Registration Statement or that the Company may request effectiveness of the Registration Statement.

“Required Filing Date” has the meaning set forth in Section 3.1.

“SEC” means the United States Securities and Exchange Commission or any similar or successor agency then having jurisdiction to enforce the Securities Act.

“SEC Approved Registrable Securities” means Registrable Securities other than SEC Non-Registrable Securities.

“SEC Non-Registrable Securities” means the Registrable Securities excluded from the Registration Statement either (i) pursuant to Section 3.2(b) because the SEC or the Staff has indicated through comment letters or otherwise that such securities are not eligible to be resold under Rule 415 of the Securities Act, or (ii) pursuant to Section 3.2(c).

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” has the meaning set forth in Section 3.1.

“Staff” has the meaning set forth in Section 3.2(b).

“Trading Day” means (i) any day on which the Ordinary Shares are listed or quoted and traded on any national securities exchange, market or trading or quotation facility on which the Ordinary Shares are then listed or quoted (an “Eligible Market”), or (ii) if the Ordinary Shares are not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (iii) if trading ceases to occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

“Underwriter Identification” has the meaning set forth in Section 3.2(b).

Exhibit K - 4

Section 2

GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

2.1	Grant of Rights. The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

Section 3

MANDATORY REGISTRATION

3.1	Shelf Registration Statement. Not later than one hundred twenty (120) days after the Completion Date (such 120th day, the “Required Filing Date”), the Company shall file with the SEC a registration statement pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) on Form F-3 (or any successor form thereto), or if Form F-3 may not be used by the Company pursuant to applicable law, on Form F-1 (or any successor form thereto), with respect to the resale, from time to time, of all of the Registrable Securities held by the Designated Holders. The Company shall file the Shelf Registration Statement no later than forty five (45) days following request from the Designated Holder (such 45th day, the “Required Filing Date”). The disposition of Registrable Securities from the Shelf Registration Statement may occur, at any time, in one or more underwritten offerings, block transactions, broker transactions, at-market transactions or in such other manner or manners as may be specified by the applicable Designated Holders. Notwithstanding the above, if the Company is required to file the Registration Statement on a Form F-1, then the Company shall have sixty (60) days from the date of request from the Designated Holders to prepare and file the Registration Statement and the Required Filing Date shall be, in such case, the sixtieth (60th) day after the request from the Designated Holders.

3.2	Effective Shelf Registration Statement.

(a)	The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective as soon as practicable, and shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, subject to the provisions of Sections 7.4 and 7.5 hereof, until the earlier of (i) such time as all Registrable Securities registered thereunder are eligible for sale by a Designated Holder in the open market in a single transaction pursuant to Rule 144 of the Securities Act (or any similar provision then in force) without being subject to the volume limitations thereof or (ii) all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or pursuant to Rule 144 or otherwise pursuant an applicable exemption from the registration requirements of the Securities Act (such period being the “Effectiveness Period”).

Exhibit K - 5

(b)	Notwithstanding anything to the contrary in this Agreement (other than Section 3.2(d) below), in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities by or on behalf of the Company such that Rule 415 is not available to the Company to register the resale of such Registrable Securities and, as a result, the Staff or the SEC does not permit such Registration Statement to become effective and used for resales in a manner that permits the continuous resale at the market by the Designated Holders participating therein (or as otherwise may be acceptable to each Designated Holder) without being named therein as an “underwriter,” then the Company shall reduce the number of shares to be included in such Registration Statement (in accordance with the following sentence) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective as aforesaid. In making such reduction, the Company shall reduce the number of Registrable Securities to be included by all other Designated Holders on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each such Designated Holder) unless the inclusion of shares by a particular Designated Holder or a particular set of Designated Holders results in the Staff or the SEC’s taking the position that the inclusion of such Registrable Securities by such Designated Holders would constitute a registration “by or on behalf of the Company,” in which event, the shares held by such Designated Holder or set of Designated Holders shall be the only shares subject to reduction. In addition, in the event that the Staff or the SEC requires any Designated Holder seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” (an “Underwriter Identification”) in order to permit such Registration Statement to become effective, and such Designated Holder (subject to Section 3.2(d) below) does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall reduce the total number of Registrable Securities to be registered on behalf of such Designated Holder, only to the extent necessary as would cause the Staff or the SEC not to require such Underwriter Identification or until such Designated Holder accepts such Underwriter Identification and the manner thereof. In the event of any reduction in Registrable Securities pursuant to this Section 3.2(b), if requested by a Designated Holder holding Registrable Securities that were so excluded from such registration, the Company shall use its reasonable best efforts to cause such Registrable Securities to be registered to the greatest extent and at the earliest opportunity practicable and in any event not later than sixty (60) days after the earliest practicable date permitted under applicable guidance of the SEC and the Staff (and shall use its reasonable best efforts to effect additional registrations of Registrable Securities until all such securities have been included in additional Registration Statements).

(c)	Notwithstanding anything to the contrary in this Agreement, a Designated Holder shall have the right to require the Company to exclude all or any portion of such Designated Holder’s Registrable Securities from any Registration Statement, by written notice to the Company upon such Designated Holder’s reasonable belief that (i) inclusion of such Registrable Securities in the Registration Statement could subject such Designated Holder to underwriter liability, or (ii) the SEC or the Staff will impose material restrictions and terms on the disposition of such Registrable Securities. In such event, the Company shall be required to file a new Registration Statement for such excluded shares in accordance with Section 3.2(b).

Exhibit K - 6

(d)	If any such Registration Statement and related prospectus refer to any Designated Holder by name or otherwise as the holder of any securities of the Company and if in such holder’s sole and exclusive judgment, such holder is or might be deemed to be an underwriter or a controlling person of the Company, or that such reference could reasonably be expected to result in an Underwriting Identification requirement, such holder shall have the right to (i) require the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, require the deletion of the reference to such holder.

3.3	Event Payments. Should an Event (as defined below) occur then, upon each monthly anniversary of the occurrence of such Event (an “Event Payment Date”) until the applicable Event is cured, as relief for the damages suffered therefrom by the Designated Holder (the parties hereto agreeing that the liquidated damages provided for in this Section 3.3 constitute a reasonable estimate of the damages that may be incurred by the Designated Holder by reason of such Event and that such liquidated damages represent the exclusive monetary remedy for the Designated Holders for damages suffered due to such Event; provided, however, that this shall in no manner limit the Designated Holders’ entitlement to specific performance as provided for in Section 10.3), the Company shall pay to the Designated Holder an amount in cash, as liquidated damages and not as a penalty, equal to one-twentieth of a percent (0.05%) of (i) the number of SEC Approved Registrable Securities then held by the Designated Holder as of the date of such Event, multiplied by (ii) the purchase price paid by the Designated Holder for such SEC Approved Registrable Securities then held, for each day that such Event continues, excluding the day on which such Event has been cured. The payments to which the Designated Holder shall be entitled pursuant to this Section 3.3 are referred to herein as “Event Payments.” In the event the Company fails to make Event Payments to the Designated Holder within five (5) Business Days after an Event Payment Date, such Event Payments owed to the Designated Holder shall bear interest at the rate of one half percent (0.5%) per month (prorated for partial months) until paid in full. All pro rated calculations made pursuant to this paragraph shall be based upon the actual number of days in such pro rated month. Notwithstanding the foregoing provisions, in no event shall the Company be obligated to pay such liquidated damages in an aggregate amount that exceeds five percent (5.0%) of the purchase price paid by the Designated Holder for its Registrable Securities pursuant to the Purchase Agreement.

For such purposes, each of the following shall constitute an “Event”:

(a)	a Registration Statement is not filed on or prior to the Required Filing Date or is not declared effective on or prior to the Required Effectiveness Date except: (i) as provided for in Section 7.4 or (ii) in the event that the SEC or the Staff (whether by means of a comment letter provided by the SEC or the Staff relating to the Registration Statement or otherwise) makes a determination that the registration of the Registrable Securities under the Registration Statement may not be appropriately characterized as secondary offerings that are eligible to be made on a shelf basis under Rule 415 or that one or more of the Designated Holders should be subjected to Underwriter Identification; or

Exhibit K - 7

(b)	on and after the effective date of a Registration Statement filed hereunder, a Designated Holder is not permitted to sell SEC Approved Registrable Securities under the Registration Statement (or a subsequent Registration Statement filed in replacement thereof) for any reason (other than the fault of such Designated Holder) for more than forty five (45) days in any one hundred and eighty day (180) day period or for more than ninety (90) days in any twelve month period.

3.4	Expenses. The Company shall bear all Registration Expenses in connection with this Section 3, whether or not the Shelf Registration Statement becomes effective.

Section 4

DEMAND REGISTRATION RIGHTS

4.1	If, at any time after the Required Filing Date and prior to the expiration of the Effectiveness Period, (i) (A) additional Registrable Securities, which have not been included in the Shelf Registration Statement of the Company pursuant to Section 3.1 above, are issued or issuable to, or otherwise acquired by, the Designated Holder or its Affiliates or (B) a Registration Statement covering the sale of all of the Registrable Securities is not then effective and available for sales thereof by the Designated Holder, and (ii) the Company receives from the Designated Holder a written request (the “Demand Request”) stating that such Designated Holder is likely to be considered an Affiliate of the Company and requesting that the Company effect a registration with respect to at least one million of such Registrable Securities (which request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Designated Holder), the Company shall as soon as practicable, file and use reasonable best efforts to effect up to three such registrations during the period from the Required Filing Date to the expiration of the Effectiveness Period (but not more frequently than once per 180 day period) and to permit or facilitate the sale and distribution of all of such Registrable Securities.

4.2	Expenses. The Company shall bear all Registration Expenses in connection with this Section 4, whether or not a Registration Statement becomes effective.

Exhibit K - 8

Section 5

INCIDENTAL OR “PIGGY-BACK” REGISTRATION

5.1	Request for Incidental Registration. At any time after the date hereof until the end of the Effectiveness Period, if (i) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering by the Company for its own account (other than a Registration Statement on Form F-4 or S-8 or any successor thereto), or (ii) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering for the account of any shareholder of the Company other than any Designated Holder, then in each case the Company shall give written notice of such proposed filing to each of the Designated Holders at least fifteen (15) days before the anticipated filing date, and such notice shall specify, at minimum, the proposed date of filing of such Registration Statement, any proposed means of distribution of such Registrable Securities or other securities, any proposed managing underwriter or underwriters of such Registrable Securities or other securities and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”). The Company shall use its reasonable best efforts (within twenty (20) days of the notice by the Designated Holders provided for below in this sentence) to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each of the Designated Holders who have requested in writing to the Company within ten (10) Business Days of the giving of the notice by the Company to participate in the Incidental Registration to include its, his or her Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the account of such other shareholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 5.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other shareholders, if any, and the Company Underwriter. If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included in an offering by the Company for its own account (other than a Registration Statement on Form F-4 or S-8 or any successor thereto) would materially adversely affect the price, timing or distribution of the securities offered or the price per security that will derive from such registration, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) all of the securities to be offered for the account of the Company, (ii) the Registrable Securities to be offered for the account of the Designated Holders pursuant to this SECTION 5, as a group, which Registrable Securities shall be allocated pro rata among such Designated Holders based on the number of Registrable Securities requested to be included in such offering by each such Designated Holder and (iii) other securities requested to be included in such offering; provided, however, that no such reduction shall reduce the shares of Registrable Securities held by the Designated Holders included in the registration to below 20% of the total amount of securities included in such registration, unless such adverse effect is related to any of the matters contemplated by Section 3.2(b) hereof, in which case such 20% floor shall not apply and such Registrable Securities may be excluded pursuant to the provisions of Section 3.2(b) hereof. If the Company Underwriter determines in writing that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included in an offering for the account of any shareholder of the Company other than any Designated Holders (“Other Shareholders”) would materially adversely affect the price, timing or distribution of the securities offered or the price per security that will derive from such registration, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) all of the securities to be offered for the account of such Other Shareholders, (ii) the Registrable Securities to be offered for the account of the Designated Holders pursuant to this SECTION 5, as a group, which Registrable Securities shall be allocated pro rata among such other Designated Holders based on the number of Registrable Securities requested to be included in such offering by each such Designated Holder, (iii) all of the securities to be offered for the account of the Company, and (iv) other securities requested to be included in such offering; provided, however, that no such reduction shall reduce the shares of Registrable Securities held by the Designated Holders included in the registration to below 40% of the total amount of securities included in such registration unless such adverse effect is related to any of the matters contemplated by Section 3.2(b) above, in which case such 40% floor shall not apply and such Registrable Securities may be excluded pursuant to the provisions of Section 3.2(b). For the avoidance of doubt, no registration pursuant to this Section 5.1 shall relieve the Company of its obligations to register Registrable Securities pursuant to Sections 3.1, 3.2 and 5.1.

Exhibit K - 9

5.2	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 5.1 prior to the effectiveness of such registration whether or not any Designated Holder has elected to include Registrable Securities in such registration. A Designated Holder shall have the right, by written notice to the Company, to exclude all or any portion of such Designated Holder’s Registrable Securities from any Registration Statement effected pursuant to this Section 5 at any time prior to its effectiveness.

5.3	Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 5, whether or not such Incidental Registration becomes effective.

Section 6

UNDERWRITTEN OFFERINGS

6.1	Market Underwritten Offering. The Designated Holders may distribute all or any portion of the Registrable Securities then held by them by means of an underwritten offering; provided, that: (i) a Majority Interest has requested such underwritten offering (the “Electing Holders”); (ii) the Electing Holders provide written notice to the Company and the other Designated Holders of their intention to distribute Registrable Securities by means of an underwritten offering; (iii) the managing underwriter or underwriters thereof shall be jointly designated by the Company and the Electing Holders; (iv) each Designated Holder participating in such underwritten offering (each a, “Participating Holder” and collectively, the “Participating Holders”) agrees to sell such Participating Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Electing Holders entitled selecting the managing underwriter or underwriters hereunder; (v) each Participating Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; (vi) the Company shall be entitled to include securities in such underwritten offering amounting to not less than 20% of the aggregate offering; and (vii) the underwritten sale pursuant to this Section must be for a number of Registrable Securities, which based on the good faith determination by the Electing Holders, would result in gross proceeds of at least $20 million (excluding securities to be offered for the account of the Company).

Exhibit K - 10

6.2	The Company agrees that in the event an underwritten offering pursuant to Section 6.1 is undertaken, the Company shall (without limitation to the obligations of the Company set forth in Section 7):

(a)	enter into and perform customary agreements (including an indemnity agreement with customary indemnification provisions) and take such other actions as reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the underwriter, if applicable;

(b)	make available at reasonable times for inspection by any Designated Holder, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney retained by any such Designated Holder or any managing underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and such other information (collectively, the “Records”) as shall be reasonably necessary to enable any such Inspector to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Notwithstanding the foregoing, Records and other information that the Company determines, in good faith, to be confidential, and which is delivered to the Inspectors pursuant to written instruction to keep such information confidential, shall not be disclosed by the Inspectors or used for any purpose other than as necessary or appropriate for the purpose of such inspection (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (i) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (iii) the information in such Records was and/or becomes otherwise known to the Inspectors on a non-confidential basis, prior to or after its disclosure by the Company, or was and/or becomes generally available to the public. Each Designated Holder agrees that it shall promptly, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential, and such Designated Holder shall reasonably cooperate with the Company in connection therewith;

(c)	furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective and dated as of such date, an opinion of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions; and

Exhibit K - 11

(d)	obtain one or more “cold comfort” letters, dated the effective date of such Registration Statement and dated the date of the closing under the applicable underwriting agreement, signed by the independent certified public accountants of the Company who have certified the financial statements included in such Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the holders of a Majority Interest may request.

Section 7

REGISTRATION PROCEDURES

7.1	Obligations of the Company. Whenever registration of Registrable Securities is required or requested pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration of such Registrable Securities in accordance with the intended method of distribution thereof, and in connection with any such request, the Company shall, as expeditiously as possible:

(a)	before filing a Registration Statement or prospectus or any amendments or supplements thereto relating to Registrable Securities, the Company shall provide a single counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, subject to such documents being under the Company’s control. The Company shall reasonably cooperate with Holders’ Counsel in performing the Company’s obligations under this Agreement. The Company shall promptly notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC relating to Registrable Securities and take all actions required to prevent the entry of such stop order or to remove it if entered;

(b)	prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in Section 3, and if not so specified therein, the lesser of (i) one hundred and eighty (180) days and (ii) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

Exhibit K - 12

(c)	furnish to each seller of Registrable Securities, prior to filing a Registration Statement relating to Registrable Securities, at least one executed copy of such Registration Statement as is proposed to be filed, and thereafter such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and such other documents or prospectus as each such seller may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

(d)	register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller reasonably requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (i) qualify generally to do business as a foreign entity in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.1(d), or (ii) consent to general service of process in any such jurisdiction;

(e)	promptly notify each seller of Registrable Securities: (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement (but only if relating to Registrable Securities) has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment (but only if relating to Registrable Securities), when the same has become effective; (ii) of any comments or request by the SEC or any other federal or state Governmental Authority for amendments or supplements to a Registration Statement or related prospectus or for additional information (but only if relating to Registrable Securities); (iii) of the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of a Registration Statement relating to Registrable Securities or of any order suspending or preventing the use of any related prospectus or the initiation or threatening of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (v) of the existence of any fact or happening of any event (including the passage of time) of which the Company has knowledge which makes any statement of a material fact in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes to the Registration Statement or prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vi) determination by counsel of the Company that a post-effective amendment to a Registration Statement relating to Registrable Securities is advisable;

Exhibit K - 13

(f)	upon the occurrence of any event contemplated by clause (v) of Section 7.1(e), as promptly as practicable, prepare a supplement, amendment or post-effective amendment to such Registration Statement or related prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment or post-effective amendment of such Registration Statement or prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)	upon the occurrence of any event contemplated by clauses (iii) or (iv) of Section 7.1(e), as promptly as practicable, use its reasonable best efforts to promptly obtain the withdrawal of any such order or suspension and shall immediately notify each seller of Registrable Securities of any such withdrawal;

(h)	cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided, that the applicable listing requirements are satisfied;

(i)	keep Holders’ Counsel reasonably advised in writing as to the initiation and progress of any registration hereunder; provided, that the Company shall provide Holders’ Counsel with all correspondence with Staff or the SEC in connection with any Registration Statement filed hereunder to the extent that such Registration Statement has not been declared effective on or prior to the date required hereunder;

(j)	provide reasonable cooperation to each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(k)	cooperate with the Designated Holders of the Registrable Shares to facilitate the timely preparation and delivery of certificates representing such Registrable Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of any restrictive legends and in such denominations and registered in such names as such Designated Holders may request;

(l)	not later than the Required Effectiveness Date of any Registration Statement, provide CUSIP numbers for the Registrable Securities registered for resale under such Registration Statement, and provide the transfer agent for the Registrable Shares one or more certificates for such Registrable Shares, in a form eligible for deposit with the Depository Trust Company; and

Exhibit K - 14

(m)	take all other steps reasonably necessary and advisable to effect the registration of the Registrable Securities contemplated hereby.

7.2	Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing in response to requests made by the Staff or to permit the Company to comply with the rules and regulations of the SEC. The furnishing of such information shall be a condition to the inclusion of the seller’s shares in such registration.

7.3	Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of the Holders’ Counsel (including without limitation the fees charges and expenses incurred in connection with any amendments to a Registration Statement) not to exceed US$100,000 per Registration Statement, and (v) the reasonable fees, charges and expenses of counsel to the Company and of its independent certified public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 7.3 are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Designated Holders’ Registrable Securities.

7.4	Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of Section 7.1(e), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.1(f) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 7.1(b) by the number of days during the period from and including the date of the giving of such notice pursuant to clause (v) of Section 7.1(e) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 7.1(f) provided, that, no single suspension under this Section 7.4 shall exceed forty-five (45) days in any one hundred and eight (180) day period and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period.

Exhibit K - 15

7.5	Suspension of Sales. Notwithstanding anything in this Agreement to the contrary, so long as the Registration Statement is on Form F-1 or on any other form that does not allow for forward incorporation by reference of reports and other materials filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, the Company may suspend sales under such Registration Statement as follows (but, in any event, no single suspension event shall exceed forty-five (45) days in any one hundred and eighty (180) day period) and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period: (i) for the period commencing at the time that the Company disseminates a press release announcing its preliminary financial results for any fiscal period and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 20-F under the Exchange Act is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (ii) for the period commencing at the time that the Company disseminates a press release announcing a material development that would make a statement of a material fact in such Registration Statement untrue or misleading and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 6-K is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (iii) to the extent necessary to allow any post-effective amendment to the Registration Statement or supplement to the prospectus to be prepared and, if necessary, filed with the SEC and, in the case of a post-effective amendment, declared effective; and (iv) for a period during which the Company, in the good faith opinion of the Board of Directors, determines that the disclosure of material, non-public information concerning the Company or any of its subsidiaries would be materially detrimental to the Company; provided, that the Company shall promptly notify the Designated Holders in writing (I) of the existence of such material, non-public information (provided that in each notice the Company will not disclose the content of such material, non-public information to the Designated Holders) and the date on which such suspension will begin and (II) of the date on which such suspension ends.

Exhibit K - 16

Section 8

INDEMNIFICATION; CONTRIBUTION

8.1	Indemnification by the Company. The Company agrees to indemnify and hold harmless (to the fullest extent permitted by applicable law) each Designated Holder, its general or limited partners, members, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) any of the foregoing to the fullest extent permitted by applicable law from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability” and collectively, “Liabilities”), (i) arising out of or based upon or relating to any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary, final or summary prospectus, or document incorporated by reference into any of the foregoing (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), (ii) arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Designated Holder furnished in writing to the Company by such Designated Holder specifically for use therein, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with the sale of securities by such Designated Holder pursuant to any Registration Statement in which such Designated Holder is participating. The Company shall also provide customary indemnities to any underwriters (or persons, including broker-dealers or agents deemed “underwriters” within the meaning of the Securities Act) of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

8.2	Indemnification by Designated Holders. In connection with any Registration Statement in which a Designated Holder is participating pursuant to Section 3 or Section 5 hereof, each such Designated Holder shall promptly furnish to the Company in writing such information with respect to such Designated Holder as may be required by law or regulation for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not materially misleading or necessary to cause such Registration Statement or prospectus not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading. Each Designated Holder agrees to indemnify and hold harmless the Company, its directors, officers, Affiliates, and each Person who controls the Company to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only if such untrue statement or omission was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder specifically for use in such Registration Statement or preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing; provided, however, that the total amount to be indemnified by such Designated Holder pursuant to this Section 7.2 shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering to which the Registration Statement or prospectus relates.

Exhibit K - 17

8.3	Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) such parties have been advised in writing by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, in any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all similarly-situated Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

8.4	Contribution.

(a)	If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute (to the fullest extent permitted by applicable law) to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8.1 and 8.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering.

Exhibit K - 18

(b)	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 8.4(a). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 9

COVENANTS

9.1	Rule 144. The Company covenants that from and after the date hereof it shall use its best efforts to (i) timely file any reports required to be filed by it under the Exchange Act and (ii) promptly take such further action as each Designated Holder may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

9.2	Other Listings.

(a)	addition to the rights of the Designated Holders under Section 3, Section 5, Section 5 and Section 6 of this Agreement, in the event of the admission or listing of any Ordinary Shares of the Company or in the form of Depositary Receipts to or a stock exchange located in Asia or Europe (a “Asian/European Listing”), the Company shall take such action as may be necessary or required to include in such Asian/European Listing all Registrable Securities held by the Designated Holders and to enable Designated Holders to freely resell such Registrable Securities to the same extent as any other holder of Ordinary Shares of the Company on such securities exchange, and to maintain any such Asian/European Listing, subject to any “close periods” under the rules of such securities exchange.

(b)	Without limiting the generality of subsection (a), the Company shall take such action, including, without limitation, preparing, printing and circulating prospectus, listing particulars and other offering documents setting forth current information regarding the Company, to the extent reasonably required to facilitate and permit the offering and sale of Registrable Securities by, and on behalf of, the Designated Holders on such securities exchange.

Exhibit K - 19

(c)	If any part of the equity share capital of the Company is to be offered in Asia or Europe by the Company or any of its shareholders in a manner requiring the publication of a prospectus or listing particulars (an “Asian/European Public Offering”) pursuant to a firm commitment underwriting, the Company shall (i) each such time give written notice to the Designated Holders of its intention to do so and (ii) use its reasonable best efforts to include in such Asian/European Public Offering all of the Registrable Securities held by such Designated Holders from whom the Company has received written request for inclusion thereof within ten (10) Business Days of the receipt by such Designated Holders of the notice referred to in clause (i) above, to the same extent as provided by the incidental or “piggy-back” rights held by the Designated Holders pursuant to Section 5.

(d)	The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Section 9.2, including, without limitation, (i) listing, filing and other fees required to effect a Asian/European Listing or Asian/European Public Offering, (ii) all fees and expenses incurred in complying with securities laws or rules of the applicable jurisdiction or stock exchange (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with such compliance as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any Asian/European Listing or Asian/European Public Offering) and any legal fees, charges and expenses incurred by the Company and the reasonable fees, charges and expenses, if any, of the Designated Holders’ Counsel not to exceed $50,000, and (v) any liability insurance or other premiums for insurance obtained for the benefit of the Company and/or its directors and officers in connection with any Asian/European Listing or Asian/European Public Offering, regardless of whether such Asian/European Listing becomes effective or such Asian/European Public Offering commences. In the event any of the Registrable Securities held by the Designated Holders are sold pursuant to an Asian/European Public Offering, each Designated Holder shall bear the respective expense of any broker’s commission or an underwriter’s discount or commission relating to the sale of such Designated Holders’ Registrable Securities.

9.3	Limitations on Registration Rights. The Company shall not permit any Person, without the prior written consent of a Majority Interest, to include securities of the Company in any registration undertaken under Section 3 or Section 5 hereto.

Exhibit K - 20

9.4	Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities that would adversely affect the ability of the Designated Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

Section 10

MISCELLANEOUS

10.1	Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Ordinary Shares (including in the form of Depositary Receipts) and the Ordinary Shares Equivalents, (ii) any and all voting equity securities of the Company into which the Ordinary Shares or Ordinary Shares Equivalents are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Ordinary Shares or Ordinary Shares Equivalents and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

10.2	Other Registration Rights. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement, except with the prior written consent of a Majority Interest. The Company represents and warrants that no holder of the securities of the Company has the right to register securities of the Company on the initial or any subsequent Shelf Registration Statement.

10.3	Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages alone (including those specified in Section 3.3) would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

10.4	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in the manner provided for under the Purchase Agreement.

Exhibit K - 21

10.5	Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter; provided, that the rights of the Designated Holders contained in this Agreement shall be automatically transferred to the transferee of any Registrable Security provided that (i) such transferee agrees to become a party to this Agreement and be fully bound by, and subject to, all of the terms and conditions of the Agreement as though an original party hereto; (ii) the Company is furnished with written notice of (A) the name and address of such transferee, and (B) the securities with respect to which such registration rights are being transferred; (iii) immediately following such transfer the further disposition of such securities by the transferee is restricted under the Securities Act or applicable state securities laws if so required; and (iv) such transfer shall have been conducted in accordance with all applicable federal and state securities laws. All of the obligations of the Company hereunder shall survive any transfer. Except as provided in Section 8, no Person other than the parties hereto and their successors and permitted assigns are intended to be a beneficiary of this Agreement.

10.6	Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Designated Holders holding at least a Majority Interest; provided that any party hereto may give a waiver in writing as to itself.

10.7	Aggregation of Shares. All shares of Registrable Securities held or acquired by Affiliated entities or Persons or entities or Persons under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.8	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

10.9	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.10	GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION. Each of the parties hereto (i) shall submit itself to the non-exclusive jurisdiction of any federal court located in the State of New York or any New York state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue shall be proper as to proceedings brought in any such court with respect to such a dispute, (iii) shall not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any Party in the manner provided herein for the giving of notices shall be deemed, in every respect, effective service of process upon such party.

Exhibit K - 22

10.11	WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

10.12	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

10.13	Rules of Construction. Unless the context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars,” “dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, recitals, Schedules or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (vi) references herein to any gender or no gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (viii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (ix) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding;” (xi) the word “or” shall be disjunctive but not exclusive; (xii) references herein to any law (including any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, directive, ordinance, code, constitution, principle of common law, equity or treaty) shall be deemed to refer to such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (xiii) references to any contract means such contract as amended, supplemented or modified in accordance with the terms thereof; and (xiv) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

10.14	Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

Exhibit K - 23

10.15	Further Assurances. Each of the parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.16	Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under any other agreement including, but not limited to, the Charter Documents and the Purchase Agreement.

10.17	Termination. Except for the liabilities or obligations under Section 7.3 or Section 8, all of which shall remain in effect in accordance with their terms, this Agreement and the obligations of the parties hereunder (other than liability for the breach by any party hereto of any of the terms of this Agreement) shall terminate upon the end of the Effectiveness Period.

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Exhibit K - 24

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

CHINA CORD BLOOD CORPORATION

By:
Name:
Title:

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:
Name:
Title: